# MINING EXPLORATION AGREEMENT WITH OPTION TO LEASE

between

**COOK INLET REGION, INC.**

and

**TALON GOLD ALASKA, INC.**

Made as of the 26th day of February, 2008

Table of Contents

EXHIBITS

**MINING EXPLORATION AGREEMENT**
**WITH OPTION TO LEASE**

**THIS MINING EXPLORATION AGREEMENT WITH OPTION TO LEASE ("this Agreement")**, is made as of the _____ day of February, 2008 (the "Effective Date"), between

**COOK INLET REGION, INC. ("CIRI")**, an Alaska Native regional corporation, optionor

and

**TALON GOLD ALASKA, INC. ("TALON")**, an Alaska corporation, optionee.

A. WHEREAS, pursuant to the Alaska Native Claims Settlement Act, 43 U.S.C. § 1601 et seq., as amended ("ANCSA"), CIRI has selected and received from the Bureau of Land Management (the "BLM") interim conveyance of both the surface estate and subsurface estate of the lands depicted on the map attached hereto as Exhibit A ("the Map") (said lands are also described in Exhibit A-1 attached hereto); and

B. WHEREAS, the interim conveyance of the lands depicted on the Map is numbered 807 and dated March 14, 1984 and was subject to certain Permitted Exceptions (as defined below); and

C. WHEREAS, TALON desires to conduct exploration for certain minerals not only on the lands depicted on the Map that have been conveyed to CIRI but also on certain lands surrounded by or adjoining such conveyed lands, and the parties desire to identify those portions of all said lands which appear most promising for mineral production so that TALON can *both* exercise its option to lease certain portions of said lands pursuant to this Agreement *and* to release from this Agreement certain other portions of said lands that do not appear valuable for Minerals; and

D. WHEREAS, CIRI has agreed to grant to TALON the right to conduct mineral exploration activities on the CIRI Property depicted on the Map to the extent CIRI has the power and authority to do so and has agreed to grant to TALON the option to lease portions thereof subject to the terms and conditions set forth in this Agreement,

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

## 1. DEFINITIONS

As used in this Agreement, unless the context otherwise requires, the following terms have the following meanings:

"**Affiliate**" means a person, partnership, limited liability company, joint venture, corporation, or other entity which, whether through equity ownership or through contractual obligations: (i) can control, either directly or indirectly, or be controlled by a party hereto, or such party's successors or assigns, or (ii) is under the common control, with a party hereto, or such party's successors or assigns, directly or indirectly, of a third person or other entity.

"**Area of Interest**" means, with respect to the lands and interests depicted on Exhibit A, attached hereto, all interests in real property (other than CIRI Property) within the areas designated on such Exhibit A as the Area of Interest, including all interests in real property within the areas depicted on such Exhibit A as being within an adjoining area of interest, which for the purpose of this Agreement is any non-CIRI Property measured as a full section that is three miles from the exterior boundary of CIRI Property.

"**Arm's-Length Transaction**" means a sale where: (i) the consideration set forth in the sales contract is the sole consideration for the sale, and (ii) terms of the sale relating to or affecting price or value are not adversely influenced by any commercial relationship (other than that created by the contract itself) between the buyer and the seller or persons connected with the buyer or the seller , and (iii) neither the seller nor a connected person has any interest, direct or indirect, in the subsequent resale or disposal of the Mineral Products, or any product derived therefrom.

"**Assign**" means transfer, assign or sublet any interest in, or control of, or mortgage, pledge or encumber any interest in, or grant a security interest in.

"**Base Metals**" means copper, lead, zinc, nickel, iron, cobalt and manganese and any such minerals produced as by-product minerals from the production of Ores.

"**CIRI Property**" means all those real property interests within the Expenditure Area that, as of the date of this Agreement have been conveyed to CIRI pursuant to ANCSA either by interim conveyance or by patent, as depicted on the Map which is Exhibit A and as described on Exhibit A-1.

"**Commercial Production**" means mineral production operations extracting at least 1,000 tons of Ore per day from the Premises, on average, for a continuous period of six (6) months, subject to periods of Force Majeure or periods in which operations of that type are suspended due to normal weather conditions. Any operation mining less than an average of 1,000 tons of Ore per day during a continuous period of less than six (6) months shall not, for the purposes of this Agreement, be regarded as capable of Commercial Production unless the results of the appropriate Feasibility Study indicate that an average of something other than 1,000 tons of Ore per day is a viable level of full capacity production, whereupon the parties agree to discuss in good faith an alternative minimum tonnage requirement, and CIRI's consent to such an alternate minimum tonnage requirement may not be unreasonably withheld.

"**Confidentiality Agreement**" means that certain Confidentiality Agreement dated May 23, 2007 by and between CIRI and TALON.

**"Data"** means information in any form (including, without limitation, writings, recordings, information stored by electronic means, test data, charts, graphs, logs technical information, laboratory studies, surveys and maps) and copies of, reproductions of, and work product derived from or based on such information (including, without limitation, all analytical and interpretive data), concerning or relevant to the exploration or drilling for or production of Minerals, including, without limitation, all geophysical, geological, seismographic, engineering, well and well logs and well testing, land, environmental, and permitting data, but excluding all data that is in the public domain.

**"Designated Area"** means the number of acres and tract configuration which should be included in a Mining Lease in order to exploit fully and efficiently the Mineral deposit(s) associated with a Prospect.

**"Environmental Claim"** means any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages), expenses (including, without imitation, attorneys', consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which relate to, result from, arise out of, or are based on any claim of harm or damage to the environment, or claim of injury to persons or property resulting from an alleged harm or damage to the environment, (including, without limitation, the presence, use, disposal, storage, or release of Hazardous Substances) or on any Environmental Law.

**"Environmental Laws"** means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Substances, (ii) the generation, use, storage, transportation, or disposal of Hazardous Substances or (iii) occupational safety and health, industrial hygiene, mined land reclamation, land use or the protection of human, plant or animal health or welfare; including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Underground Injection Control Program of the Safe Drinking Water Act (42 U.S.C. §§ 300f - 300j-9), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. § 11001 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701-2761 et seq.) and any Alaska statutes addressing like or similar concerns, each as amended or supplemented, and any future or present local, state and federal statutes and regulations promulgated pursuant thereto.

**"Expenditure Area"** means all of the lands that are CIRI Property but no non-CIRI Property lands in the Area of Interest.

**"Exploration Expenditures"** means all actual, direct expenditures incurred after the date of this Agreement made by or on behalf of TALON in ascertaining the existence, location, quantity, quality, or commercial value of deposits of Minerals within the Expenditure Area. Without limiting the generality of the foregoing, Exploration Expenditures shall include the following:

(1) a pro rata share (allocated on an hourly basis) of the salaries of TALON's geologists, landmen and technical employees, while working on or for the direct benefit of the Expenditure Area, including but not limited to the costs of providing reports and samples to CIRI and attending any meetings required under this Agreement;

(2) the costs of any reclamation bond;

(3) the costs of all archaeological and cultural resources surveys; and

(4) tax payments made by TALON under **SECTION 6.6** of this Agreement.

Exploration Expenditures shall not include (a) payments made by TALON to CIRI pursuant to **SECTION 3** below, (b) any costs associated with raising or managing equity capital, (c) other than as provided above, any costs incurred in acquiring Third Party Property within the Expenditure Area, (d) other than as provided above, any payments made by TALON to third parties (in cash, services, or anything else of value) pursuant to agreements entered into with said third parties to acquire Third Party Property within the Expenditure Area, or (e) other than as provided above, any other general and administrative costs incurred by TALON associated with its performance under this Agreement.

**"Feasibility Study"** means a written report prepared by an independent mining consultant selected by TALON and approved by CIRI setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Mineral Products from a Mine in a Designated Area that recommends that all or part of the Designated Area should be brought into Commercial Production. It shall also describe in detail the method by which Commercial Production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs which a joint venture formed hereunder would undertake to identify and quantify new mining reserves in the Designated Area and shall also contain an analysis of applicable environmental and reclamation laws, an estimate of the cost of complying with such laws and shall describe in detail any of the Premises recommended as milling, smelter or other ore processing sites or waste rock, heap leaching or tailings sites. Such report shall be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in the United States. During the preparation of any Feasibility Study, TALON shall make available to CIRI for review all drafts of the Feasibility Study as they become available to TALON together with all data upon which the Feasibility Study or drafts are based. Upon reasonable notice CIRI shall be

invited to attend at CIRI's cost all formal project review meetings between the consultant and TALON held in connection with the preparation of any Feasibility Study.

**"Hazardous Substance"** means the following: (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance", "hazardous material", hazardous waste", "extremely hazardous waste" "acutely hazardous waste", "radioactive waste", "infectious waste", "biohazardous waste", "toxic substance", "pollutant" "toxic pollutant" or "contaminant", as well as any other formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "EP toxicity," or "TCLP toxicity"; (ii) drilling fluids, produced waters and other wastes associated with the exploration, development or production of Mineral Products; (iii) asbestos and any asbestos containing material; (iv) transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls (PCBs); (v) naturally occurring radioactive material; and (vi) any other chemical, material, or substance that, because of its quantity, concentration, or physical or chemical characteristics, exposure to which is limited or regulated for health and safety reasons by any governmental authority, or which poses a significant present or potential hazard to human health and safety or to the environment if released into the workplace or the environment.

**"Mine"** means one or more open pits, underground workings, in situ operations, and processing facilities within a single Designated Area if such open pits, underground workings, in situ operations, placer operations, and processing facilities are physically interrelated or for economic reasons should logically be developed in conjunction with one another.

**"Mineral(s)"** means all Precious Minerals and Base Metals occurring naturally in the earth but excluding Other Minerals.

**"Mineral Products"** means all Ores produced from the Premises which are sold, processed, or refined for their Mineral content and all products derived from such processing or refining including, without limitation, dore bullion, precipitates, and concentrates of Minerals.

**"Mining Lease"** means any mining lease entered into pursuant to this Agreement using the form attached hereto as Exhibit D, with such changes, if any, as may be agreed upon in writing by CIRI and TALON in their sole discretion.

**"Native Corporation"** has that meaning given in ANCSA.

**"Native"** has that meaning given in ANCSA.

**"Option"** means the option rights granted in **SECTION 2.1(c)** of this Agreement.

**"Option Period"** means the period commencing on the date of this Agreement and ending at 11:59 p.m. on December 31, 2009, unless extended for three years to 11:59 p.m. on December 31, 2012 pursuant to **SECTION 3.3** below, during which period TALON may exercise the Option.

**"Option Year"** means any year during the Option Period commencing at midnight on January 1st and ending at 11:59 p.m. on the following December 31, except that the first Option Year under this Agreement shall commence on the Effective Date of this Agreement and shall end at 11:59 p.m. on December 31, 2008.

**"Ore"** means all material produced from the Premises that contains one or more Minerals and are present in significant quantities to justify either (i) mining, extracting, or recovering from a place in the Premises and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Premises by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by or for TALON from the Premises and sold, processed, or refined by or for TALON, and all Mineral and non-Mineral components of all such materials and solutions.

**"Other Minerals"** means all geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, liquid or gaseous hydrocarbons, and all substances occurring and producible naturally only as gases, liquids, or fluids from wells.

**"Permitted Exceptions"** means all matters of record, if any, and such reservations, exceptions, exclusions, restrictions, and limitations as may be included in interim conveyances or patents issued to CIRI for property within the Expenditure Area pursuant to ANCSA, including but not limited to the following: valid existing rights (including but not limited to unpatented mining claims); reserved areas set aside by law, executive order, public land order, or similar action; lands previously leased by CIRI to third parties for purposes incompatible with this Agreement or the Mining Lease; lands designated as National Wild and Scenic River lands; cemetery and historic sites; air navigation sites; public land entries; Native allotments; lands underlying inland navigable waters, tidal waters, or coastal waters (including specifically Smith Lake); public easements, with the understanding that some Permitted Exceptions constitute Third Party Property; and the terms and provisions of that certain Grant of Site Easements dated April 8, 1986, recorded in Book 21 at Page 713 of the Mt. McKinley Recording District from CIRI to the State of Alaska, Department of Natural Resources which granted a one-acre surface estate easement at the southeast end of Smith Lake.

**"Person"** means an individual, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, governmental authority or any other entity or form of enterprise.

**"Positive Prefeasibility Study"** means a written study for a Prospect prepared by an independent mining consultant selected by TALON and approved by CIRI containing (1) an analysis of the possible economic viability of conducting commercial operations for the production, marketing, and sale of one or more Mineral Products from a Mine involving operations, (2) an analysis of the possible market for Mineral Products that may be produced from said Mine, (3) a discussion of the possible methods by which Commercial Production of Mineral Products may be achieved from said Mine, (4) a description of the possibly applicable environmental issues associated with the operation and reclamation of said Mine, including applicable environmental and reclamation laws, (5) a description of the recommended Designated Area for the prospect, (6) an analysis of the land status of all lands within the

Designated Area and possible impacts of such land status on the development and operation of said Mine, and (7) a recommendation, based upon drilling (except in cases of governmental prohibition on drilling) and limited metallurgical testing evidencing (in conjunction with such other testing and information as may be available) the possible continuity and grade of the mineralization on the Prospect, that continued focused exploration or development work be conducted on the Designated Area to determine whether all or a part of the Prospect can be brought into Commercial Production. The parties further acknowledge and agree that a Positive Prefeasibility Study will be used solely for the purpose of determining whether a Mining Lease should be entered into for a particular Prospect and that a Positive Prefeasibility Study will be adequate for this purpose if a reasonably prudent person familiar with the mining industry in North America would read such study and conclude that additional work should be performed in the Designated Area with the expectation that such additional work might reasonably lead to the development of a paying Mine within the Designated Area. The parties acknowledge that a Positive Prefeasibility Study cannot and will not be as rigorous or detailed as a full Feasibility Study. During the preparation of any Positive Prefeasibility Study, TALON shall make available to CIRI for review all drafts of the Positive Prefeasibility Study as they become available to TALON together with all data upon which the Positive Prefeasibility Study or drafts are based. Upon reasonable notice CIRI shall be invited to attend at CIRI's cost all formal project review meetings between the consultant and TALON held in connection with the preparation of any Positive Prefeasibility Study.

**"Precious Minerals"** means gold, silver, platinum group elements (platinum, palladium, rhodium, ruthenium, iridium and osmium) and other precious minerals (such as diamonds) and any such minerals produced as by-product minerals from the production of Ores.

**"Premises"** means such CIRI Property as may be included in a Mining Lease.

**"Prospect"** means an area of land within the CIRI Property containing mineralization that may be capable of development into a Mine.

**"Third Party Property"** means those interests in real property within the Area of Interest that are not CIRI Property.

## 2. GRANT OF EXPLORATION RIGHTS AND OPTION TO LEASE

2.1 Grant. With respect to the CIRI Property, and subject to the rights of termination as provided herein, CIRI hereby grants to TALON the following, for and during the Option Period:

(a) the nonexclusive right to use the surface of the CIRI Property to the extent such surface or the right to use such surface is owned or held by CIRI, subject to CIRI's right to review and approve the choice of surface locations for access routes and other surface facilities and place reasonable restrictions thereon, all in furtherance of activities undertaken pursuant to this Agreement;

(b) the sole and exclusive right to explore the CIRI Property for Minerals by conducting geological, geochemical, and geophysical activities and taking

samples (including drilling), if and to the extent permitted by the BLM or other governmental agency with jurisdiction over the affected portion of the CIRI Property prior to patent;

(c) the sole and exclusive Option, exercisable, upon giving written notice of exercise to CIRI, at any time and from time to time during the Option Period, to lease portions of the CIRI Property pursuant to the leasing procedure described in this Agreement; and

(d) the exclusive right to use on the CIRI Property at no cost to TALON, but with a quarterly usage accounting to CIRI, such reasonable amounts of sand, gravel, shot rock, aggregate, rock, and other materials as may exist on the CIRI Property, but only in furtherance of exploration activities undertaken by TALON on the CIRI Property pursuant to this Agreement.

2.2 Governmental Permits and Approvals. CIRI shall, upon request by TALON , make reasonable efforts but at no cost to CIRI to assist TALON in obtaining such permits and approvals (including, in particular, special use permits and water rights permits) from the BLM or other governmental agencies with jurisdiction over the CIRI Property and, to the extent required by law or regulation, CIRI shall join in all applications for such permits or approvals as are reasonably necessary for the exploration activities contemplated by this Agreement. In all cases, TALON shall be responsible for preparing all such applications. CIRI shall have the right to review such applications, as well as amendments thereto, before they are submitted and to suggest reasonable revisions. CIRI shall cooperate fully with TALON in seeking permits and approvals, including during the appeal of any denials or unreasonable conditions, as requested in good faith by TALON. Permits and approvals shall be issued to and in the name of TALON except that any water rights permits appurtenant to the CIRI Property shall be issued in the name of CIRI. TALON shall keep CIRI advised of all communications with regulatory agencies concerning the activities contemplated under this Agreement and shall invite CIRI, at CIRI's expense, to attend and participate in all meetings with regulatory authorities and vice versa. All fees, rentals, or other payments, if any, necessary for issuance of such permits and approvals shall be paid by TALON. No amendments to the terms of any permit or approval shall be sought by TALON without the written consent of CIRI, which consent shall not be unreasonably withheld.

## 3. OPTION PAYMENTS

3.1 Initial Rental Payment. Simultaneous with the execution of this Agreement, TALON shall pay to CIRI an initial option rental payment of $20,000.00 covering the period from the date of this Agreement through December 31, 2008.

3.2 Later Option Rental Payments. On or before the dates indicated below (if this Agreement is in effect on said respective dates but not otherwise), TALON shall pay to CIRI the following option payments:

| Date | Option Payment |
|---|---|
| January 1, 2009 | $20,000.00 |
| January 1, 2010 | $40,000.00 |
| January 1, 2011 | $40,000.00 |
| January 1, 2012 | $40,000.00. |

3.3 Extension of Option. TALON may extend the Option Period for one thirty-six-month period by notifying CIRI in writing on or before December 31, 2009 and by paying to CIRI on or before January 1, 2010 if this Option is otherwise still in effect, the amount of money required by **SECTION 10.1(b)** (the "Extended Term").

3.4 Scholarship Donations. TALON agrees that on execution of this Agreement and or before January 1, 2009, if this Agreement is still in effect and on or before each Option Year thereafter during the Option Period (if this Agreement is in effect on each said date but not otherwise), including any extension of the Option Period pursuant to **SECTION 3.3**, TALON shall contribute to The CIRI Foundation, or as otherwise directed by CIRI, for scholarships to educate CIRI shareholders and their direct descendants, the sum of $10,000.00.

## 4. EXPLORATION EXPENDITURE COMMITMENTS

4.1 Mandatory Expenditures. TALON agrees to make mandatory minimum Exploration Expenditures as set forth below. The obligation to make Exploration Expenditures for any Option Year accrues on the first day of that Option Year and not before.

(a) TALON shall spend at least $75,000 in Exploration Expenditures in the Expenditure Area on or before December 31, 2007 (see Exhibit B).

(b) Exploration Expenditures in excess of the minimum $75,000 amount required on or before December 31, 2007 as described above may be carried forward and credited toward the minimum Exploration Expenditures amount accruing for any of the subsequent years of this Agreement.

(c) The minimum Exploration Expenditure for subsequent Option Years shall be:

| Option Year Commencing | Minimum Exploration Expenditure |
|---|---|
| January 1, 2008 | $275,000 |
| January 1, 2009 | $400,000 |
| January 1, 2010 | $400,000 |
| January 1, 2011 | $500,000 |
| January 1, 2012 | $500,000. |

(d) If the calendar year commences and this Agreement has not been effectively terminated by TALON, then TALON shall be required to spend the minimum Exploration Expenditure or pay to CIRI an amount equal to the difference

between the minimum Exploration Expenditure for that year and the amount actually spent in that year prior to the effectiveness of termination of this Agreement.

4.2 Exploration Program and Budget. The annual program and budget for the first Option Year ending December 31, 2008, is attached to this Agreement as Exhibit B-1. On or before each December 1 during the Option Period, TALON shall consult with CIRI regarding the development of a program and budgets for Exploration Expenditures for the coming Option Year. On or before each December 15 during the Option Period, TALON shall submit to CIRI a draft program and budget for Exploration Expenditures for the coming Option Year. On or before each January 15 during the Option Period, CIRI and TALON shall meet at a mutually agreed time and place in Anchorage, Alaska to discuss TALON 's proposed program and budget for Exploration Expenditures for the coming Option Year. On or before each January 31 during the Option Period, TALON shall submit its final proposed program and budget (including such supplemental program and budget as may be proposed by CIRI) to the TALON Board of Directors. On or before each February 15 during the Option Period, the TALON Board of Directors shall approve a final program and budget for Exploration Expenditures for the Option Year incorporating such features and expenses as it desires, subject only to the requirements hereof.

4.3 Sampling. During the term of this Agreement, TALON agrees that in obtaining analyses and assays of mineral samples it will test for all Minerals which it reasonably believes may be present and of potential economic interest.

## 5. EXERCISE OF OPTION AND EXECUTION OF LEASE

5.1 Prefeasibility Study; Designated Areas. Once TALON has conducted at least 2,500 feet of core drilling for a Prospect on lands proposed for a Designated Area, made Exploration Expenditures of at least $800,000 for a Prospect within one (1) mile of the boundary of a Designated Area for a Prospect, and has submitted a Positive Prefeasibility Study for that Designated Area, TALON may exercise its Option to lease with respect to that portion of the Designated Area which is CIRI Property.

5.2 Execution of Lease.

Within 45 days of the receipt by CIRI of written notice from TALON that TALON has satisfied the requirements of SECTION 5.1, the parties shall execute the Mining Lease and TALON shall pay to CIRI the consideration required by SECTION 2.1(a) of the Mining Lease.

5.3 Additional Leases.

Once a Mining Lease has been entered into, TALON may elect to exercise its Option to lease from the remaining CIRI Property, from time to time during the Option Period, with respect to any one or more additional Designated Areas, by giving written notice to CIRI of its election and delivering to CIRI a copy of its Positive Prefeasibility Study for each such Designated Area.

## 6. CONDUCT OF OPERATIONS

6.1 Operational Standards and Compliance with Laws. All activities under this Agreement shall be conducted in a good and miner-like manner to the highest standards reasonably capable of being employed now or in the future by the mining industry. All activities under this Agreement shall be conducted in compliance with this **SECTION 6 and SECTION 12** relating to environmental matters as well as all applicable federal, state, and local laws and regulations, whether now existing or subsequently enacted, including those relating to reclamation of the CIRI Property, air quality, water quality, the treatment, storage, and disposal of wastes and Hazardous Substances. TALON recognizes that compliance with laws and regulations may not be adequate to meet the operational standards of this **SECTION 6.1** or the reclamation requirements of **SECTION 6.2** herein. The requirements of this **SECTION 6.1** shall merge into a Mining Lease, upon the issuance of that Mining Lease as to the lands included in the Mining Lease.

6.2 Condition of Sites and Facilities; Reclamation Bond.

(a) TALON shall, at all times, keep all areas of the CIRI Property on which it is conducting activities in a neat and clean condition, free of unnecessary accumulation of debris and waste resulting from TALON's operations. During the term of this Agreement, all improvements constructed on the CIRI Property by TALON shall be maintained in good condition and reasonably secured.

(b) Prior to commencement of exploration activities on the CIRI Property, TALON shall obtain for the benefit of CIRI a mining reclamation performance bond or other financial security in an amount equal to 150% of the amount required by all applicable laws relating to TALON's operations on the CIRI Property, without duplication. For purposes of the preceding sentence, TALON hereby waives any rights it may have under AS 27.19.050(a). CIRI shall have the right at any time to require verification of the existence and amount of financial security required by this **SECTION**. To the extent permitted by law, TALON shall name CIRI as co-beneficiary on any bond or other form of financial security obtained pursuant to this **SECTION**, or in favor of a federal, state or local governmental agency. TALON will spend a greater amount than the amount of the reclamation bond if necessary to meet the reclamation requirements of this Agreement and to meet or exceed requirements from the state and federal agencies.

6.3 Archaeological and Cultural Resources Clearances. Prior to conducting surface disturbing activities such as trenching, drilling, or similar mechanized operations on any site within the Expenditure Area, TALON shall conduct, through use of qualified personnel, an archaeological and cultural resources survey of each site to determine the existence of artifacts, remains, and places of cultural significance to Alaska Natives and, if such artifacts and remains are discovered or places identified, to minimize possible adverse effects on such sites from mineral exploration activities allowed under this Agreement. Selection of such personnel shall be made by TALON and approved by CIRI and a written report of each such survey shall be submitted to CIRI. CIRI acknowledges its obligation under **SECTION 8.1(a)** of this Agreement

to provide information to TALON about archaeological and cultural resources within the Expenditure Area.

6.4 Notice of Non-Responsibility. TALON shall post and maintain notices at its operations on the CIRI Property stating that CIRI shall not be responsible or liable for any claim for performing labor or furnishing materials, supplies, machinery, or other fixtures or for damages in connection with TALON's operations on the CIRI Property and that CIRI's interest in the CIRI Property shall not be subject to any lien or claim of lien therefore. CIRI acknowledges that CIRI shall be responsible and liable for any such claim or lien arising out of its own operations on the CIRI Property during the Option Period.

6.5 Liens and Encumbrances. Except with respect to its leasehold interest under any Mining Lease, its rights to Minerals, Ores, and Mineral Products produced pursuant thereto, and its improvements in a Designated Area subject to any Mining Lease, TALON shall not permit or allow the assertion by any person of any claim, lien, or encumbrance of any nature whatsoever arising out of or resulting directly or indirectly from its activities on the CIRI Property, including but not limited to TALON's interest in the Minerals, Ores, and Mineral Products located therein or derived therefrom and any improvements to the CIRI Property. If any such claim, lien, or encumbrance is asserted by any third person, TALON shall promptly discharge the same unless TALON in good faith contests the claim, lien, or encumbrance, in which event TALON shall provide CIRI with a bond or other reasonable assurance of payment acceptable to CIRI in an amount adequate to protect CIRI against loss from the claim, lien, or encumbrance and all costs associated therewith, including without limitation penalties and attorneys' fees.

6.6 Taxes. TALON shall pay when due, during the term of this Agreement, all real property taxes assessed against the CIRI Property and any of TALON's personal property and all TALON or CIRI improvements placed upon the CIRI Property. TALON shall have the right, at its option, to contest, in the courts or otherwise, in its own name or in the name of CIRI, the validity or amount of any such taxes or assessments, if it deems the same unlawful, unjust, unequal, or excessive, or to take such other steps or proceedings as it deems necessary to secure a cancellation, reduction, readjustment or equalization thereof, before it shall be required to pay the same. CIRI shall furnish to TALON duplicate receipts of all such taxes or assessments when paid. If CIRI receives tax bills or claims which are the responsibility of TALON hereunder, the same shall be promptly forwarded to TALON for appropriate action and, if not so forwarded, CIRI shall be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

6.7 Insurance. In addition to reclamation bonding required by **SECTION 6.2** above, TALON shall, at all times while conducting operations pursuant to this Agreement, comply fully with applicable worker's compensation laws and purchase protection for it and CIRI comparable to that provided under standard form insurance policies for the insurance at the limits described on Exhibit E hereto. CIRI shall be named an additional insured under all such insurance policies (to the extent permitted by law) and TALON shall cause CIRI to be furnished with insurance certificates evidencing such insurance at any time upon request.

6.8 Indemnification. Subject to the other provisions of this Agreement, each party shall protect, defend, indemnify, and hold the other party and its shareholders, employees, agents, and representative, and in the case of CIRI, the direct descendants of its shareholders, harmless from and against any and all losses, claims, actions, demands, damages, injuries, deaths, or other liabilities of any and every nature (collectively, "Liabilities"), resulting from a breach of the indemnifying party's warranties, representations, or covenants under this Agreement or arising in whole or in part, directly or indirectly, from the indemnifying party's operations or activities under this Agreement, except to the extent that such Liabilities result from the willful misconduct, gross negligence, or sole ordinary negligence of the party to be indemnified. The indemnifying party shall assume, on behalf of the other party, the defense of any lawsuit or administrative proceeding which may be brought against the other party and shall pay, on behalf of the other party, upon its demand, the amount of any judgment that may be entered against the other party in connection with the purposes for which this indemnification is given, if execution on any such judgment has not been stayed by appropriate court order. Neither TALON nor CIRI shall be liable to the other for punitive damages.

6.9 Coordination of Surface Uses. TALON and CIRI acknowledge that the surface of the CIRI Property has uses in addition to mineral exploration. CIRI reserves the right to manage and use the CIRI Property for all such uses during the term of this Agreement. Each party shall use reasonable and diligent efforts to notify and coordinate with the other so as to minimize interference to the activities of the other resulting from its activities.

6.10 Hunting, Fishing and Trapping; Protection of Subsistence Usage. TALON, its contractors and consultants, and its and their employees (a) shall not engage in any hunting, fishing, or trapping in the Expenditure Area without the prior written consent of CIRI, and (b) shall diligently minimize impacts on the subsistence use of the CIRI Property by CIRI shareholders and their descendants.

6.11 CIRI's Liability Limitations. CIRI shall not be liable to TALON, its agents, employees, or contractors for any losses, damages, expenses, liabilities, or claims therefore of whatever kind or character resulting from or arising out of any dangerous or hazardous conditions in the Expenditure Area, whether or not known to CIRI. This SECTION is not intended to limit in any way the tort immunity granted by Alaska Statutes § 09.65.200 (tort immunity for personal injuries or death occurring on unimproved land).

## 7. CONTRACTING AND HIRING PREFERENCES

7.1 Contracting Preference. TALON shall invite CIRI, or any entity designated by CIRI in which CIRI has a financial interest of 25% or more, to make proposals or bids on all contracts bid or let after the date of this Agreement relating to operations of TALON within the Expenditure Area and Area of Interest which TALON elects to have performed by an independent contractor, which are normally put out to general bid, and which are a type of contract that CIRI has previously notified TALON that it is interested in performing. Such notice shall be given initially within 60 days after the date of this Agreement and annually on or before the first day of January thereafter. To enable CIRI to have an adequate opportunity to prepare itself, and to associate with others in making proposals or bids for contracts, TALON

shall notify CIRI, as early as reasonably possible, of any contracts or activities in which CIRI has the opportunity to participate pursuant to this **SECTION**. In that event, CIRI or such entity shall be first and preferentially considered for such contracts to be performed for TALON as follows:

(a) Each proposal or bid from CIRI or such entity shall be accepted if (1) the goods or services offered are substantially equivalent in quality to those offered by the best acceptable competing proposal or bid received by TALON , (2) after full consideration of likely operating efficiencies, if any, it will cost no more than the best acceptable competing proposal or bid received by TALON , and (3) the experience and capability of CIRI or such entity, if applicable, to perform in accordance with good and accepted practices can be demonstrated by CIRI or such entity to TALON's reasonable satisfaction; provided, however, with respect to contracts for which CIRI's bid is not 10% more than any competing bid for contracts with a value of $200,000 or less and not more than 8% more than any competing bid for contracts with a value greater than $200,000, CIRI's bid shall be deemed to be acceptable.

(b) TALON agrees that both Peak Oilfield Services and Alaska Interstate Construction, LLC are experienced and capable of performing mining construction services for any operation of TALON.

7.2 Hiring Preference. TALON shall preferentially hire qualified or experienced CIRI shareholders and their qualified or experienced family members, if such persons are identified and available to TALON , and shall use all reasonable efforts to provide training for such shareholders and their family members to perform such phases and aspects of operations under this Agreement as is reasonably possible. CIRI acknowledges, however, that employment opportunities may be limited prior to the commencement of Commercial Production under any Mining Lease. Nevertheless, TALON agrees that it shall be its targeted goal that at least 55% or more of the individuals it or its subcontractors hire shall be CIRI Shareholders or their family members. Unless otherwise agreed, each contract entered into between TALON and any person to perform work relating to operations or other activities undertaken within the Expenditure Area and Area of Interest, and each subcontract thereunder, shall contain these same specific requirements binding upon such person similar to those set forth in this **SECTION** and making CIRI a third party beneficiary with the power to enforce such rights. TALON shall cooperate in good faith with CIRI to encourage its contractors and subcontractors to comply with such requirements. CIRI agrees it will assist TALON in involving the appropriate CIRI personnel to enable TALON to comply with this **SECTION**. For purposes of this section, the term **"Family Members"** shall mean the parent, sibling or offspring (whether by blood, marriage, or by adjudication of adoption) of a CIRI shareholder.

7.3 No Violation of Laws. TALON shall comply with **SECTIONS 7.1** and **7.2** only to the extent that such compliance does not violate any federal, state, or local law.

## 8. INFORMATION AND REPORTS

8.1 Information.

(a) CIRI will make available for TALON's inspection and copying at TALON's expense all information which it has available as to the Expenditure Area and Area of Interest, including but not limited to (i) information regarding archaeological and cultural resources on such lands and any data obtained from mineral exploration on such lands and (ii) historic geologic data, if any, in CIRI's files, including "Information" provided by CIRI to TALON pursuant to the Confidentiality Agreement; provided, however, CIRI makes no representations or warranties concerning such information or data and shall not be liable to TALON or third parties for the accuracy or completeness of any information made available to TALON . CIRI represents and warrants to TALON that neither CIRI nor its Affiliates is a party to any other contract or agreement providing for the mineral exploration of the Expenditure Area and the providing of information to TALON under this SECTION is not restricted in any way by contractual obligations of CIRI or its Affiliates. TALON shall indemnify and hold CIRI harmless from any such liability or responsibility alleged by TALON or third parties who obtain such information from or through TALON. TALON shall treat all such information and data supplied by CIRI as confidential in accordance with **SECTION 17** of this Agreement.

(b) CIRI and TALON recognize the high risks and uncertainties involved in the interpretation of any information provided by TALON under this SECTION. TALON's interpretation or analysis of any information shall be made in good faith and based on its expertise, provided however that TALON makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to CIRI or third parties for any damages or injury arising out of or resulting from any information or reliance thereon unless TALON knowingly makes misrepresentations.

(c) Technical materials generated and samples collected during the term of this Agreement with respect to any lands referenced in this Agreement, or copies of such materials and representative splits of samples, will be provided to CIRI at the termination of the Agreement as to said lands (or in the case of materials and samples relevant to further development of CIRI Property then subject to a Mining Lease, at the termination of such Mining Lease). Such materials and samples will be thoroughly labeled, indexed, and preserved, in accordance with reasonable mining industry standards, throughout the term of this Agreement. Exceptions to this requirement, such as for water and vegetation samples, will be made by CIRI as reasonably requested by TALON. CIRI shall have the right, at any time upon reasonable notice, to inspect all samples, drill stem cuttings, and drill core taken by TALON , provided that CIRI shall pay any costs associated with CIRI's inspection, including, but not limited to the costs of travel to the site of sample storage. At CIRI's request, TALON shall furnish to CIRI's representative splits of all such samples, cuttings and cores, provided that CIRI shall pay the costs associated with providing the splits to CIRI, and provided further that TALON shall not be required to take duplicate samples or provide splits when it desires to employ any form of testing that requires all of the sample material and that will destroy the sample. Examples of technical materials and samples to be provided to CIRI at the termination of the Agreement as to any particular lands are as follows:

(1) Sample Materials: Geochemical samples, rock samples, core samples, thin section, and other materials gathered during the course of exploration and evaluation. Specifically, geochemical sample pulps will be stored throughout the program.

(2) Sample Location Maps: Detailed maps showing the locations of geochemical samples, geophysical flight lines and field stations, and geologic mapping will be maintained at a scale sufficient to allow relocation or reproduction of samples or surveys.

(3) Field Notes, Sample Cards, Daily/Weekly Logs: Field investigation will be conducted in a uniform and systematic manner whenever possible and in consultation with CIRI. These investigations will be documented by field notes, systematic and unique sample numbers and data cards for geochemical and rock samples, and daily or weekly logs summarizing the activities of individual camps or geologists.

(4) Geophysical Data: Air photos, satellite imagery, airborne and ground geophysical survey data acquired, used, or generated by the program, including but not limited to all raw data, will be provided to CIRI along with adequate documentation as to dates of survey, contractors, and sources of information.

(5) Data Base: Data acquired by the program will be maintained in a computerized data base consistent with CIRI's standards, or standards required by CIRI, which shall include at a minimum geochemical analytical data and their respective digitized sample location maps, information on sample type analytical procedures, and analysis dates. CIRI will provide to TALON CIRI's geochemical database template.

8.2 Reports and Technical Meetings.

(a) TALON shall electronically (by E-mail) submit to CIRI monthly progress reports setting forth TALON's progress at implementing the approved program and budget for each Option Year and any exploration activities conducted within the Area of Interest.

(b) TALON shall prepare and submit to CIRI a draft annual report for each Option Year during the term of this Agreement on or before January 1 of said Option Year and TALON shall provide three copies of the final annual report for each Option Year during the term of this Agreement on or before January 31 of said Option Year. This report shall contain a description of work done within the Expenditure Area and Area of Interest, results of sampling, drill logs and maps, a narrative of TALON's analysis of the results, and the other types of information described below. In addition, TALON shall include as an appendix to each annual report an identification of those portions of the CIRI Property which are of no further interest to

TALON for activities under this Agreement. CIRI and TALON recognize the high risks and uncertainties involved in the interpretation of any information provided by TALON under this **SECTION 8.2.** TALON's interpretation or analysis of any information shall be made in good faith and based on its expertise, provided however that TALON makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to CIRI or third parties for any damages or injury arising out of or resulting from any information or reliance thereon unless TALON knowingly makes misrepresentations.

The Annual Report will have the following characteristics:

(1) The Annual Report may consist of several volumes depending on the nature of the work.

(2) The Annual Report shall review activities by several categories:

(A) Exploration: concepts, methodologies and results

(B) Geographic areas of investigation, specifically by CIRI Property Prospect and associated Area of Interest

(C) Minerals studied, to reflect the diversity of exploration conducted and to demonstrate that all Minerals have been reasonably and adequately considered

(3) The following topics shall be addressed in the Annual Report as separate sections:

(A) Executive Summary

(B) Introduction: location of activities, background on each project, participants, and a general overview of activities; goals and objectives of the program, including specific targets, regional activities and methodology

(C) Logistics: personnel, dates of activities, location of camps, laboratory and sampling techniques

(D) Background geology and previous work

(E) Results, including goals achieved, new concepts, particular problems or obstacles, including permitting and environmental constraints encountered or identified

(F) Recommendations for future work

(G) Draft Program and Budget for coming Option Year

(H) Appendices:

1. Geologic Maps

2. Geochemical Results: copies of lab sheets showing techniques, lab and other related information

3. Geophysical results: showing techniques, contractor lines and stations, and other appropriate information

4. Sample location maps at a scale of one inch = one mile or more detailed, depending on specific work conducted

5. Core logs

6. Sample descriptions

7. Photos of core, facilities, samples, or Prospects useful in evaluating the program

8. Prioritization analysis and lists (beginning in second Option Year)

9. Other sections and topics may be added at the discretion of the parties.

(c) On or before January 31 of each Option Year during the term of this Agreement, TALON shall submit to CIRI an accounting showing the Exploration Expenditures on the Expenditure Area in said Option Year. Such accounting shall be prepared using generally accepted accounting principles as consistently employed in the United States.

(d) TALON shall meet in Anchorage, Alaska with CIRI and their technical experts at least semi-annually to ensure the review of technical data, project status, compliance with **SECTION 7** and other matters.

## 9. <u>ACCESS TO THE PROPERTY AND SAMPLING BY CIRI</u>

9.1 <u>Entry</u>. During the Option Period, CIRI and its duly authorized representatives may enter upon the CIRI Property and, to the extent that TALON has authority to allow entry, may enter upon Third Party Property within the Expenditure Area or Area of Interest, for any purpose at its and their sole risk and expense provided that such entry does not unreasonably interfere with TALON's operations within the Expenditure Area or Area of Interest. CIRI agrees to hold as confidential, in accordance with **SECTION 17** of this Agreement, any information relative to TALON 's operations within the Expenditure Area or Area of Interest gained by such entry.

9.2 <u>Sampling</u>. During the Option Period, CIRI and its duly authorized representatives may take such samples from the CIRI Property and, to the extent that TALON has authority to allow entry, from Third Party Property within the Expenditure Area or Area of Interest, provided, however, that such sampling does not unreasonably interfere with TALON's

operations within the Expenditure Area or Area of Interest. Any information gained from such sampling by CIRI shall be considered as confidential by CIRI within the meaning of **SECTION 17** below and shall be shared with TALON.

## 10. RELEASES AND CONVEYANCES OF PROPERTY

10.1 Releases of Property by TALON.

(a) From time to time during the Option Period, as more fully described herein, lands included in the CIRI Property which TALON has elected not to explore further for Minerals shall be released by TALON from this Agreement by written notice to CIRI in units of not less than whole sections with the limitation that all CIRI Property not released shall be configured in reasonably compact and contiguous units, comprised of whole sections, substantially in the shape of a square or a rectangle whose length is no more than three (3) times its width; and

(b) If TALON elects pursuant to **SECTION 3.3** to extend the Option Period for **three** additional years, then on or before January 1, 2010 TALON shall either (i) have released from this Agreement by written notice to CIRI at least fifty percent (50%) of the Premises or (ii) notified CIRI that it has elected not to reduce the Premises by at least fifty percent (50%), in which event TALON shall pay a one-time bonus to CIRI on or before January 1, 2010 equal to five dollars per acre for each acre in excess of 7,660 acres remaining under this Agreement; provided, however, TALON shall not be required to reduce acreage under this Agreement in excess of 50% of the Premises if it demonstrates to CIRI's reasonable satisfaction that there exists a compelling geological argument to retain acreage in excess of 50% but it shall in such event still be required to make the bonus payment required by (b)(ii) above. All releases by TALON shall comply with the parcel size restrictions of this **SECTION** and be made in cognizance of possible additional limitations imposed by **SECTION 5** of this Agreement.

(c) CIRI, in its sole discretion, may make any decision regarding disposition of those portions of the CIRI Property released by TALON from this Agreement. Identification by TALON of lands of no further interest to TALON under this **SECTION 10** shall have the effect of releasing such land from this Agreement.

## 11. TITLE

11.1 Representations and Warranties. CIRI represents and warrants to TALON as follows:

(a) it has received interim conveyance of the CIRI Property pursuant to ANCSA subject to certain Permitted Exceptions, and it has the sole and exclusive rights to deal in and with the CIRI Property in accordance with this Agreement;

(b) the CIRI Property, subject to certain Permitted Exceptions and except as otherwise disclosed in writing by CIRI to TALON prior to the date of this Agreement, is free and clear of any lien, encumbrance, or other interest of any kind arising by, through, or under CIRI.

Except as expressly set forth above, CIRI makes no representations or warranties as to title to the CIRI Property, whether express, implied, or statutory. Except for the limitations noted in **SECTION 6.9** of this Agreement, CIRI to the best of its knowledge represents that it has not taken and covenants that it will not take any action with respect to title to or the status of the CIRI Property that would impair or diminish TALON's rights under this Agreement or any Mining Lease. CIRI further represents that there are no agreements, arrangements, or understandings to which CIRI is a party (other than those referred to in this Agreement) regarding the CIRI Property or any part of it.

11.2 Land Records. While this Agreement is in effect, at TALON's request, CIRI will make available to TALON for inspection and copying, at TALON's expense, copies of all land records relating to the CIRI Property in CIRI's possession or control. CIRI makes no warranties or representations and shall not be liable to TALON or third parties for the accuracy or completeness of any information made available to TALON . TALON shall indemnify and hold CIRI harmless from any such liability or responsibility alleged by TALON or third parties who obtain such information from or through TALON . TALON recognizes that information regarding the land status of the CIRI Selected Property and likely Permitted Exceptions may be available in the BLM records.

11.3 Title Curative Measures. If in the opinion of legal counsel to TALON, CIRI does not own or hold the CIRI Property as represented above, then (in addition to any other rights which it might have under this Agreement or at law generally) TALON shall have the right to take such action as will produce a title satisfactory to it, at its own expense. Upon the request of TALON and at TALON's sole expense, CIRI shall bring or join in any administrative proceeding or litigation relating to the title to any CIRI Property and shall otherwise cooperate fully with TALON in its title curative efforts hereunder, except that CIRI shall not have any obligation to bring, to join in, or to cooperate with TALON in any administrative proceeding or litigation relating to a Native allotment conflicting with title to any CIRI Property. TALON shall have the right to set off against the Option Payments set forth in **SECTION 3.2** any and all reasonable amounts expended by it to cure title deficiencies that constitute a breach of CIRI's "by, through or under" warranty described in **SECTION 11.1**. If TALON acquires Third Party Property as part of such title curative actions, such acquisitions shall be treated as acquisitions within the Expenditure Area.

## 12. ENVIRONMENTAL PROVISIONS

12.1 General Prohibition. TALON shall not cause or permit any Hazardous Substances to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the CIRI Property by TALON, its Affiliates, agents, employees, contractors, subleases, assignees or invitees except in accordance with applicable Environmental Laws and prudent business practices, and as reasonably necessary for TALON's operations hereunder.

12.2 Compliance with Environmental Laws. TALON shall at all times and in all respects conduct its operations in compliance with all applicable Environmental Laws and prudent industry practices relating to industrial hygiene, environmental protection or the use,

analysis, generation, manufacture, storage, presence, disposal or transportation of any Hazardous Substances.

12.3 Environmental Assessment. If at any time CIRI should have a reasonable belief that a potential Environmental Claim may exist, then CIRI shall have the right at TALON's sole cost and expense, to require TALON to undertake a Phase I Environmental Site Assessment (as described in the American Society for Testing and Materials Annual Book of ASTM Standards) or its equivalent ("Environmental Assessment"), under direction of CIRI, prepared by an independent, competent, and qualified engineer or other qualified environmental assessor or expert satisfactory to CIRI (the "Environmental Consultant"). The Environmental Assessment shall not require subsurface inspection, testing, or sampling, and shall be limited to such investigation as is reasonably necessary to determine whether such subsurface investigation is necessary or advisable. In the event the Environmental Consultant recommends additional testing or investigation, such additional testing or investigation shall be at TALON's expense. If the Environmental Consultant does not recommend such additional testing or investigation, additional testing or investigation may be undertaken at CIRI's option and at CIRI's sole expense. An Environmental Assessment on the same terms and conditions as set forth above in this **SECTION 12.3** shall also be conducted at TALON's sole cost and expense, in connection with TALON's surrender of any CIRI Property or the termination of this Agreement. TALON shall in each instance promptly comply with all reasonable suggestions or recommendations of such Environmental Assessment at TALON's sole cost and expense. TALON also agrees to comply with CIRI's reasonable request for additional information including questionnaires, necessary to assure CIRI of TALON's compliance with the provisions of this **SECTION 12.3**. If the Environmental Assessment or any other reliable information received by TALON discloses that, due to any act or failure to act by TALON or TALON's employees, agents or contractors, the CIRI Property is in violation of any Environmental Laws or that conditions on the CIRI Property present a material risk of liability under Environmental Laws, or that would require any remedial action pursuant to any Environmental Laws, rules or regulations of a governmental authority, TALON shall promptly cure all matters raised therein at TALON's sole cost and expense. If CIRI has required TALON, pursuant to the terms of this **SECTION 12.3**, to perform two Environmental Assessments (other than an Environmental Assessment performed upon surrender of the CIRI Property) which have both resulted in no suggestions or recommendations by the Environmental Consultant, then any additional Environmental Assessments (other than an Environmental Assessment performed upon surrender of the CIRI Property) which results in no suggestions or recommendations by the Environmental Consultant shall be paid for by CIRI.

12.4 Hazardous Substance Handling. TALON shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for TALON's use of the CIRI Property, including, without limitation, discharge of (appropriately treated) materials or wastes, and TALON, upon written request by CIRI, shall promptly deliver to CIRI copies of all permits, licenses, approvals, filings, and reports reflecting the legal and proper generation, production, use, storage, treatment or disposal of all Hazardous Substances generated, used, stored, treated or removed from the CIRI Property. TALON shall cause any and all Hazardous Substances that are removed from the CIRI Property to be removed and transported solely by duly licensed haulers to duly licensed facilities for lawful use, reuse, recycling, treatment, or final disposal of such

materials and wastes. All reporting obligations imposed by Environmental Laws are strictly the responsibility of TALON. For purposes of this **SECTION 12**, any Minerals that are in a state in which they are usable as useful products and that are not released, discharged, disposed of, or transported from, or otherwise present at, in or under the CIRI Property in violation of any Environmental Law or in a manner that may give rise to an Environmental Claim, shall not be deemed to be Hazardous Substances.

12.5 Notification. TALON immediately shall notify CIRI in writing of: (i) any material spill, release, discharge or disposal of any Hazardous Substance in, on, or under the CIRI Property in violation of Environmental Law or that may give rise to an Environmental Claim ("material" being defined as any spill, release, discharge, or disposal otherwise required to be reported to any state or federal governmental agency); (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated or threatened (if TALON has notice thereof) pursuant to Environmental Law; (iii) any claim made or threatened by any person against TALON, the CIRI Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Substances in, on, under or about or removed from the CIRI Property pursuant to Environmental Laws, including any complaints, notices, warnings, reports or asserted violations in connection therewith.

12.6 Remediation Duties. TALON shall be responsible for undertaking and performing any Remedial Work that is required due to the presence in, on, under or adjacent to the CIRI Property of any TALON Related Substances. As used herein, the "Remedial Work" means any investigation, monitoring, clean-up, containment, remediation, removal, response cost, or restoration work and the preparation and implementation of any closure, remedial or other required plans that are: (i) required or performed by any governmental agency or entity having jurisdiction over the CIRI Property, or (ii) required to return the CIRI Property (or any area adjacent to the CIRI Property affected by TALON's operations or activities on the CIRI Property) to an environmental condition which is in compliance with all Environmental Laws. As used herein, "TALON Related Substances" means Hazardous Substances that TALON causes or permits to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the CIRI Property. Notwithstanding the foregoing, TALON shall not perform any Remedial Work in or about the CIRI Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Environmental Claims in any way connected with the CIRI Property without first notifying CIRI of TALON's intention to do so and affording CIRI the opportunity to appear, intervene or otherwise appropriately assert and protect CIRI's interest with respect thereto.

12.7 Termination of Agreement. Upon termination of this Agreement, TALON shall complete, within a reasonable time not to exceed two years, any Remedial Work that is required due to the presence of any TALON Related Substances in, on, under, or adjacent to the CIRI Property. After completing the Remedial Work, in accordance with **SECTION 12.3** TALON shall provide CIRI with an Environmental Assessment that shall establish that there are no TALON Related Substances in the soil, groundwater or air in, on, under or adjacent to the CIRI Property in violation of any Environmental Law or prudent business practices.

12.8 Environmental Indemnity. TALON shall defend and indemnify and hold CIRI, and each of CIRI's shareholders, shareholder descendants, officers, directors, employees, agents, attorneys, successors and assigns harmless from and against any and all Environmental Claims arising from or caused in whole or in part, directly or indirectly, by (i) TALON's use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Substances to, in, on, under, about or from the CIRI Property or the Area of Interest; or (ii) TALON's use of the CIRI Property or the Area of Interest, or TALON's operations or activities or activities on or relating to the CIRI Property or the Area of Interest; or (iii) TALON's failure to comply with any Environmental Law whether knowingly or unknowingly, the standard herein being one of strict liability, or (iv) any breach of any of the obligations of TALON contained in **SECTION 12**. TALON shall have no obligation to indemnify CIRI for any condition that existed on the CIRI Property or the Area of Interest prior to the Effective Date of this Agreement, nor any condition not arising from or caused, in whole or in part, directly or indirectly by the matters described in **SECTION 12**, except to the extent TALON has exacerbated such pre-existing condition.

## 13. ACQUISITIONS WITHIN EXPENDITURE AREA AND AREA OF INTEREST

13.1 Acquisition by TALON.

(a) If TALON or any Affiliate of TALON acquires any interest in real property including a Third Party Property within the Expenditure Area or the Area of Interest, including any federal or state mineral interests acquired by the location of unpatented federal or state mining claims, and if such real property interest is acquired (a) at any time during the term of this Agreement or (b) within three (3) years after the date of notice from TALON to CIRI releasing all CIRI Property other than such CIRI Property as may then be subject to a Mining Lease, then TALON shall promptly give notice of such acquisition to CIRI.

(b) CIRI shall be entitled to receive a Royalty with respect to such acquired real property interest, including a Third Party Property, within the Expenditure Area or the Area of Interest in the form attached hereto as Exhibit C, Conveyance of Overriding Royalty, in the amount calculated as being equal to one-half of the production royalty payable to CIRI under the Mining Lease without regard to whether a Mining Lease is issued for any adjacent CIRI Property.

(c) TALON shall cause its Affiliates to be bound to the provisions of this **SECTION** by written agreement and such agreement shall specify that CIRI is an intended third party beneficiary with the right to independently enforce the provisions of this **SECTION** against the Affiliate. If any Affiliate of TALON ceases to be an Affiliate of TALON, the time periods listed in **SECTION 13.2(a)** shall begin to run at the time such Affiliate ceases to be an Affiliate of TALON .

13.2 Survival of Expenditure Area and Area of Interest. **SECTION 13.1** of this Agreement shall survive the termination or expiration of this Agreement. If on its face both

**SECTION 13.1** of this Agreement and the "area of interest" provision of any Mining Lease apply to any particular lands, only the area of interest provision of said Mining Lease shall be deemed to apply.

## 14. DEFAULT: TERMINATION OR ABANDONMENT OF PROPERTY

14.1 Default. (a) If TALON fails to (i) make the payments required by **SECTION 3**, or (ii) make the mandatory minimum Exploration Expenditures required by **SECTION 4**, (iii) violates its obligations under **SECTION 16.2** relating to a transfer of TALON (as defined below), or (iv) otherwise materially defaults in the performance of its obligation hereunder and does not cure such default within seven (7) days after receipt of written notice as to a monetary default or within thirty (30) days after receipt of notice as to any other form of default, the Option granted hereby shall terminate and all funds designated for minimum Exploration Expenditures for the ensuing year, if any, which have not been expended shall be paid to CIRI by TALON.

(b) However, if TALON indicates in writing within the thirty (30) day notice period that TALON will cure the non-monetary default (including defaults under **SECTION 4.1** but not a failure to make option payments under **SECTION 3**) specified in CIRI's original notice, and TALON commences its actions towards cure within the thirty (30) day period and thereafter diligently pursues all steps necessary to cure the default as expeditiously as is reasonable under the circumstances, then this Agreement shall continue so long as TALON is expeditiously attempting to cure the default and thereafter if the default is so cured; provided, however, the parties agree that TALON shall have no right to pursue the cure of a non-monetary default if a reasonable person would conclude the default cannot be cured or any attempt to cure would be futile. If TALON gives written notice to CIRI within the time period of CIRI's original written notice that TALON disagrees with CIRI that there has been a non-monetary default (including defaults under **SECTION 4.1**) and also seeks a judicial determination of the dispute between TALON and CIRI in a state or federal court located in Anchorage, Alaska, then CIRI may not terminate this Agreement pending the resolution of the judicial proceedings. If a judicial decision determines that TALON has defaulted in any non-monetary obligation under this Agreement, TALON shall have 30 days from the date of the receipt of the decision to cure the default. If the cure cannot be accomplished within 30 days, TALON will commence its actions towards a cure within thirty days and thereafter diligently pursue all steps necessary to cure the default as expeditiously as is reasonable under the circumstances; provided, however, the parties agree that TALON shall have no right to pursue the cure of a non-monetary default if a reasonable person would conclude the default cannot be cured or any attempt to cure would be futile.

(c) Notwithstanding the provisions of **SECTION 14.1(b)**, failure by TALON to timely and properly make the payments required by **SECTION 3** within the seven (7) day grace period provided in **SECTION 14(a)** shall result in an automatic termination of this Agreement without any further rights in TALON to cure that default.

14.2 Abandonment.

(a) In the event TALON elects to abandon any interests owned or controlled by it in any Third Party Property within the Area of Interest or any property acquired under **SECTION 13.2**, it shall first offer such interests to CIRI who shall have sixty (60) days in which to elect in writing to receive a conveyance of all or some of such interests.

(b) TALON has the right to terminate this Agreement at any time by delivering a written notice to CIRI, which termination shall take effect upon any future date set forth in the notice, according to the terms of this Agreement, or if no date is specified, upon the date of delivery of the notice; provided, however, TALON shall be responsible to CIRI to satisfy all accrued obligations as of the effective date of the termination. As a matter of clarity, if TALON elects to terminate this Agreement after an Option Year has commenced, it shall be required to satisfy all its obligations, including Option Payments and Mandatory Expenditures for that Option Year.

14.3 Termination. If all or any part of the CIRI Property is surrendered or this Agreement is terminated with respect thereto, then:

(a) Upon CIRI's request, TALON shall deliver to CIRI all samples and copies of any information acquired by TALON from its operations on such surrendered CIRI Property, including specifically interpretative reports and analysis of data;

(b) In accord with the standards set forth in **SECTION 8** of the Mining Lease, TALON shall clean up and restore all exploration and drill sites and other parts of the surrendered CIRI Property used in its operations under this Agreement and in doing so also shall perform all acts of reclamation as are necessary to comply with federal, state, and local laws in force at the time of abandonment consistent with **SECTIONS 6.1**, **6.2** and **12** above, and reclaim the surrendered CIRI Property to approximately its original state and contour to the greatest extent practicable;

(c) TALON shall remove its buildings, plant machinery, equipment, wastes, and hazardous substances from the surrendered CIRI Property within ninety (90) days after such termination or abandonment; and

(d) TALON shall deliver to CIRI a quitclaim deed in recordable form forever releasing any and all interest in the surrendered CIRI Property to CIRI.

Upon the completion of all of the foregoing, TALON shall have no further rights, obligations, or liabilities to CIRI under this Agreement, except for those rights, obligations, or liabilities arising under **SECTIONS 6.1, 6.2, 6.5, 6.8, 6.11, 12, 13,** and **17** of this Agreement.

## 15. FORCE MAJEURE

To the extent that TALON is prevented from carrying out its obligations hereunder as contemplated in a Program and Budget adopted pursuant to **SECTION 4.2**, by reason of any cause beyond the reasonable control of TALON , including without limitation fire, accident, flood,

war, strike, civil disturbance, governmental action or inaction (including but not limited to executive, legislative, judicial, or administrative law, rule, policy, decision, decree, order, or failure to act), failure of title, or non-performance of CIRI not otherwise resulting in a breach of this Agreement, the performance of its obligations hereunder with respect to the Exploration Area and the associated Area of Interest (except the making of payments pursuant to **SECTION 3**) shall be suspended for the period that such cause prevents TALON from so performing its obligations and the term of this Agreement, the Option Period, and all other time restrictions shall be extended by the number of days as such cause exists. If the event of force majeure prevents TALON from satisfying its obligations to perform field work during the field season, the extension of the term of this Agreement and the Option Period shall be for a number of days during the next succeeding field season equal to the number of days that force majeure prevented field work. Exploration Expenditures not completed during any year shall be added to the Exploration Expenditure commitments in the next year, unless otherwise agreed. The party claiming force majeure shall diligently pursue all reasonable means to terminate the event of force majeure or otherwise resume its activities hereunder, but nothing herein shall compel the settlement of any litigation or labor dispute.

## 16. <u>ASSIGNMENT AND SUBLEASE</u>

TALON or their respective permitted assigns shall not Assign this Agreement or the CIRI Property or any interest that is acquired hereunder or is subject hereto to any other Person without the prior written consent of CIRI, which consent shall not be unreasonably withheld, provided, however, CIRI may condition its approval upon evidence reasonably satisfactory to CIRI that the proposed assignee is knowledgeable and experienced in the Alaskan mining industry and has the financial wherewithal to fulfill the obligations of TALON hereunder. Unless otherwise expressly agreed in writing between CIRI and TALON, such assignment by TALON shall not relive TALON of its duties and obligations hereunder. CIRI may at any time Assign all or any part of its interest in this Agreement or the CIRI Property without the consent of TALON and shall give written notice of such assignment to TALON. No attempt to Assign by either party shall be valid and enforceable unless the assignee agrees in writing to assume the obligations of the assignor. Any purported attempt to Assign in violation of this **SECTION 16.1** shall be null and void and of no force or effect. CIRI shall have the right to require TALON to disclose to CIRI all terms and conditions of any proposed document by which it intends to Assign. Any consent granted by and rights accruing to CIRI pursuant to this **SECTION 16** shall not affect the other obligations of TALON under this Agreement.

## 17. <u>CONFIDENTIALITY</u>

17.1 <u>General</u>. Except as otherwise provided in or pursuant to this **SECTION 17**, all information obtained pursuant to or in connection with this Agreement shall be the exclusive property of CIRI and TALON severally. Except as otherwise provided in or pursuant to this **SECTION 17**, all information obtained pursuant to or in connection with this Agreement shall be held confidential by CIRI and TALON . Except for information disclosed pursuant to **SECTION 17.2(b)(3), SECTION 17.2(b)(4), SECTION 17.2(b)(5), SECTION 17.3(b)(3), SECTION 17.3(b)(4) OR SECTION 17.3(b)(5)**, all information obtained pursuant to or in connection with this Agreement (including but not limited to all monthly and annual reports

prepared hereunder) shall recite on the first page thereof the following paragraph, set off in such manner as will call attention to the confidential nature of the contents thereof:

**NOTICE OF DUTY TO MAINTAIN CONFIDENTIALITY**

> The information contained herein is or may be the *exclusive property* of Cook Inlet Region, Inc. or Talon Gold Alaska, Inc. Disclosure of such information is permitted only under certain circumstances set out in **SECTION 17** of that certain Mining Exploration Agreement with Option to Lease by and between Cook Inlet Region, Inc. and Talon Gold Alaska, Inc. dated as of August 1, 2007 ("Option Agreement") and then only after the party receiving such information has agreed in writing to hold such information confidential and not to disclose it to others. Any person receiving this information is hereby placed on notice of such provisions and of the duties and obligations pertaining to such information.

17.2 Disclosures during term of Agreement.

(a) Except as otherwise provided in or pursuant to this **SECTION 17.2**, during the term of this Agreement all information obtained pursuant to or in connection with this Agreement shall not be disclosed by CIRI or TALON to any third party or to the public without the prior written consent of the non-disclosing party.

(b) The consent required by this **SECTION 17.2** shall not apply to a disclosure

(1) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

(2) to any third party to whom the disclosing party contemplates a sale, grant, assignment, encumbrance, pledge, or other commitment or disposition of all or any part of its interest in, to, or under this Agreement, or

(3) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in TALON or an Affiliate thereof pursuant to an offering memorandum or similar document, or

(4) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

(5) to a governmental agency or to the public, whether pursuant to a public offering or otherwise, which the disclosing party believes in good faith is required by pertinent law or the rules of any stock exchange.

In any case to which this **SECTION 17.2(b)** is applicable, the disclosing party shall give notice to the other party of the contents of such disclosure at least five days prior to the making of such disclosure, unless the disclosing party believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to **SECTION 17.2(b)(1)** or **SECTION 17.2(b)(2)**, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this **SECTION 17**.

(c) Except as otherwise provided above, neither party shall make any public announcement or public disclosure with regard to this Agreement or any Mining Lease, other than its existence, including confidential information, without the prior written consent of the other party as to the content and timing of such announcement or disclosure, which consent shall not be unreasonably withheld. All nonpublic information concerning the CIRI Property received by either party under this Agreement, and all information expressly declared to be confidential under this Agreement shall be considered to be confidential information by the receiving party.

17.3 Disclosures after expiration or termination of Agreement.

(a) Except as otherwise provided in or pursuant to this **SECTION 17.3** or in any Mining Lease executed pursuant to this Agreement, after the expiration or termination of this Agreement in full or as to any particular property (1) CIRI shall be free to disclose any or all information obtained pursuant to or in connection with this Agreement to any third party or to the public without the consent of TALON but (2) TALON shall not disclose any information obtained pursuant to or in connection with this Agreement to any third party or to the public without the prior written consent of CIRI.

(b) The consent of CIRI required by this **SECTION 17.3** shall not apply to a disclosure by TALON

(1) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

(2) to any third party with whom TALON contemplates entering into an agreement, or

(3) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in TALON (U.S.A.) Exploration Inc. or an Affiliate thereof pursuant to an offering memorandum or similar document, or

(4) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

(5) to a governmental agency or to the public, whether pursuant to a public offering or otherwise, which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this **SECTION 17.3(b)** is applicable, TALON shall give notice to CIRI of the contents of such disclosure at least five days prior to the making of such disclosure, unless TALON believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to **SECTION 17.3(b)(1)** or **SECTION 17.3(b)(2)**, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this **SECTION 17**.

(c) **SECTION 17.3** shall not apply to a disclosure by TALON of any information pertaining to any property that never was or that ceases to be CIRI Property (as defined herein), effective upon the later of the following to occur:

(1) January 1, 2015; or

(2) the date upon which such property ceases to be CIRI Property as defined herein.

17.4 Exceptions To Consent Requirements. The limitations and restrictions imposed by this **SECTION 17** shall not apply to disclosures of information that the disclosing person can establish was owned by the disclosing person prior to the execution of this Agreement or information that the disclosing person can establish is in the public domain other than as a result of a disclosure in violation of any provision of this **SECTION 17**.

17.5 Use of CIRI Logo. No use of the CIRI logo shall be made by TALON or any Affiliate of TALON without the written permission of CIRI. Nothing herein shall prevent TALON or Affiliates of TALON, in any written or oral communications, from referring to CIRI by name when describing this Agreement or activities undertaken pursuant to this Agreement, from describing any CIRI Property using the same or a similar term, from describing activities undertaken pursuant to this Agreement as "the CIRI Farewell Project."

## 18. GENERAL PROVISIONS

18.1 Notice. Any notices required or which may be given under this Agreement shall be sent to the other party at the following addresses by overnight courier (such as FedEx, UPS, or DHL) or by facsimile:

| | |
|---|---|
| To TALON : | TalonGold Alaska, Inc.<br>8955 South Ridgeline Blvd., Suite 1800<br>Highlands Ranch, CO 80129 USA<br>Attn: President<br>Phone: 303-470-8700<br>Fax: 303-470-8706 |
| with a copy to: | General Counsel<br>TalonGold Alaska, Inc.<br>1177 West Hastings Street<br>Suite 1901<br>Vancouver, BC<br>Canada V6E 2K3<br>Phone: 604-683-6332<br>Fax: 604-408-7499 |
| To CIRI: | Cook Inlet Region, Inc.<br>2525 C Street<br>PO Box 93330<br>Anchorage, Alaska 99509-3330<br>Attn: Director, Land & Resources<br>Phone: 907-263-5104<br>Fax: 907-263-5190 |
| with a copy to: | General Counsel<br>Cook Inlet Region, Inc.<br>2525 C Street<br>PO Box 93330<br>Anchorage, Alaska 99509-3330<br>Phone: 907-263-5152<br>Fax: 907-263-5182 |

Changes of address shall be made by giving notice thereof to the other party as allowed by this **SECTION 18.1**.

Any notice so given shall be deemed to have been received by the other party if sent by private courier service, or other electronic means, on the date of delivery stamped upon the receipt or other form of electronic transmission confirmation.

18.2 Governing Law; Venue. This Agreement shall be governed by, construed, performed and enforced in accordance with the laws of the State of Alaska, without regard for the State of Alaska's conflict of laws rules, and the venue for any action arising out of or relating to this Agreement shall be Anchorage, Alaska.

18.3 Merger of Confidentiality Agreement. Upon the execution of this Agreement, the Confidentiality Agreement shall be deemed to have merged into and been subsumed by this Agreement.

18.4 Entire Agreement. This Agreement, together with any and all recitals, and attached Schedules and Exhibits, represents the entire agreement between the parties and there are no other representations, warranties or other conditions between the parties except as provided for in writing in this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes any prior agreements between the parties hereto related to the subject matter herein, including letter agreements and confidentiality agreements.

18.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

18.6 Amendments and Waiver. This Agreement may be modified or amended only by an agreement signed by both parties. Failure of either party to insist on full performance of any obligation of the other party on one or more occasion shall not waive, modify, release or alter in any manner such party's right to insist upon full performance of such obligation in the future

18.7 Execution in Counterparts and by Facsimile. This Agreement and the documents to be executed and delivered upon execution of this Agreement may be executed in counterparts, and delivery thereof may be accomplished by transmitting an executed signature page to the other party by facsimile; provided that promptly after such delivery, originals of this agreement and all such documents, executed by all parties thereto, shall be executed, acknowledged where appropriate and shall be delivered to counsel for the respective parties. This Agreement shall not become effective unless and until both parties execute this Agreement, and all consideration to be delivered to CIRI upon execution of this Agreement, as described in **SECTIONS 3.1 and 3.4**, has been delivered to CIRI.

18.8 Headings. The paragraph headings in this Agreement are inserted for convenience only and shall not be considered a part of this Agreement or used in its interpretation.

18.9 Memorandum of Option. Upon execution of this Agreement, the parties shall agree upon the text of and execute a memorandum of option in order to place on record CIRI's and TALON'S right and interest in the CIRI Property. The memorandum shall contain or describe those terms and provisions of the Agreement which each party deems necessary in order to give constructive notice of it rights and interest in the CIRI Property under this Agreement and to comply with the applicable recording laws of the State of Alaska. All statutory recording fees for recording the memorandum shall be paid by TALON.

18.10 Time of Essence. Time shall be of the essence of this Agreement.

18.10 Currency. All monetary amounts specified in this Agreement are denominated in United States Dollars.

18.11 Inflation Adjustments. After December 31, 2009, all dollar amounts referred to in **SECTIONS 3.2, 3.4** and **4.1** shall be adjusted annually effective January 1 for inflation in proportion to the monthly Consumer Price Index-Urban as published by the U.S. Department of Labor or the appropriate successor index using April 1, 2007 as a base.

18.12 Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement. The parties further agree, for themselves and their respective successors and assigns, to cause their respective Affiliates, and the Affiliates of their respective successors and assigns, to take all actions and execute all additional documents as are reasonably necessary or appropriate to effectuate the purpose and intent of this Agreement.

Executed by the parties as of the Effective Date.

**COOK INLET REGION, INC.**

By: ______________________

NAME: Keith Sanders
Sr. Vice President, Land & Legal Affairs

**TALON GOLD ALASKA, INC.**

By: ______________________

Name: Jeffrey A. Pontius
President & CEO

## JOINDER

International Tower Hill Mines, Ltd. ("ITH"), the parent company of Talon Gold Alaska, Inc. and the owner of all of Talon's issued and outstanding shares hereby joins in the execution of this Agreement for the sole purpose of (a) guaranteeing to Cook Inlet Region, Inc. ("CIRI") all obligations of Talon under this Agreement and any obligation of Talon contained in Mining Lease issued pursuant hereto, and (b) agreeing and accepting as applicable to ITH the provisions of Sections 13.1, 13.2, 16, 18.2(b) and (c) and specifically consenting and agreeing that the Agreement and this Joinder shall be governed by, construed, performed and enforced in accordance with the laws of the State of Alaska, without regard for the State of Alaska's conflict of laws rules, and venue for any action arising out of or relating to the Agreement or this Joinder shall be Anchorage, Alaska.

**INTERNATIONAL TOWER HILL MINES, LTD.**

By: [signature]
NAME: Jeffrey A. Pontius
TITLE: President & CEO

**EXHIBIT A-1**

(Attached to and forming a part of Mining Exploration Agreement with Option to Lease between Cook Inlet Region, Inc. and Talon Gold Alaska, Inc. dated August 1, 2007)

CIRI PROPERTY LEGAL DESCRIPTION

Yukon-Kayukuk, Borough, Alaska

T. 26 N., R. 24 W., Seward Meridian

Section 3: W1/2
Section 4-6, inclusive: All
Section 10: W1/2
Section 9: All
Section 8: S1/2, NW1/4, S1/2 NE1/4, E1/2 NE1/4, SW1/4 NE1/4
Section 7: All
Section 15: W1/2
Sections 16-18, inclusive: All
Section 22: W1/2
Sections 19-21, inclusive: All
Section 27: W1/2
Sections 28-30, inclusive: All
Section 34: W1/2
Sections 31-33, inclusive: All,
Excluded from the above described lands is Smith Lake.

T. 25 N., R. 24 W., Seward Meridian

Sections 4-6, inclusive: All.



EXHIBIT A
Talon Gold Alaska, Inc
Farewell Area Lease
28N 25W
28N 23W
High Lakes
South Fork Kuskokwim River
27N 25W
27N 23W
Area of Interest
Veleska Lake
Lease Area
15,320 acres
26N 25W
26N 23W
South Lake
25N 25W
25N 23W
24N 24W
N
0 0.5 1 2
Miles
CIRI Surface & Subsurface
Leased Land-NO TRESPASSING
Public Easements
Cook Inlet Region, Inc.
Farewell Area
BRK 4/13/07
Farewell, Alaska
Revised: 6/19/07
Albers Equal Area AK, Meters
Talon Gold_Farewell Lease.pdf
ct Lands:
Township 26 North, Range 24 West, SM
Sections 4 to 9, inclusive
Sections 16 to 21, inclusive
Sections 28 to 33, inclusive
and the W2 of Sections 3, 10, 15, 22, 27, 34
Township 25 North, Range 24 West, SM
Sections 4 to 6, inclusive

**EXHIBIT B**

**Work Program for**
**Year Ended December 31, 2007**

In 2007 the historical data held by CIRI will be compiled and evaluated. Sample location data will be digitized and assay data tabulated in digital form.

A helicopter based reconnaissance team of geologists will visit known zones of mineralization and evaluate the geological setting of these together with additional surface sampling to confirm historical results.

Given the historical information available it is highly likely that an electrical survey of some type will be required to evaluate the mineralization. The proposed budget for 2007 is as follows:

| ITEM | BUDGET | ACTUAL | CARRYOVER |
|---|---|---|---|
| Helicopter | $ 20,000 | $ 24,981 | $ 4,981 |
| Contract Geologists | 15,000 | 20,376 | 5,376 |
| Staff Geologist | 15,000 | 16,875 | 1,875 |
| Assays | 10,000 | 10,620 | 620 |
| Camp Accommodation | 5,000 | 8,375 | 3,375 |
| Data Compilation | 4,000 | 7,503 | 3,503 |
| Fuel | 5,000 | 5,623 | 623 |
| Transport | 1,000 | 2,006 | 1,006 |
| Geophysical Survey | | 18,350 | 18,350 |
| | | | |
| **Totals** | $ 75,000 | $114,709 | $39,709 |

It is anticipated that work will begin in July and continue in stages through August or early September 2007.

**EXHIBIT B-1**

**Work Program for**
**Year Ended December 31, 2008**

In 2008, an airborne geophysical survey will be completed and then followed up with a reconnaissance team of geologists to conduct additional surface sampling.

The proposed budget for 2008 is as follows:

| ITEM | BUDGET | ACTUAL | CARRYOVER |
|---|---|---|---|
| Aircraft | $ 25,000 | | |
| Contract Geologists | 20,000 | | |
| Staff Geologist | 15,000 | | |
| Assays | 10,000 | | |
| Camp Accommodation | 10,000 | | |
| Data Compilation | 2,000 | | |
| Fuel | 6,000 | | |
| Transport | 2,000 | | |
| Geophysical Survey | 183,500 | | |
| | | | |
| **Totals** | $273,500 | | |

It is anticipated that the geophysical survey will be flown in March or April of 2008 and field work will begin in July and continue in stages through August or early September 2008.

**EXHIBIT C**

**Conveyance of Overriding Royalty**

RECORD THIS INSTRUMENT IN THE ____________________ RECORDING DISTRICT

RETURN THIS INSTRUMENT TO: Cook Inlet Region, Inc.
2525 C Street
P.O. Box 93330
Anchorage, Alaska 99509-3330

INDEX THIS INSTRUMENT AS FOLLOWS:

Grantor: Talon Gold Alaska, Inc.
Grantee: Cook Inlet Region, Inc.

*****************************************************************************

**CONVEYANCE OF OVERRIDING ROYALTY**

THIS CONVEYANCE OF OVERRIDING ROYALTY (this "Conveyance"), given this ____ day of ______________, 200_, by TALON GOLD ALASKA, INC. ("Talon"), a __________ corporation, the address of which is 1177 West Hastings St., Vancouver, BC V6E 2K3, to COOK INLET REGION, INC., an Alaska Native regional corporation, the address of which is 2525 C Street, P.O. Box 93330, Anchorage, Alaska 99509-3330.

WITNESSETH:

THAT FOR and in consideration of $10.00 and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledge, Talon and CIRI hereby agree and act as follows:

1. **Definitions**

As used in this Conveyance, unless the context otherwise requires, the following terms have the following meanings:

**"Affiliate"** means a person, partnership, limited liability company, joint venture, corporation, or other entity which, whether through equity ownership or through contractual obligations: (i) can control, either directly or indirectly, or be controlled by a party hereto, or such party's successors or assigns, or (ii) is under the common control, with a party hereto, or such party's successors or assigns, directly or indirectly, of a third person or other entity.

**"Arms-Length Transaction"** means a sale where: the consideration set forth in the sales contract is the sole consideration for the sale, and (ii) terms of the sale relating to or

affecting price or value are not adversely influenced by any commercial relationship (other than that created by the contract itself) between the buyer and seller or persons connected with the buyer or the seller, and (iii) neither the seller nor a connected person has any interest, direct or indirect, in the subsequent resale or disposal of the Mineral Products, or any product derived therefrom.

**"Base Metals"** means copper, lead, zinc, nickel, iron, cobalt and manganese and any such minerals produced as by-product minerals from the production of Ores.

**"Commercial Production"** means mineral production operations extracting at least 1,000 tons of Ore per day from the Premises, on average, for a continuous period of six (6) months, subject to periods of Force Majeure or periods in which such production operations are suspended due to normal weather conditions (i.e., in the event mineral production operations are interrupted by an event of Force Majeure or normal weather conditions, then the operations occurring immediately prior to such interruption and immediately after such interruption ceases shall be deemed to be continuous for purposes of establishing a continuous period of six (6) months. Any operation mining less than an average of 1,000 tons of Ore per day during a continuous period of less than six (6) months shall not, for the purposes of this Conveyance, be regarded as capable of Commercial Production unless the results of the appropriate Feasibility Study indicate that an average of something other than 1,000 tons of Ore per day is a viable level of full capacity production, whereupon the parties agree to discuss in good faith an alternative minimum tonnage requirement, and CIRI's consent to such an alternate minimum tonnage requirement may not be unreasonably withheld. The effective date of Commercial Production shall be the first day of the six (6) month period referred to above. Solely for the purpose of computing production royalty on Minerals and Mineral Products produced from the Premises and sold prior to achievement of Commercial Production, all calculations shall be made as if Commercial Production had commenced with the first production of Minerals or Mineral Products. After Commercial Production has been achieved, Commercial Production shall be deemed to exist unless three (3) consecutive years pass during which there is no continuous period of six (6) months, subject to periods of Force Majeure or periods in which production operations are suspended due to normal weather conditions, during which at least 1,000 tons of Ore per day were extracted from the Premises or alternative minimum production was achieved.

**"Development"** means all preparation for the removal and recovery of Mineral Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Mineral Products.

**"Expenditures"** means all actual, direct costs, expenses, and charges (including but not limited to interest actually paid) related to the Exploration and Development operations conducted on the Premises from and after the execution of and pursuant to the Lease Agreement, including without limitation costs and expenses incurred off the Premises and reasonably allocated to operations pursuant to the Lease Agreement. All such costs, expenses and charges shall be determined in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time.

**"Fair Market Value"** of Mineral Products shall be determined on a unit basis as follows:

(i) Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the five business days prior to the deposit of the bullion into Talon's account at the refiner's place of business;

(ii) Refined silver bullion shall be valued on the basis of the average of the daily Handy-Harman Noon Silver Quotation for the twenty business days prior to the deposit of the bullion into Talon's account at the refiner's place of business;

(iii) Base Metals other than nickel, copper, zinc and lead shall be valued on the basis of an agreed, recognized published index value, such as "The London Metal Exchange," for the particular metal, for the average of the five business days prior to the date payment for the metal is deposited in Talon's account. In the absence of such agreed indexed value, the Fair Market Value for these Base Metals shall be the proceeds actually received by Talon during the calendar month from the sale of such refined or processed metals, subject to SECTION 16 of the Lease Form in the case of agreements or arrangements between Talon and Talon's Affiliates.

(iv) Nickel, copper, zinc and lead shall each be valued on the basis of the average ("Cash mean") of the official daily "Cash buyer" and "Cash seller" prices for Primary Nickel, Copper (Grade A), SHG Zinc and Standard Lead, respectively, on the London Metal Exchange for the five business days prior to payment being deposited in Talon's account, subject to SECTION 16 of the Lease Form in the case of agreements or arrangements between Talon and Talon's Affiliates.

(v) As to all other Mineral Products (i.e., to the extent not covered in clauses (i), (ii), (iii) or (iv) above, the Fair Market Value shall be equal to the amount of the proceeds actually received by Talon during the calendar month from the sale of such other Mineral Products, subject to Section 16 of the Lease Form in the case of agreements or arrangements between Talon and Talon's Affiliates.

**"Feasibility Study"** means a written report prepared by an independent mining consultant setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Mineral Products from the Lands that recommends that all or part of the Lands should be brought into commercial production. It shall also describe in detail the method by which commercial production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs to identify and quantify new mining reserves on the Lands and shall also contain an analysis of applicable environmental and reclamation laws and an estimate of the cost of complying with such laws. Such report shall be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in the United States. During the preparation of any Feasibility Study, Talon shall make available to CIRI for review all drafts of the Feasibility Study as they become available to Talon together with all data upon which the Feasibility Study or drafts are based. Upon reasonable notice CIRI shall be invited to attend all

formal project review meetings, at CIRI's cost, between the consultant and Talon held in connection with the preparation of any Feasibility Study. The Feasibility Study shall be prepared by an independent mining consultant selected by Talon and approved by CIRI which approval shall not be unreasonably withheld and shall, if given, be given within 10 business days of the receipt of a request to provide approval.

**"Gross Revenues"** in any calendar quarter means the amount of earned revenues payable to Talon from any processor, smelter, refinery, or other purchaser of Mineral Products less all penalties, assaying, and sampling charges, if deducted by the purchaser or actually paid, borne, or incurred by Talon in the first instance; provided, however, that any written contract for the sale, processing or refining of Mineral Products to or by an Affiliate of Talon or any sale, processing, smelting, or refining of Mineral Products to or by an Affiliate of Talon on a basis not involving a contract or any use by Talon of Mineral Products shall not, without the prior written consent of CIRI, occur on a basis less favorable to Talon (including the terms thereof with respect to delivery and inventorying) at the time of such contract, sale, or use (as the case may be) than that which would have been applicable with respect to a comparable contract, sale, or use (as the case may be) to or by an unaffiliated third party. The provisions hereof regarding transactions with Affiliates of Talon supplement and are not in lieu of CIRI's rights under **SECTION 2(h)** of this Conveyance. Supplemental revenues or losses arising from any price protection programs Talon may implement for its own corporate account shall be excluded from any calculation of such gross revenue.

**"Lands"** means the particular lands depicted or described in Exhibit __ and described on Schedule __ (Part 1) attached hereto [all of the lands included within the Subject Property].

**"Lease Agreement"** means that certain Mining Lease dated ____________, ____, between CIRI and Talon, a memorandum of which was recorded on __________, _____, at Book ____, Page _____, _____________ Recording District.

**"Lease Form"** means that certain Form of Mining Lease constituting Exhibit D to the Option Agreement.

**"Mine"** means one or more of the following: open pits, underground workings, in situ operations, placer operations, and processing facilities within the Subject Property if such open pits, underground workings, in situ operations, placer operations, and processing facilities are physically interrelated or for economic reasons should logically be developed in conjunction with one another.

**"Mineral(s)"** means all Precious Minerals and Base Metals occurring naturally in the earth but excluding Other Minerals.

**"Mineral Products"** means all Ores produced from the Subject Property which are sold, processed, or refined for their Mineral content and all products derived from such processing or refining including, without limitation, dore bullion, precipitates, and concentrates of Minerals.

**"Net Proceeds"** means in any calendar quarter Gross Revenues accrued in that calendar quarter less Operating Costs incurred in that Calendar Quarter.

**"Net Smelter Returns"** means the Fair Market Value of Mineral Products, less, but only to the extent actually incurred or paid by Talon, the following (and only the following, without duplication):

(i) Charges and costs, if any, for transportation (including related storage and insurance costs) from Talon's mine, mill, or other processing or refining facility on the Subject Property to the places where the Mineral Products and Minerals are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of Mineral Products to any contract mill or refinery and from there to the places where such Mineral Products are sold;

(ii) Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges and penalties, if any, incurred upon smelting or refining Mineral Products. In the event smelting or refining is carried out in facilities owned or controlled, in whole or in part, by Talon, or by an Affiliate of Talon, charges and penalties for such operations shall mean the lower of the amount Talon would have incurred if such operations were carried out at facilities not owned or controlled by Talon then offering comparable services for comparable products on prevailing terms; and

(iii) Sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, removal, sale, or disposition of Mineral Products but excluding any taxes on net income as well as any revenue or net proceed taxes.

With respect to heap leaching, in situ leaching or other solution mining methods, in determining Net Smelter Returns there shall be no deduction whatsoever for any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by Talon is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

**"Operating Costs"** means the sum of the following costs and expenses (without duplication) incurred by Talon in any calendar quarter after the commencement of Commercial Production from a Mine:

1. **"Mining Costs"** which shall mean costs and expenses, other than Leaching Costs incurred in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time by Talon in exploring for, developing, mining, extracting, removing, and transporting to the Mill (as hereafter defined), Mineral Products produced from the Subject Property. Such costs and expenses shall include, without limitation, those incurred for labor, machinery operation, fuel, explosives and other materials, exploration, developmental or ore delineation drilling, and a reasonable allowance for future costs anticipated to be incurred by Talon in reclamation in accordance with

applicable laws and the Lease Agreement. Mining Costs shall not include any charge for depreciation, depletion, overhead for general and administrative charges, income taxes, or royalties paid by Talon to CIRI or any third party.

2. **"Milling and Processing Costs"** which shall mean costs and expenses incurred in milling or processing Mineral Products produced from the Subject Property at Talon's mill or a central processing facility to process Mineral Products produced from the Subject Property (herein referred to as the "Mill"), if any.

3. **"Leaching Costs"** which shall mean with respect to heap leaching, in situ leaching or other solution mining methods any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by Talon is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

4. **"General and Administrative Costs"** which shall mean costs and expenses directly and reasonably incurred by Talon and properly allocable to the administration and insurance of the Subject Property and the production of Mineral Products therefrom, but not including any general and administrative costs incurred with respect to operations of Talon or its Affiliates not directly related to the administration of the Subject Property or the production of Mineral Products therefrom; provided, however, that General and Administrative Costs directly relating to Talon's head office costs shall not exceed three percent before Commercial Production or one percent after Commercial Production of the total of all other Operating Costs for the relevant period except Interest, Taxes and the Capital Charge. General and Administrative Costs shall not include, without limitation, any and all advance royalties, annual rentals, production royalties, or other payments of any nature whatsoever payable to CIRI or third parties having an interest in the Subject Property.

5. **"Delivery Costs"** which shall mean costs and expenses incurred by Talon in or in connection with the delivery of Mineral Products to points of ultimate delivery to purchasers of Mineral Products.

6. **"Interest"** which shall mean any interest cost incurred and actually paid by Talon in any bona fide financing transaction with a commercial lending institution directly related to the development and operation of the Subject Property. In the event that such a financial transaction is not with a commercial financing institution or is with an Affiliate of Talon, the terms of such transaction shall provide for a reasonable reduction of outstanding indebtedness and shall not be less favorable to Talon than that which would have been applicable with respect to a similar financing transaction with an unaffiliated third party and, in any

event, at an interest rate not greater than that charged at the relevant time by the Chase Manhattan Bank N.A. for short-term loans to its most preferred commercial customers (such rate commonly referred to as the "prime rate").

7. **"Taxes"** which shall mean all taxes levied against operations on the Subject Property and/or levied against the Subject Property, excluding income taxes imposed upon profits, but including mining and severance taxes.

8. **"Capital Charge"** which shall mean for any period the sum of all cost depletion, amortization, and depreciation charges for such period on expenditures directly related to the construction, development, and operation of a Mine incurred after Talon decides to bring all or part of the Subject Property into Commercial Production that are ordinarily capitalized in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time. All such expenditures for which cost depletion, depreciation or amortization is claimed shall be separately identified and there shall be a cost depletion, depreciation or amortization schedule for each such expenditure. Such cost depletion, depreciation, or amortization charges shall be made in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time as approved by an independent certified public accounting firm located in the U.S. with mining experience, but in no event shall be charged at a cost depletion, depreciation, or amortization rate greater than the maximum allowable by the U.S. Internal Revenue Code, as amended from time to time.

Where any Operating Costs are incurred with respect to the mining, milling, processing, beneficiating, smelting, refining, selling or delivering of Mineral Products produced from the Subject Property and the mining, milling, processing, beneficiating, smelting, refining, selling or delivering of Mineral Products produced from other properties controlled by Talon, including the Premises, such Operating Costs shall be allocated and apportioned in accordance with generally accepted accounting principles, consistently applied in the U.S. mining industry from time to time. Operating Costs shall not be carried forward to succeeding calendar years except that the Capital Charge shall be deferred and allowable to succeeding calendar years to the extent Talon ceases Commercial Production from the Subject Property during any closure as a result of Force Majeure.

**"Option Agreement"** means that certain Option Agreement dated July ____, 2007, between CIRI and Talon, a memorandum of which was recorded on ________, _____, at Book __, Page __, ____________ Recording District.

**"Ore"** means all material produced from the Subject Property that contains one or more Minerals and which are present in significant quantities to justify either (i) mining, extracting, or recovering from a place in the Subject Property and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Subject Property by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, nature or introduced, recovered by or for Talon from the Subject Property and sold, processed, or

refined by or for Talon, and all Mineral and non-Mineral components of all such materials and solutions.

**"Other Minerals"** means all geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells.

**"Payout"** means the calendar quarter when the cumulative Gross Revenues from production from a Mine exceed the cumulative Expenditures incurred in connection with that Mine from and after the date of the Lease Agreement. Payout shall be deemed to have occurred (i) no later than five (5) years after the first day of the quarter following the effective date of Commercial Production from a Mine primarily producing Precious Minerals, or (ii) no later than eight (8) years after the first day of the month following the effective date of Commercial Production from a Mine primarily producing Base Metals.

**"Precious Minerals"** means gold, silver, platinum group elements (platinum, palladium, rhodium, ruthenium, iridium and osmium) and other precious minerals (such as diamonds) and any such minerals produced as by-product minerals produced from Ores.

**"Premises"** shall have the meaning assigned it in the Lease Agreement.

**"Subject Property"** means the particular interests in the Lands owned by Talon and described on Schedule __ (Part 2) attached hereto.

## 2. Conveyance

Talon hereby GRANTS, CONVEYS and SPECIALLY WARRANTS (as set forth below) to CIRI and its successors and assigns a production royalty interest in and to all Mineral Products mined, produced and sold from the Subject Property equal to fifty percent (50%) of **the greater of the following**, TO HAVE AND TO HOLD FOREVER:

(a) (i) For Precious Minerals other than gold, a percentage royalty of the Net Smelter Returns from the Premises calculated at a percentage rate of 2% prior to Payout and a percentage rate of 4% after Payout; **or** 10% of Net Proceeds prior to Payout and 20% of Net Proceeds after Payout.

(ii) For gold, a percentage royalty of the Net Smelter Returns from the Premises calculated at a percentage rate based on the price of gold prior to and after Payout as follows:

| Price of Gold (per ounce) | Royalty Percentage Rate for the Month | |
|---|---|---|
| | Pre-Payout | Post-Payout |
| Less than $550 | 1.5% | 3% |
| $550 or more and less than $650.01 | 2.0% | 4% |
| $650.01 or more | 2.5% | 5%; **or** |

10% of Net Proceeds prior to Payout and 20% of Net Proceeds after Payout.

(iii) For Base Metals and Minerals which are not Precious Minerals, a percentage royalty of the Net Smelter Returns from the Premises calculated at a percentage rate of 1% prior to Payout and a percentage rate of 3% after Payout; **or** 10% of Net Proceeds prior to Payout and 20% of Net Proceeds after payout.

(b) Talon shall pay to CIRI within thirty (30) days after each calendar month the Net Smelter Returns royalty due for Net Smelter Returns received during the preceding calendar month; provided, however, in the event Talon has not been paid within the time period specified in any agreement between Talon and the purchaser or purchasers of Mineral Products, or in the event no time period is specified, then Talon shall pay to CIRI its royalty within ten (10) days after Talon should have been paid within the time period specified in its agreement with the purchaser or, if no time period is specified, then within a reasonable time, as the case may be. If the royalty is payable prior to Talon's receipt of the revenue on which such royalty is payable, pursuant to the preceding sentence, royalty payments shall be based upon Talon's reasonable estimate of royalty due and later adjusted based upon actual amounts due to Talon from the purchasers of the Mineral Products. Talon shall provide to CIRI at the time of each payment (excluding estimated payments), a duplicate copy of the settlement sheet or settlement sheets received from the purchaser of Mineral Products, together with such other information as CIRI shall reasonably request from time to time relating to the calculation of the royalty. Within forty-five (45) days after the end of each calendar quarter, Talon shall determine whether the Net Proceeds production royalty for such calendar quarter exceeds the aggregate of the Net Smelter Returns production royalty paid for such calendar quarter and if so, shall pay the difference to Talon.

(c) Except as otherwise provided in the Lease Agreement, all payments by Talon to CIRI shall be delivered to CIRI at CIRI's address set forth in **SECTION 4** below, or for the account of CIRI at such bank as CIRI may designate from time to time by written notice to Talon. Any such bank shall be deemed the agent of CIRI only for the purpose of receiving payments.

(d) Talon agrees to keep accurate records fully in accordance with generally accepted accounting principles of all Mineral Products produced, all costs to be taken into account in determining the royalty due CIRI, and all calculations relative to payments to be made to CIRI under the Lease Agreement. Such records may be inspected at all reasonable times by CIRI or CIRI's designated agents, including without limitation, CIRI's independent auditors. CIRI or its designated agents may make copies of such records as are reasonably necessary to performance of the audit function.

(e) All Mineral Products subject to CIRI's royalty interest in the Subject Property shall be sold to third parties in Arm's Length Transactions, and Talon shall use its reasonable efforts to obtain the best terms available; provided, however, Talon may sell Mineral Products to an Affiliate of Talon so long as Talon complies with **SECTION 2(g)** hereof; and provided further that Talon may elect to retain refined Precious Minerals or Base Metals and to pay royalty based on the Fair Market Value of such minerals, subject to CIRI's election to take in kind under **SECTION 2(i)**.

(f) If Mineral Products are sold to, treated, or otherwise processed or refined by any Affiliate of Talon, or if Talon shall enter into any other contract relating to the Premises with an Affiliate of Talon, then prior to execution of any such agreement Talon shall provide to CIRI an affidavit executed by Talon, attaching the final negotiated version of such agreement or arrangement and stating that the terms thereof are the result of arm's length negotiations or are equivalent thereto. CIRI shall be free to challenge any such sale and affidavit if such challenge is made within sixty (60) days following its receipt of such affidavit. Each time any of the terms of any such an agreement with any Affiliate of Talon are amended or modified after such affidavit has been submitted to CIRI, Talon shall submit to CIRI another such affidavit attaching such amended or modified agreement, and CIRI shall have an additional sixty (60) days to challenge such agreement or arrangement.

(g) Neither Talon or CIRI party shall be entitled or obligated to participate in, benefit from, or bear losses from, any advance sales, forward sales or purchases, options, futures contracts, hedging transactions, or other similar transactions entered into by the other party, and such transactions shall be solely for the account, benefit, and risk of the party entering into such transactions.

(h) Upon written notice to Talon received prior to January 1 of any calendar year, CIRI may elect to take its Net Smelter Returns royalty during such calendar year in kind with respect to bullion of gold or silver, in which case: (i) such Minerals mined and removed from the Subject Property shall be refined to final bullion standards of at least 99.99% pure gold and 99.9% pure silver, and (ii) CIRI shall be entitled to take an amount of bullion of gold, silver, or both, equal to the "In-kind Equivalent." For purposes hereof, the In-kind Equivalent means the number of ounces of bullion of gold, silver, or both (as applicable under the circumstances) that CIRI could acquire if it: (A) took the dollar amount of the Net Smelter Returns royalty it would have received had it not elected to take its royalty in kind, and (B) divided said dollar amount by the Fair Market Value (of such bullion of gold, silver, or both) that was applicable to the calculation of the dollar amount in clause (A) of this sentence.

(i) The parties recognize that the sampling procedures to be utilized by Talon on the Subject Property will depend entirely upon the orebody intended to be mined and therefore they agree that the Feasibility Study on which the Development of a Mine is based shall set forth proposed sampling procedures to ascertain the process feed contained metal value per ton of Ore to be produced from the Subject Property. Prior to the commencement of mining operations, the parties will agree to sampling and assaying procedures, including the appropriate metallurgical standards to be used. These standards shall incorporate a suitable sampling system requiring that Talon make available to CIRI such weight, flow meter, assay results, calculations and other data used to determine the contained Minerals recovered from the process or processes used, permit CIRI or its authorized representatives at anytime and from time to time to make such reasonable inspections for correctness in such weighing, sampling assaying or other procedures as may be used, either in the records of Talon or the process plant, and in addition, if requested by CIRI, each year the scales, weightometer, flow meters or other measuring devices shall be inspected, serviced and certified accurate by an independent third party acceptable to CIRI.

Talon hereby SPECIALLY REPRESENTS, COVENANTS, and WARRANTS to CIRI and its successors and assigns that (1) Talon owns the Subject Property free and clear of any

liens, encumbrances, or other interests of third parties arising by, through, or under Talon, but not otherwise, (2) Talon has the right and power to make and deliver this Conveyance, and (3) Talon shall defend the title conveyed to CIRI by this Conveyance.

## 3. Other Provisions

(a) CIRI hereby acknowledges that Talon does not now and shall never have any express or implied obligation to explore, develop, or mine the Lands.

(b) CIRI hereby acknowledges that Talon may use the Lands for any and all purposes that Talon deems necessary or desirable, including but not limited to the construction, use, and maintenance of tailings dams and ponds, waste dumps, or other facilities necessary or desirable to support mining operations on lands other than the Lands.

(c) If Talon ever elects to abandon any or all of the Subject Property, Talon shall first offer such interests to CIRI, for no consideration. CIRI shall have a 45-day period in which to elect to receive a conveyance and assignment of such offered interests. If CIRI timely elects to receive such a conveyance and assignment, Talon shall promptly execute, acknowledge, and deliver the same to CIRI and CIRI shall promptly accept such conveyance and assignment and expressly assume in writing any and all obligations of Talon, if any, respecting such interests.

(d) The grant made hereby is effective only with respect to the Subject Property. If the Subject Property comprises less than 100% of the working interest in the Lands, then the royalty payable to CIRI hereunder shall be equal to the product of (A) the royalty that would be payable hereunder if the Subject Property comprised 100% of the working interest in the Lands times (B) the percentage of said working interest included in the Subject Property.

## 4. Address for Payments

Cook Inlet Region, Inc.
2525 C Street
P.O. Box 93330
Anchorage, Alaska 99509-3330
Attn: Director, Land & Resources
Phone: (907) 263-5104
Fax: (907) 263-5190

GIVEN on the date first set forth above.

TALON GOLD ALASKA, INC.

By:______________________________
Vice President

**[ACKNOWLEDGMENT TO BE ADDED AT EXECUTION.]**

#1253525 v2

**MARSH**

## Certificate of Insurance

No. 2007-3 Dated: **June 19, 2008**

This document supersedes any certificate previously issued under this number

**This is to certify that the Policy(ies) of insurance listed below ("Policy" or "Policies") have been issued to the Named Insured identified below for the policy period(s) indicated. This certificate is issued as a matter of information only and confers no rights upon the Certificate Holder named below other than those provided by the Policy(ies).**

**Notwithstanding any requirement, term or condition of any contract or any other document with respect to which this certificate may be issued or may pertain, the insurance afforded by the Policy(ies) is subject to all the terms, conditions and exclusions of such Policy(ies). This certificate does not amend, extend or alter the coverage afforded by the Policy(ies). Limits shown are intended to address contractual obligations of the Named Insured.**

**Limits may have been reduced since Policy effective date(s) as a result of a claim or claims.**

| Certificate Holder: | Named Insured and Address: |
|---|---|
| Cook Inlet Region Inc.<br>PO Box 93330<br>Anchorage, AK 99509-3330 | International Tower Hill Mines Ltd. and/or Talon Gold Alaska, Inc.<br>Suite #1901 - 1177 West Hastings Street<br>Vancouver, BC V6E 2K3<br><br>Marla Ritchie |

**This certificate is issued regarding:**
Leasing exploration land called the Farewell Property as described below:

(Legal property description:)
Yukon-Kayukuk, Borough, Alaska
T. 26N., R. 24W., Seward Meridian
Section 3: W 1/2
Section 4-6, Inclusive: All
Section 10: W 1/2
Section 9: All
Section 8: S 1/2, NW 1/4, S 1/2 NE 1/4, E 1/2 NE 1/4, SW 1/4, NE 1/4
Section 7: All
Section 15: W 1/2
Sections 16-18, inclusive: All
Section 22: W 1/2
Sections 19-21, inclusive: All
Section 27: W 1/2
Sections 28-30, inclusive: All
Section 34: W 1/2
Sections 31-33, inclusive: All, Excluded from the above described lands is Smith Lake
T. 25N., R. 24W., Seward Meridian
Sections 4-6, inclusive: All

| Type(s) of Insurance | Insurer(s) | Policy Number(s) | Effective/ Expiry Dates | Sums Insured Or Limits of Liability | |
|---|---|---|---|---|---|
| COMMERCIAL GENERAL LIABILITY<br>• Bodily Injury and Property Damage<br>• Personal/Advertising Injury<br>• Products & Completed Operations<br>• Tenants Legal Liability<br>• Blanket Contractual Liability | Chubb Insurance Company of Canada | 37111626 | Oct 30, 2007 to Oct 30, 2008 | Each Occurrence<br>General Aggregate | CDN 1,000,000<br>CDN 5,000,000 |
| UMBRELLA<br>• Umbrella Liability | Chubb Insurance Company of Canada | 76427610 | Oct 30, 2007 to Oct 30, 2008 | Each Occurrence | CDN 4,000,000 |

**Additional information:**
It is hereby understood and agreed that the Cook Inlet Region Inc. is added as an Additional Insured, but only as their interest may appear with respect to the operations of the Named Insured described above.

**Notice of cancellation:**
Should any of the policies described herein be cancelled before the expiration date thereof, the insurer(s) affording coverage will endeavour to mail 30 days written notice to the certificate holder named herein, but failure to mail such notice shall impose no obligation or liability of any kind upon the insurer(s) affording coverage, their agents or representatives, or the issuer of this certificate.

MARSH

**Certificate of Insurance**

No. **2007-3**

Dated: **June 19, 2008**

This document supersedes any certificate previously issued under this number

**Marsh Canada Limited**
800 - 550 Burrard Street
Vancouver, BC V6C 2K1
Telephone: 604-443-3544
Fax: 604-685-3112
constance.hanson@marsh.com

Marsh Canada Limited

By: Constance A. Hanson

Constance Hanson

**EXHIBIT D**
**Insurance Requirements**

## A. Insurance Coverage

1. Optionee, at its sole expense, shall secure and maintain throughout the term of the exploration agreement the following types and amounts of insurance, all of which shall be procured and maintained at its expense, and in a form acceptable to CIRI:

   a) Commercial general liability insurance coverage with a combined single limit of not less than $5 million annual aggregate limits. Coverage shall be provided for, but not limited to, premise-operations, independent contractors, products/completed operations, blanket contractual liability, including coverage for Optionee's contractual indemnities, broad form property damage, personal and advertising injury, incidental errors and omissions coverage. Optionee shall obtain excess liability coverage if necessary or pertinent to operations.

   b) Automobile liability insurance with limits of $1 million per accident combined single limit for bodily injury and property damage liability. Coverage shall be provided for all owned, leased, hired and non-owned vehicles.

   c) Workers' compensation and employer's liability insurance, and such other insurance as necessary to cover personnel in such amounts and forms to comply with all state and federal Workers' Compensation and Occupational Disability laws.

   d) If aircraft or helicopters are used in the operations to be performed hereunder, aviation liability insurance with combined single limit for public liability, passenger liability and property damage of not less than $5 million per occurrence with no per seat sub-limit. This coverage shall include all owned, hired and non-owned aircraft. If air strip, air field or other airport facilities are operated by Optionee in the operations to be performed hereunder, the coverage shall include airport liability.

   e) If watercraft are used in the operations to be performed hereunder, watercraft liability insurance with limits of $5 million per occurrence, combined single limit for bodily injury and property damage liability. This coverage shall include owned, hired and non-owned watercraft.

The amount and coverage of the insurance required pursuant to this <u>Section A</u> shall not limit Optionee's liability nor relieve Optionee of any other obligation under this Agreement.

## B. General Insurance Provisions

1. Optionee must maintain reasonable deductibles. Optionee shall remain responsible for all payments falling within deductible levels, and Optionor and Optionor's insurance shall not be called upon to pay or contribute to any deductible payments.

2. Insurance requirements shall apply to all Operations of Optionee and its agents, employees and contractors.

3. If umbrella or excess liability policies are required to achieve necessary total limits, coverage shall be no less broad in scope than the underlying commercial general liability insurance.

4. Optionee shall provide to Optionor thirty (30) days' written notice prior to any cancellation, material alteration, or non-renewal or any of its insurance policies.

5. Optionee shall be an additional insured on all insurance policies required pursuant to Section A above, provided, however, that to the extent Optionor has indemnified Optionee under this Agreement, Optionor need not be provided coverage under such policies. Making Optionor an additional insured on all such insurance policies shall not make Optionor responsible for premium payment or loss notification under any of Optionee's insurance policies.

6. Insurance polices maintained by Optionee shall be primary. Policies maintained by Optionor shall be excess and noncontributory to policies maintained by Optionee.

7. Optionee shall purchase insurance coverage from insurers with good financial integrity and, if such insurers are rated, they shall be rated no less than A VIII by A.M. Best's insurance rating service at the time Optionee purchases such insurance coverage.

8. Certificates of insurance for all of the above policies verifying that the coverages, limits, and endorsements are in force are to be mailed to Optionor and must be received prior to the commencement of Operations under this Agreement. Such certificates shall provide that Optionor shall be given thirty (30) days' written notice prior to any cancellation or non-renewal of the insurance evidence by such certificates.

9. All policies shall contain a waiver of insurer's rights to subrogate against Optionor, provided, however, that to the extent Optionor has indemnified Optionee under this Agreement, the insurer shall not be required to waive its rights to subrogate against Optionor.

10. Optionee shall timely pay all premiums for the insurance policies for which Optionee is responsible. Prior to the expiration of any such policy, Optionee shall provide Optionor a renewal certificate showing that the insurance that Optionee is required to maintain is in full force and effect. Optionor shall be entitled to review the policies for the insurance which Optionee is required to maintain.

## C. Substitute Coverage

If Optionee reasonably determines that, despite Optionee's good faith and diligent efforts to obtain the insurance coverage required pursuant to Section A, such coverage is not available on commercially reasonable terms (with the standard of commercial reasonableness being an objective standard and not one specific to Optionee or any of its Affiliates), then as many days prior to the expiration of the insurance coverage required under the Agreement as reasonably possible, Optionor and Optionee shall meet and enter into good faith discussions. Pursuant to such discussions, Optionor and Optionee shall mutually and reasonably agree upon the insurance coverage that shall be substituted for the insurance coverage required pursuant to Section A, which substitute coverage shall be that coverage available on commercially reasonable terms which most closely approximates the coverage required under Section A. After Optionor and Optionee have agreed upon the substitute coverage, then (without any lapse in coverage occurring), Optionee may secure and maintain in force such substitute coverage in place of the insurance required pursuant to Section A.

## D. Maintenance of Insurance

If Optionee fails to deliver any policy, certificate or renewal to Optionor required under this Agreement within the prescribed time period or if any such policy is cancelled without Optionor's consent, Optionor may, not less than ten (10) days after delivery to Optionee of notice stating its intent to do so, obtain such insurance, in which case Optionee shall reimburse Optionor for the cost of such insurance within thirty (30) days after receipt of a statement stating the cost of such insurance plus interest at the lesser of the Federal Funds Rate as adjusted periodically by the U.S. Federal Reserve Open Market Committee, plus five percent (5%), or the maximum interest rate allowed by law, calculated from the date Optionor obtained such insurance to the date of Optionee's reimbursement.

## E. Self-Insurance Option

Except as otherwise provided in this Section E, the Optionee may, upon request and with the prior written consent of Optionor, which consent shall not be unreasonably withheld, at any time elect to self-insure in lieu of obtaining the coverages set forth and described in this schedule, or any portion of them. The parties acknowledge that this self-insurance option is based upon Optionor's analysis of certain public financial information concerning Optionee available on the date of the request.

In the event of a material and substantial adverse change in the Optionee's economic circumstances such that a reasonable Optionor would question Optionee's ability to self-insure at the levels described in this schedule, Optionor may require Optionee to procure insurance on the terms and conditions set forth in this schedule or on such other terms and conditions as the parties may then mutually agree.

## F. Periodic Adjustments to Coverage

Upon this Agreement entering into any extension of or beyond its original primary term, and every five years thereafter, Optionor may make reasonable adjustments to the coverage limits required in this Schedule. If Optionee considers the adjustments unreasonable, Optionor and Optionee shall meet and enter into good faith discussions. Pursuant to such discussions, Optionor and Optionee shall mutually and reasonably agree upon the adjusted coverage limits that shall be substituted for the coverage limits required pursuant to Section A.

**EXHIBIT E**

**FORM OF MINING LEASE**

between

**COOK INLET REGION, INC.**

and

**TALON GOLD ALASKA, INC.**

made as of the _____ day of ___________, 20__

**Table Of Contents**

## MINING LEASE

THIS MINING LEASE ("this Lease") is made as of the _____ day of _________, 200_ (the "Effective Date"), between

**COOK INLET REGION, INC.** ("CIRI"), an Alaska Native regional corporation,

and

**TALON GOLD ALASKA, INC.** ("TALON"), a ________________ corporation.

WITNESSETH:

## 1. DEFINITIONS

As used in this Lease, unless the context otherwise requires, the following terms have the following meanings:

**"Affiliate"** means a person, partnership, limited liability company, joint venture, corporation, or other entity which, whether through equity ownership or through contractual obligations: (i) can control, either directly or indirectly, or be controlled by a party hereto, or such party's successors or assigns, or (ii) is under the common control, with a party hereto, or such party's successors or assigns, directly or indirectly, of a third person or other entity.

**"ANCSA"** means the Alaska Native Claims Settlement Act, as amended, 43 U.S.C. § 1601 et seq.

**"Area of Interest"** means those interests in real property which are not owned by CIRI on the effective date of this Lease which are either (i) within the perimeter of the Premises leased to TALON hereunder, or (ii) are located in a section any portion of which is within three miles of the outer perimeter of the Premises leased to TALON hereunder.

**"Arm's-Length Transaction"** means a sale where: (i) the consideration set forth in the sales contract is the sole consideration for the sale, and (ii) terms of the sale relating to or affecting price or value are not adversely influenced by any commercial relationship (other than that created by the contract itself) between the buyer and the seller or persons connected with the buyer or the seller , and (iii) neither the seller nor a connected person has any interest, direct or indirect, in the subsequent resale or disposal of the Mineral Products, or any product derived therefrom.

**"Assign"** means transfer, assign or sublet any interest in, or control of, or mortgage, pledge or encumber any interest in, or grant a security interest in.

**"Base Metals"** means copper, lead, zinc, nickel, iron, cobalt and manganese and any such minerals produced as by-product minerals from the production of Ores.

**"Board Approved Feasibility Study"** means a Feasibility Study submitted to and approved for implementation and development by the board of directors of TALON.

**"Commercial Production"** means mineral production operations extracting at least 1,000 tons of Ore per day from the Premises, on average, for a continuous period of six (6) months, subject to periods of Force Majeure or periods in which such production operations are suspended due to normal weather conditions (i.e., in the event mineral production operations are interrupted by an event of Force Majeure or normal weather conditions, then the operations occurring immediately prior to such interruption and immediately after such interruption ceases shall be deemed to be continuous for purposes of establishing a continuous period of six (6) months. Any operation mining less than an average of 1,000 tons of Ore per day during a continuous period of less than six (6) months shall not, for the purposes of this Lease, be regarded as capable of Commercial Production unless the results of the appropriate Feasibility Study indicate that an average of something other than 1,000 tons of Ore per day is a viable level of full capacity production, whereupon the parties agree to discuss in good faith an alternative minimum tonnage requirement, and CIRI's consent to such an alternate minimum tonnage requirement may not be unreasonably withheld. The effective date of Commercial Production shall be the first day of the six (6) month period referred to above. Solely for the purpose of computing production royalty on Minerals and Mineral Products produced from the Premises and sold prior to achievement of Commercial Production, all calculations shall be made as if Commercial Production had commenced with the first production of Minerals or Mineral Products. After Commercial Production has been achieved, Commercial Production shall be deemed to exist unless three (3) consecutive years pass during which there is no continuous period of six (6) months, subject to periods of Force Majeure or periods in which production operations are suspended due to normal weather conditions, during which at least 1,000 tons of Ore per day were extracted from the Premises.

**"Condemnation Drilling"** means exploratory drilling that in the reasonable opinion of TALON is sufficient to establish the absence of economic Minerals mineralization at those depths where the presence and exploitation of any such mineralization might reasonably be expected to conflict with surface uses, if any.

**"Data"** means information in any form (including, without limitation, writings, recordings, information stored by electronic means, test data, charts, graphs, logs technical information, laboratory studies, surveys and maps) and copies of, reproductions of, and work product derived from or based on such information (including, without limitation, all analytical and interpretive data), concerning or relevant to the exploration or drilling for or production of Minerals, including, without limitation, all geophysical, geological, seismographic, engineering, well and well logs and well testing, land, environmental, and permitting data, but excluding all data that is in the public domain.

**"Development"** means all preparation for the removal and recovery of Mineral Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Mineral Products.

**"Effective Date"** means the date shown on page 1 of this Lease.

**"Environmental Claim"** means any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages), expenses (including, without imitation, attorneys', consultants' and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which relate to, result from, arise out of, or are based on any claim of harm or damage to the environment, or claim of injury to persons or property resulting from an alleged harm or damage to the environment, (including, without limitation, the presence, use, disposal, storage, or release of Hazardous Substances) or on any Environmental Law.

**"Environmental Laws"** means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the release or threatened release of Hazardous Substances, (ii) the generation, use, storage, transportation, or disposal of Hazardous Substances or (iii) occupational safety and health, industrial hygiene, mined land reclamation, land use or the protection of human, plant or animal health or welfare; including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Underground Injection Control Program of the Safe Drinking Water Act (42 U.S.C. §§ 300f - 300j-9), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. § 11001 et seq.), the Oil Pollution Act of 1990(33 U.S.C. §§ 2701-2761 et seq.) and any Alaska statutes addressing like or similar concerns, each as amended or supplemented, and any future or present local, state and federal statutes and regulations promulgated pursuant thereto.

**"Expenditures"** means all actual, direct costs, expenses, and charges (including but not limited to interest actually paid) related to the Exploration and Development operations conducted on the Premises from and after the execution of and pursuant to this Lease, including without limitation costs and expenses incurred off the Premises and reasonably allocated to operations pursuant to this Lease. All such costs, expenses and charges shall be determined in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time.

**"Exploration"** means all activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of Minerals.

**"Fair Market Value"** of Mineral Products shall be determined on a unit basis as follows:

(i) Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the five business days prior to the deposit of the bullion into TALON's account at the refiner's place of business;

(ii) Refined silver bullion shall be valued on the basis of the average of the daily Handy-Harman Noon Silver Quotation for the five business days prior to the deposit of the bullion into TALON's account at the refiner's place of business;

(iii) Base Metals other than nickel, copper, zinc and lead shall be valued on the basis of an agreed, recognized published index value for the particular metal, such as "The London Metal Exchange," for the average of the five business days prior to the date payment for the metal is deposited in TALON's account. In the absence of such agreed indexed value, the Fair Market Value for these Base Metals shall be the proceeds actually received by TALON during the calendar month from the sale of such refined or processed metals, subject to **SECTION 16** in the case of agreements or arrangements between TALON and TALON's Affiliates.

(iv) Nickel, copper, zinc and lead shall each be valued on the basis of the average ("Cash mean") of the official daily "Cash buyer" and "Cash seller" prices for Primary Nickel, Copper (Grade A), SHG Zinc and Standard Lead, respectively, on the London Metal Exchange for the five business days prior to payment being deposited in TALON's account, subject to **SECTION 16** in the case of agreements or arrangements between TALON and TALON's Affiliates.

(v) As to all other Mineral Products (i.e., to the extent not covered in clauses (i), (ii), (iii) or (iv) above), the Fair Market Value shall be equal to the amount of the proceeds actually received by TALON during the calendar quarter from the sale of such other Mineral Products, subject to **SECTION 16** in the case of agreements or arrangements between TALON and TALON's Affiliates.

**"Feasibility Study"** means a written report prepared by an independent mining consultant selected by TALON and approved by CIRI setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Mineral Products from a Mine on the Premises that recommends that all or part of the Premises should be brought into Commercial Production. It shall also describe in detail the method by which Commercial Production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs which a joint venture formed hereunder would undertake to identify and quantify new mining reserves on the Premises, shall also contain an analysis of applicable environmental and reclamation laws and an estimate of the cost of complying with such laws and shall describe in detail any of the Premises recommended as milling, smelter or other ore processing sites or waste rock, heap leaching or tailings sites. Such report shall be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in the United States. During the preparation of any Feasibility Study, TALON shall make available to CIRI for review all drafts of the Feasibility Study as they become available to TALON together with all data upon which the Feasibility Study or drafts are based. Upon reasonable notice CIRI shall be invited to attend at CIRI's cost all formal project review meetings between the consultant and TALON held in connection with the preparation of any Feasibility Study.

**"Force Majeure"** means an event which, during any period while this Lease is in effect, prevents, wholly or in material part, the performance of the obligations of either party hereunder or the operations contemplated herein where the cause of such event is beyond the reasonable control of the party affected, and shall include, without limitation, fires, accidents, floods, wind, other damage from the elements, wars, strikes, labor disputes, riots, civil disturbance, unavailability of feasible means of access, transportation or necessary equipment, unavailability of land for surface uses reasonably necessary for the purposes of this Lease on terms acceptable to TALON, governmental action or inaction (including, but not limited to executive, legislative, judicial, or administrative law, rule, policy, decision, decree, order, or failure to act), failure of title, or non-performance of CIRI not otherwise resulting in a breach of this Lease.

**"Gross Revenues"** in any calendar quarter means the amount of earned revenues payable to TALON from any processor, smelter, refinery, or other purchaser of Mineral Products less all penalties, assaying, and sampling charges, if deducted by the purchaser or actually paid, borne, or incurred by TALON in the first instance; provided, however, that any written contract for the sale, processing or refining of Mineral Products to or by an Affiliate of TALON or any sale, processing, smelting, or refining of Mineral Products to or by an Affiliate of TALON on a basis not involving a contract or any use by TALON of Mineral Products shall not, without the prior written consent of CIRI, occur on a basis less favorable to TALON (including the terms thereof with respect to delivery and inventorying) at the time of such contract, sale, or use (as the case may be) than that which would have been applicable with respect to a comparable contract, sale, or use (as the ease may be) to or by an unaffiliated third party. The provisions hereof regarding transactions with Affiliates of TALON supplement and are not in lieu of CIRI's rights under **SECTION 16** of this Lease.

**"Hazardous Substance"** means the following: (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance", "hazardous material", hazardous waste", "extremely hazardous waste" "acutely hazardous waste", "radioactive waste", "infectious waste", "biohazardous waste", "toxic substance", "pollutant" "toxic pollutant" or "contaminant", as well as any other formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "EP toxicity," or "TCLP toxicity"; (ii) drilling fluids, produced waters and other wastes associated with the exploration, development or production of Mineral Products; (iii) asbestos and any asbestos containing material; (iv) transformers or other equipment which contain dielectric fluid containing polychlorinated biphenyls (PCBs); (v) naturally occurring radioactive material; and (vi) any other chemical, material, or substance that, because of its quantity, concentration, or physical or chemical characteristics, exposure to which is limited or regulated for health and safety reasons by any governmental authority, or which poses a significant present or potential hazard to human health and safety or to the environment if released into the workplace or the environment.

**"Lease"** means this Mining Lease.

**"Mine"** means one or more open pits, underground workings, in situ operations and processing facilities within the Premises if such open pits, underground workings, in situ

operations, placer operations, and processing facilities are physically interrelated or for economic reasons should logically be developed in conjunction with one another.

**"Mineral(s)"** means all Precious Minerals and Base Metals occurring naturally in the earth but excluding Other Minerals.

**"Mineral Products"** means all Ores produced from the Premises which are sold, processed, or refined for their Mineral content and all products derived from such processing or refining including, without limitation, dore bullion, precipitates, and concentrates of Minerals.

**"Net Proceeds"** means in any calendar quarter Gross Revenues accrued in that calendar quarter less Operating Costs incurred in that Calendar Quarter.

**"Net Smelter Returns"** means the Fair Market Value of Mineral Products, less, but only to the extent actually incurred or paid by TALON, the following (and only the following, without duplication):

(i) Charges and costs, if any, for transportation (including related storage and insurance costs) from TALON's mine, mill, or other processing or refining facility on the Premises to the places where the Mineral Products and Minerals are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of Mineral Products to any contract mill or refinery and from there to the places where such Mineral Products are sold;

(ii) Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges and penalties, if any, incurred upon smelting or refining Mineral Products. In the event smelting or refining is carried out in facilities owned or controlled, in whole or in part by TALON, or by an Affiliate of TALON, charges, and penalties for such operations shall mean the lower of the actual costs or the amount TALON would have incurred if such operations were carried out at facilities not owned or controlled by TALON then offering comparable services for comparable products on prevailing terms; and

(iii) Sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, removal, sale, or disposition of Mineral Products but excluding any taxes on net income as well as any revenue or net proceed taxes.

With respect to heap leaching, in situ leaching or other solution mining methods, in determining Net Smelter Returns there shall be no deduction whatsoever for any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by TALON is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

**"Operating Costs"** means the sum of the following costs and expenses (without duplication) incurred by TALON in any calendar year after the commencement of Commercial Production from a Mine:

1. **"Mining Costs"** which shall mean costs and expenses, other than Leaching Costs incurred in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time by TALON in exploring for, developing, mining, extracting, removing, and transporting to the Mill (as hereafter defined), Mineral Products produced from the Premises. Such costs and expenses shall include, without limitation, those incurred for labor, machinery operation, fuel, explosives and other materials, exploration, developmental or ore delineation drilling, and a reasonable allowance for future costs anticipated to be incurred by TALON in reclamation in accordance with applicable laws and this Lease. Mining Costs shall not include any charge for depreciation, depletion, overhead for general and administrative charges, income taxes, or royalties paid by TALON to CIRI or any third party.

2. **"Milling and Processing Costs"** which shall mean costs and expenses incurred in milling or processing Mineral Products produced from the Premises at TALON's mill or central processing facility utilized by TALON to process Mineral Products produced from the Premises (herein referred to as the "**Mill**"), if any.

3. **"Leaching Costs"** which shall mean with respect to heap leaching, in situ leaching or other solution mining methods any processing, recovery or refining costs incurred up to the point at which the final Mineral Product produced or refined by TALON is obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions or other mining and preparation costs, transportation of solutions or slurries to the refining processes, refining of slurry or concentrates, preparation of dore bullion or other refined Mineral Products for sale to a purchaser or delivery for final treatment by a third party, and the costs of reclamation or other environmental compliance relating to any of the foregoing.

4. **"General and Administrative Costs"** which shall mean costs and expenses directly and reasonably incurred by TALON and properly allocable to the administration of the Premises and the production of Mineral Products therefrom, but not including any general and administrative costs incurred with respect to operations of TALON or its Affiliates not directly related to the administration of the Premises or the production of Mineral Products therefrom; provided, however, that General and Administrative Costs shall not exceed three percent before Commercial Production or one percent after Commercial Production of the total of all other Operating Costs for the relevant period except Interest, Taxes and the Capital Charge. General and Administrative Costs shall not include, without limitation, any and all advance royalties, annual rentals, production royalties, or other payments of any nature whatsoever payable to CIRI or third parties having an interest in the Premises.

5. **"Delivery Costs"** which shall mean costs and expenses incurred by TALON in or in connection with the delivery of Mineral Products to points of ultimate delivery to purchasers of Mineral Products.

6. **"Interest"** which shall mean any interest cost incurred and actually paid by TALON in any bona fide financing transaction with a commercial lending institution directly related to the development and operation of the Premises. In the event that such a financial transaction is not with a commercial financing institution or is with an Affiliate of TALON, the terms of such transaction shall provide for a reasonable reduction of outstanding indebtedness and shall not be less favorable to TALON than that which would have been applicable with respect to a similar financing transaction with an unaffiliated third party and, in any event, at an interest rate not greater than that charged at the relevant time by the Chase Manhattan Bank N.A. for short-term loans to its most preferred commercial customers (such rate commonly referred to as the "prime rate").

7. **"Taxes"** which shall mean all taxes levied against operations on the Premises and/or levied against the Premises, excluding income taxes imposed upon profits, but including mining and severance taxes.

8. **"Capital Charge"** which shall mean for any period the sum of all cost depletion, amortization, and depreciation charges for such period on expenditures directly related to the construction, development, and operation of a Mine incurred after TALON decides to bring all or part of the Premises into Commercial Production that are ordinarily capitalized in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time. All such expenditures for which cost depletion, depreciation or amortization is claimed shall be separately identified and there shall be a cost depletion, depreciation or amortization schedule for each such expenditure. Such cost depletion, depreciation, or amortization charges shall be made in accordance with generally accepted accounting principles consistently applied in the U.S. mining industry from time to time as approved by an independent certified public accounting firm located in the U.S. with mining experience, but in no event shall be charged at a cost depletion, depreciation, or amortization rate greater than the maximum allowable by the U.S. Internal Revenue Code, as amended from time to time.

Where any Operating Costs are incurred with respect to the mining, milling, processing, beneficiating, smelting, refining, selling or delivering of Mineral Products produced from the Premises and the mining, milling, processing, beneficiating, smelting, refining, selling or delivering of Mineral Products produced from other properties controlled by TALON, such Operating Costs shall be allocated and apportioned in accordance with generally accepted accounting principles, consistently applied in the U.S. mining industry from time to time. Operating Costs shall not be carried forward to succeeding calendar years except that the Capital Charge shall be deferred and allowable to succeeding calendar years to the extent TALON ceases Commercial Production from the Premises during any closure as a result of Force Majeure.

**"Option Agreement"** means that certain Mining Exploration Agreement with Option to Lease dated July __, 2007 between CIRI and TALON, a memorandum of which was recorded on __________, 2007 at Book _______, Page _____, __________________ Recording District.

**"Ore"** means all material produced from the Premises that contains one or more Minerals and are present in significant quantities to justify either (i) mining, extracting, or recovering from a place in the Premises and selling or delivering to a processing plant or refiner for physical or chemical treatment, or (ii) treating in situ in the Premises by chemical, solution, or other methods; said term shall also include all Mineral-bearing solutions, natural or introduced, recovered by or for TALON from the Premises and sold, processed, or refined by or for TALON, and all Mineral and non-Mineral components of all such materials and solutions.

**"Other Minerals"** means all geothermal resources, sand, gravel, shot rock, aggregate, rock, building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells.

**"Payout"** means the calendar quarter when the cumulative Gross Revenues from production from a Mine exceed the cumulative Expenditures incurred in connection with that Mine from and after the date of this Lease. Payout shall be deemed to have occurred (i) no later than five (5) years after the first day of the quarter following the effective date of Commercial Production from a Mine primarily producing Precious Minerals or (ii) no later than eight (8) years after the first day of the month following the effective date of Commercial Production from a Mine primarily producing Base Metals.

**"Permitted Exceptions"** means all matters recorded of record, if any, and such reservations, exceptions, exclusions, restrictions, and limitations as may be included in interim conveyances or patents issued to CIRI for property within the Premises pursuant to ANCSA, including but not limited to the following: valid existing rights (including but not limited to unpatented mining claims); reserved areas set aside by law, executive order, public land order, or similar action; lands designated as National Wild and Scenic River lands; cemetery and historic sites; air navigation sites; public land entries; Native allotments; lands underlying inland navigable waters (including specifically, Smith Lake), tidal waters, or coastal waters; the terms and provisions of that certain Grant of Site Easements dated April 8, 1986, recorded in Book 21 at Page 713 of the Mt. McKinley recording district, from Cook Inlet Region, Inc., to the State of Alaska, Department of Natural Resources; and public easements with the understanding that some Permitted Exceptions constitute Third Party Property.

**"Positive Prefeasibility Study"** means the written study prepared pursuant to the Option Agreement which contained (1) an analysis of the possible economic viability of conducting commercial operations for the production, marketing, and sale of one or more Mineral Products from a Mine, (2) an analysis of the possible market for Mineral Products that may be produced from said Mine, (3) a discussion of the possible methods by which Commercial Production of Mineral Products may be achieved from said Mine, (4) a description of the possibly applicable environmental issues associated with the operation and reclamation of said Mine, including applicable environmental and reclamation laws, (5) a description of the recommended designated area for the Premises, (6) an analysis of the land status of all lands within the Premises and possible impacts of such land status on the development and operation of said Mine, and (7) a

recommendation, based upon drilling (except in cases of governmental prohibition on drilling) and limited metallurgical testing evidencing (in conjunction with such other testing and information as may be available) the possible continuity and grade of the mineralization on the Premises, that continued focused exploration or development work be conducted on the Premises to determine whether all or a part could be brought into Commercial Production.

**"Precious Minerals"** means gold, silver, platinum group elements (platinum, palladium, rhodium, ruthenium, iridium and osmium) and other precious minerals (such as diamonds) and any such minerals produced as by-product minerals from the production of Ores.

**"Premises"** means the particular interests in real property depicted on Exhibit A, and described on Exhibit B attached hereto.

**"Third Party Property"** means those interests in real property within the Area of Interest that are not the Premises.

## 2. CONSIDERATION; GRANT OF LEASE

2.1 Consideration. The consideration to CIRI for this Lease includes the following:

(a) Payment by TALON to CIRI upon the execution and delivery of this Lease of an advance minimum royalty in the sum of $150,000.

(i) Subject to the provisions of Section 2.1(a)(ii) below, on or before the first anniversary of the Effective Date and on or before every anniversary date of the Effective Date that this Lease remains in effect, TALON shall pay to CIRI advance minimum royalty payments by certified or cashiers check, or by wire transfer to a bank and account specified by CIRI in the following amounts:

| Lease Anniversary Date | Advance Minimum Royalty Amount |
|---|---|
| First through third | $150,000 |
| Fourth through end of Initial Term | $200,000 |

(ii) If a Board Approved Feasibility Study has not been delivered to CIRI on or before the fifth anniversary of the Effective Date, TALON shall pay to CIRI on the fifth anniversary of the Effective Date and each subsequent anniversary of the Effective Date thereafter, an advance minimum royalty payment in the sum of $400,000 by certified or cashier's check, or by wire transfer to a bank and account specified by CIRI. The payment under this Section 2.1(a)(ii) shall be in lieu of payments required by Section 2.1(a)(i).

(iii) Failure to timely make the payments required by this Section 2.1(a) shall be a default under this Lease.

(b) The expenditures and production royalties specified in **SECTION 4** of this Lease.

2.2 Grant.

(a) Subject to all Permitted Exceptions, CIRI hereby leases to TALON all of CIRI's right, title and interest, whether now owned or hereafter acquired, in the Premises for the purposes and uses set out in **SECTION 2.4** and elsewhere in this Lease and for no other purpose, for the term more particularly described in **SECTION 3.** TALON may sell for its own account, use, and benefit all Mineral Products extracted by it from the Premises, subject to the obligation to make payments of production royalty to CIRI as specified herein. TALON's right to the use of the surface and subsurface of Premises shall include the rights described in, and be limited by and subject to the specific provisions of this Lease pertaining to land use.

(b) Notwithstanding the definition of Mineral Products contained herein and in addition to the other rights herein granted to TALON, CIRI hereby grants TALON the right to use, free of charge, timber, sand, gravel, shot rock, aggregate, rock, and other materials as may exist on the Premises, where such resources are owned by CIRI, in connection with the construction of roads, mine facilities, or mine infrastructure on Premises; provided, however, that (1) TALON shall first notify CIRI of the location from which it desires to take timber, sand, gravel, shot rock, aggregate, rock, or other materials, the access to the site it intends to use; (2) TALON shall provide CIRI for CIRI's prior review and approval a timber harvesting and reforestation plan for any timber it intends to remove and a mining operating and reclamation plan for any of the said minerals or materials it intends to extract and use on the Premises pursuant to this **SECTION 2.2(B)**; (3) TALON shall provide to CIRI on a quarterly basis an accounting of all such minerals, timber and materials used by it on the Premises together with a description of the location where used; and (4) CIRI shall be entitled to reasonably reject such access or location. TALON shall have no right to produce and sell to third parties timber, sand, gravel, shot rock, aggregate, rock, and other materials from the Premises. TALON's right to take sand, gravel, shot rock, aggregate, rock, and other materials free of charge shall not extend to any pits developed by CIRI on the Premises or pits developed on the Premises by third parties with the consent of CIRI. CIRI shall not use the Premises, nor permit third parties to use the Premises, for producing sand, gravel, shot rock, aggregate, rock, and other materials for use anywhere off the Premises, however, without the prior consent of TALON, which consent shall not be unreasonably withheld.

2.3 Purpose. The purpose of this Lease is to grant, and there is hereby granted to TALON, the nonexclusive right to enter into and upon and to use the Premises and each and every part thereof except as otherwise expressly provided in this Lease, and the exclusive right to explore for, develop, mine, extract, remove, produce, treat, process, mill, smelt, refine, store, market, and sell any and all Minerals, Ores, and Mineral Products in, upon or under Premises for TALON's account, use and benefit, subject to the production royalty and all of the other terms of this Lease. Such rights shall include, without limitation, the rights to construct or install roads, facilities for the generation of power for operations, electrical lines, mill facilities, tailings impoundments, housing structures, and equipment maintenance facilities on the Premises in connection with the exploration, development, and mining of the Premises.

## 3. TERM

Subject to earlier termination as provided herein, this Lease is granted for a primary term of fifteen (15) years commencing on the Effective Date (the "Initial Term"), provided, however, that

if TALON has achieved Commercial Production prior to the end of the Initial Term, then this Lease shall continue in effect thereafter for so long as there is Commercial Production on the Premises.

## 4. FURTHER EXPENDITURES, ADVANCE ROYALTY, AND PRODUCTION ROYALTIES ON THE PREMISES

4.1 Mandatory Expenditures. For each year during the term of this Lease prior to the TALON's submittal of a Feasibility Study to CIRI, TALON must (a) make mandatory minimum Expenditures totaling the greater of $25 per acre for each acre of land contained in the Premises subject to this Lease or $250,000 during each of the first five years following the Effective Date and (b) make mandatory minimum Expenditures totaling the greater of $50 per acre of Premises subject to this Lease or $500,000 in the sixth year after the Effective Date and each succeeding year. Expenditures in excess of the minimum for any year may be carried forward and credited toward the minimum accruing for any subsequent year or years.

4.2 Expenditure Program and Budget. On or before each February 1 during each year this Lease is in effect, TALON shall consult with CIRI regarding the development of a program and budgets for Expenditures for the coming year. On or before each February 15, TALON shall submit to CIRI a draft program and budget for Expenditures for the coming year. On or before each March 1, CIRI and TALON shall meet at a mutually agreed time and place in Anchorage, Alaska to discuss TALON's proposed program and budget for Expenditures for the coming year. On or before each March 15, TALON shall submit its final proposed program and budget to TALON Board of Directors. On or before each March 31, TALON Board of Directors shall approve a final program and budget for Expenditures for the coming year incorporating such features and expenses as it desires, subject only to the requirements hereof.

4.3 Advance Royalty. TALON shall make the advance royalty payments required by Section 2.1(a). Advance royalties paid prior to commencement of Commercial Production, may be recouped and deducted by TALON from fifty percent (50%) of any production royalty payable under this Lease.

4.4 Production Royalty on Premises. (a) Until and unless this Lease is terminated, CIRI hereby reserves a production royalty with respect to the Premises on all Mineral Products mined, produced and sold from the Premises, equal to **the greater of the following**:

(i) For Precious Minerals other than gold, a percentage royalty of the Net Smelter Returns from the Premises calculated at a percentage rate of 2% prior to Payout and a percentage rate of 4% after Payout; or 10% of Net Proceeds prior to Payout and 20% of Net Proceeds after Payout.

(ii) For gold, a percentage royalty of the Net Smelter Returns from the Premises calculated at a percentage rate based on the price of gold prior to and after Payout as follows:

| Price of Gold (per ounce) | Royalty Percentage Rate for the Month | |
|---|---|---|
| | Pre-Payout | Post-Payout |
| Less than $550 | 1.5% | 3% |
| $550 or more and less than $650.01 | 2.0% | 4% |
| $650.01 or more | 2.5% | 5%; **or 10% of Net Proceeds prior to Payout and 20% of Net Proceeds after Payout.** |

(iii) For Base Metals and Minerals which are not Precious Minerals, a percentage royalty of the Net Smelter Returns from the Premises calculated at a percentage rate of 1% prior to Payout and a percentage rate of 3% after Payout; **or** 10% of Net Proceeds prior to Payout and 20% of Net Proceeds after payout.

4.5 Payment Terms; Security Interest Grant. (a) TALON shall pay to CIRI within thirty (30) days after each calendar month the Net Smelter Returns royalty due for Net Smelter Returns received during the preceding calendar month; provided, however, in the event TALON has not been paid within the time period specified in any agreement between TALON and the purchaser or purchasers of Mineral Products, or in the event no time period is specified, then TALON shall pay to CIRI its royalty within ten (10) days after TALON should have been paid within the time period specified in its agreement with the purchaser or, if no time period is specified, then within a reasonable time, as the case may be. If the royalty is payable prior to TALON's receipt of the revenue on which such royalty is payable, pursuant to the preceding sentence, royalty payments shall be based upon TALON's reasonable estimate of royalty due and later adjusted based upon actual amounts due to TALON from the purchasers of the Mineral Products. TALON shall provide to CIRI at the time of each payment (excluding estimated payments), a duplicate copy of the settlement sheet or settlement sheets received from the purchaser of Mineral Products, together with such other information as CIRI shall reasonably request from time to time relating to the calculation of the royalty. Within thirty (30) days after the end of each calendar quarter, TALON shall determine whether the Net Proceeds production royalty for such calendar quarter exceeds the aggregate of the Net Smelter Returns production royalty paid for such calendar quarter and if so, shall pay the difference to CIRI.

(b) To secure payment of such royalty, TALON grants CIRI a security interest in the Mineral Products produced and to be produced from the Premises under this Lease and in the proceeds of such Mineral Products. TALON covenants to take such steps and to execute such further documents as necessary, upon CIRI's request, to allow CIRI to perfect such security interest in the Mineral Products with a priority greater than any lien or encumbrance on such Mineral Products created by, through, or under TALON other than a security interest granted for purposes of financing Mine development and production.

4.6 Method of Payment. Except as otherwise provided in this Lease, all payments by TALON to CIRI shall be delivered to CIRI at CIRI's address for notice purposes, as set forth below, or for the account of CIRI at such bank as CIRI may designate from time to time by written

notice to TALON. Any such bank shall be deemed the agent of CIRI only for the purpose of receiving payments.

4.7 Records and Inspection of Records. TALON agrees to keep accurate records fully in accordance with generally accepted accounting principles of all Mineral Products produced, all costs to be taken into account in determining the royalty due CIRI, and all calculations relative to payments to be made to CIRI under this Lease. Subject to the confidentiality provisions of **SECTION 19**, such records may be inspected at all reasonable times by CIRI or CIRI's designated agents, including without limitation, CIRI's independent auditors. CIRI or its designated agents may make copies of such records as are reasonably necessary to performance of the audit function.

4.8 Sale of Mineral Products.

(a) All Mineral Products subject to CIRI's royalty interest in the Premises shall be sold to third parties in Arm's Length Transactions, and TALON shall use its reasonable efforts to obtain the best terms available; provided, however, TALON may sell Mineral Products to an Affiliate of TALON so long as TALON complies with **SECTION 16** hereof; and provided further that TALON may elect to retain refined Precious Minerals or Base Metals and to pay royalty based on the Fair Market Value of such minerals, subject to CIRI's election to take in kind under **SECTION 4.8(c)**.

(b) No party shall be entitled or obligated to participate in, benefit from, or bear losses from, any advance sales, forward sales or purchases, options, futures contracts, hedging transactions, or other similar transactions entered into by the other party, and such transactions shall be solely for the account, benefit, and risk of the party entering into such transactions.

(c) Upon written notice to TALON received prior to January 1 of any calendar year, CIRI may elect to take its Net Smelter Returns royalty during such calendar year in kind with respect to bullion of gold or silver, in which case: (i) such Minerals mined and removed from the Premises shall be refined to final bullion standards of at least 99.99% pure gold and 99.9% pure silver, and (ii) CIRI shall be entitled to take an amount of bullion of gold, silver, or both, equal to the "In-kind Equivalent." For purposes hereof, the In-kind Equivalent means the number of ounces of bullion of gold, silver, or both (as applicable under the circumstances) that CIRI could acquire if it: (A) took the dollar amount of the Net Smelter Returns royalty it would have received had it not elected to take its royalty in kind, and (B) divided said dollar amount by the Fair Market Value (of such bullion of gold, silver, or both) that was applicable to the calculation of the dollar amount in clause (A) of this sentence.

4.9 Disputes. CIRI shall be entitled to disagree as to any determination made by TALON of any royalty (including estimated royalty) or the reasonableness of any deductions entering into any such determination.

4.10 Lesser Interest. If it is determined by a court of competent jurisdiction or by binding agreement executed by CIRI and TALON that CIRI owns less than 100% of the fee interest in any part of the Mineral estate as to any portion of the Premises, then the production royalty otherwise payable to CIRI on Mineral Products produced from such portion(s) of the Premises shall be reduced to represent the percentage interest in the Mineral estate in such portion(s) of the Premises

owned by CIRI. If CIRI and TALON disagree about CIRI's ownership of the Mineral estate in any portion of Premises, then TALON may either: (a) pay CIRI the disputed amount, in which event CIRI shall refund any overpayments to TALON (together with interest at the statutory rate on judgments) if it is determined or agreed that an overpayment was made, or (b) interplead the disputed amounts with a court of competent jurisdiction.

4.11 Sampling Procedures. The parties recognize that the sampling procedures to be utilized by TALON on the Premises will depend entirely upon the orebody intended to be mined and therefore they agree that the Feasibility Study on which the Development of a Mine is based shall set forth proposed sampling procedures to ascertain the process feed contained metal value per ton of Ore to be produced from the Premises. Prior to the commencement of mining operations, the parties will agree to sampling and assaying procedures, including the appropriate metallurgical standards to be used. These standards shall incorporate a suitable sampling system requiring that TALON make available to CIRI such weight, flow meter, assay results, calculations and other data used to determine the contained Minerals recovered from the process or processes used, permit CIRI or its authorized representatives at anytime and from time to time to make such reasonable inspections for correctness in such weighing, sampling assaying or other procedures as may be used, either in the records of TALON or the process plant, and in addition, if requested by CIRI, each year the scales, weightometer, flow meters or other measuring devices shall be inspected, serviced and certified accurate by an independent third party acceptable to CIRI.

4.12 Hold Harmless Regarding ANCSA Obligations. CIRI shall be solely responsible for ensuring that it complies with any and all obligations imposed by ANCSA (including any agreements to which it is a party, or by which it is bound, entered into in connection with ANCSA) regarding the sharing with other Native Corporations or other entities any amounts that CIRI receives under this Lease, and CIRI shall protect, defend, indemnify, and hold TALON harmless with respect thereto.

## 5. CIRI'S RIGHTS OF ELECTION

5.1 CIRI's Election.. Within one hundred eighty (180) days after TALON's submission to CIRI of (i) two (2) copies of a Board Approved Feasibility Study for a Mine to be developed on the Premises; (ii) an accounting of the expenditures made by TALON on the Premises; and (iii) evidence of TALON's good faith intention to develop a Mine consistent with the recommendations in the Board Approved Feasibility Study expressed by, for example, certified copies of the authorizing resolutions of the boards of directors of TALON and all relevant Affiliates and evidence that TALON has the financial where with all and sufficient capitalization to develop the Mine, CIRI may elect to participate in the proposed Mine as a working interest participant at any level of working interest between a minimum of five percent (5%) of one hundred percent (100%) of the interest held by TALON hereunder (notwithstanding any subsequent conveyance by TALON to third parties) and a maximum of fifteen percent (15%) of one hundred percent (100%) of such interest, by providing written notice to TALON. The right to acquire such working interest shall be free and clear of any encumbrances or burdens created by, through, or under TALON except as provided in Section 5.2 and shall be a burden on any transfers of such interests by TALON to Affiliates or to third parties. The parties acknowledge that TALON makes no representations or warranties respecting the accuracy or completeness of any information contained in the Board Approved Feasibility Study and that TALON shall not be liable or

responsible to CIRI or third parties for any damages or injury arising out of or resulting from the Board Approved Feasibility Study or reliance thereon.

5.2 Contribution by CIRI upon Election. If CIRI elects to participate in a proposed Mine after submission of a Board Approved Feasibility Study for a Mine, then within sixty (60) days after its election to participate, CIRI shall contribute to a joint venture formed pursuant to Section 5.3 an amount as its initial contribution equal to CIRI's required proportionate share of TALON's cumulative expenditures on the Premises actually paid for by TALON from and after the Effective Date of this Lease calculated using the following equation:

$$A = 2.00\ BC$$

where A equals CIRI's initial contribution amount due, B equals CIRI's chosen percentage interest expressed as a decimal, and C equals TALON's cumulative expenditures, exclusive of any advance minimum royalty payments made to CIRI by TALON prior to the effective date of CIRI's election to contribute. Such contribution shall be applied by the manager of the joint venture to pay one hundred percent (100%) of venture expenses until such funds are exhausted, with the income tax deductions for such expenses, if any, being allocated to CIRI in CIRI's discretion. If CIRI fails to timely make the contribution required by this Section 5.2, then its election to participate shall be null and void and any joint venture prepared pursuant to **SECTION 5.3** below shall be of no further force and effect and CIRI shall, upon request, provide TALON with evidence in writing, in recordable form, indicating that CIRI has no working interest in the proposed Mine and no participating interest in any joint venture prepared for the proposed Mine.

5.3 Negotiation of Joint Venture.. The parties agree to negotiate in good faith a form of joint venture agreement by not later than one year after the date of execution of the first Mining Lease under the Option Agreement to control the joint operation of those areas in which CIRI elects to participate. If the parties are unable to agree upon such a form, Model Form Mining Venture Agreement Form 5A published by the Rocky Mountain Mineral Law Foundation ("Form 5A"), as amended from time to time and modified to include the points listed below, shall serve as the basis for the joint venture agreement between the parties. The parties contemplate that, among other things, the joint venture agreement will provide as follows:

(i) TALON shall act as manager subject to removal by CIRI for breach of its duty of care as set forth in the current Form 5A or upon the occurrence of any such event as gives rise to a deemed offer to resign as manager under the current Form 5A;

(ii) a management committee, consisting of two representatives of CIRI and two representatives of TALON, shall be established to determine overall policy, objectives, procedural methods and actions under the agreement, with voting to be in accordance with the parties' respective participating interests;

(iii) TALON shall be entitled to charge the venture account in accordance with the Accounting Procedure to the current Form 5A, but the administrative charge set forth in **SECTION 2.13** of said Accounting Procedure may not exceed the following percentage of "Allowable Costs" during any particular phase:

| | |
|---|---|
| After delivery of Board Approved Feasibility Study and before Commercial Production, on Allowable Costs incurred through use of independent contractors: | 1.5% |
| After delivery of Board Approved Feasibility Study and before Commercial Production, on all other Allowable Costs: | 3.0% |
| After Commercial Production is achieved: | 3.0% |

(iv) there shall be a right of first offer provision under which CIRI shall have the right to purchase TALON's interest in the agreement and the properties upon any attempted transfer of interest or material default by TALON as well a right to require TALON, if CIRI desires, to make reasonable efforts to transfer or obtain project financing for CIRI's interest in the agreement simultaneously and on substantially similar terms and conditions as obtained by TALON, but such right of first offer shall have no application to TALON's sale or distribution to the public of all or part of its interest provided that TALON's offers to CIRI "piggyback" rights whereby it will include in such public sale or distribution the same proportion of CIRI's interest in the joint venture as the proportion of TALON's interest that is included in such sale or distribution;

(v) there shall be dilution of a party's participating interest on a pro-rata basis because of a timely election by the diluting party not to pay its proportionate share of costs or an equity reduction resulting from another cause, provided that if a party's participating interest drops below 5%, that party's participating interest shall be converted to a 2% net proceeds royalty;

(vi) the parties shall have the right to take in kind their share of production of Mineral Products from the Premises;

(vii) the agreement shall form a general partnership for limited purpose under the laws of the State of Alaska and for federal and state tax purposes;

(viii) record title to the interest granted to TALON under this Lease shall be held in the partnership name;

(ix) Alaska law shall govern the interpretation of the agreement;

(x) the parties intend that in using Form 5A they will incorporate necessary changes required by tax law changes as passed from time to time; and

(xi) once the joint venture agreement has been executed, the parties will contribute all costs, including, but not limited to the production royalties and advance minimum royalties due CIRI and the joint management fee due the manager, in proportion to their respective participating interests by the mechanisms provided for in the joint venture agreement.

## 6. CONDUCT OF OPERATIONS

6.1 General. In addition to its environmental obligations under **SECTION 10** of this Lease, TALON agrees that its operations hereunder shall be conducted in a professional and miner-like manner, consistent with exploration, mining, treatment, reclamation and environmental practices acceptable in the mining industry at the time such practices are implemented by TALON; provided such standards are met, TALON shall be free to explore for, develop, mine and beneficiate Minerals, Ores, and Mineral Products in any manner or sequence selected in TALON's sole discretion.

6.2 Compliance with Laws. In addition to its obligations under **SECTION 10** of this Lease, TALON shall make diligent efforts to conduct its operations hereunder in compliance with all applicable federal, state and local laws whether now existing or subsequently enacted, including without limitation laws relating to (a) environmental protection and pollution control and abatement; (b) treatment, storage, and disposal of hazardous substances; (c) reclamation of the Premises, (d) workmen's compensation and other employee benefit laws, (e) the exploration, development, and mining activities conducted by TALON on the Premises, (f) mine safety, and (g) the safety of the public and forest fire prevention. TALON may challenge the validity or application of any laws but no such challenge shall relieve TALON of its obligation to comply with all laws during the time it is challenging their validity or application, unless the challenged authority agrees no compliance is needed pending the final adjudication as to the validity or application of said laws and TALON shall comply with such laws if they are held valid as a result of such adjudication. If and to the extent that TALON's operations under this Lease violate any applicable laws, TALON shall defend and hold harmless CIRI from any penalties or damages arising from such violations. However, unless such violations cause material harm to CIRI, or unless such violations cause TALON to default in the performance of its other obligations under this Lease, such violations shall not be grounds for CIRI to terminate this Lease under **SECTION 12**.

6.3 License and Permits. TALON shall obtain and keep in force at all times, all licenses, permits, and governmental consents required for the conduct of its activities on the Premises, shall file all reports or documents required by federal, state, and local laws, and shall comply with all the terms and conditions of such permits, licenses, and consents. CIRI shall give its consent and take all actions and execute all documents reasonably necessary to assist TALON in securing such permits, licenses, and consents, provided that CIRI shall not be required to take an active role in advocating operations proposed by TALON, nor incur any costs or expenses. Copies of all such permits, licenses, consents, reports, and documents shall be available for review by CIRI. All permits, licenses, consents, reports, and documents available to CIRI pursuant to this section shall be subject to the confidentiality provisions of **SECTION 19**.

6.4 Condition of Sites and Facilities; Reclamation Fund. (a) TALON shall, at all times, keep all areas of the Premises on which it is conducting activities in a neat and clean condition, free of the unnecessary accumulation of debris and waste resulting from TALON's operations. During the term of this Lease, all improvements constructed on the Premises by TALON shall be maintained in good condition and reasonably secured.

(b) Except to the extent permitted otherwise by **SECTION 8.4**, prior to commencement of mining operations on the Premises, TALON shall establish a fund to be used for anticipated future costs of reclaiming disturbances caused by TALON's operation on Premises in accordance with **SECTIONS 8.1** through **8.4** and of treating, storing or disposing of Hazardous Substances in accordance with all applicable laws and regulations and of otherwise complying with all Environmental Laws. Such fund shall be created in a manner such that CIRI shall either be able to obtain a valid security interest in said fund solely for purposes of ensuring proper reclamation or the fund shall not be subject to the claims of TALON's creditors in a bankruptcy in the reasonable opinion of a mutually agreeable counsel and shall be maintained in a separate account, trust account or escrow and not commingled with the moneys of TALON, shall be withdrawn and used for, and only for, the foregoing purposes, and at all times shall be in an amount sufficient to pay all the foregoing costs of TALON should TALON discontinue its operations on Premises at any time during the immediately succeeding year. The initial amount of such fund shall be as mutually agreed by TALON and CIRI.

(b) CIRI shall have the right at any time to require verification of the continued existence and present amount of the fund. To the extent that TALON has posted an acceptable bond or other financial security with any federal, state, or local governmental agency that requires posting of a reclamation bond or other financial security, then TALON shall only be required to maintain in the fund established under this **SECTION** an amount equal to the excess amount required by this Lease over the amount of bond or other financial security posted in favor of such federal, state, or local governmental agency.

6.5 Environmental Audit. TALON shall conduct an annual on-the-ground environmental audit of the Premises disturbed by TALON's operations (such audit shall be performed by a firm of environmental engineers reasonably acceptable to both CIRI and TALON), and such other investigations as are reasonably necessary to audit the sufficiency of the amount of the fund established under **SECTION 6.4**, and TALON's bond or other financial security under **SECTION 8.4**. The results of the audit shall include a written report recommending the actions which should be taken to ensure compliance with the operational and reclamation standards required under this Lease, including the contingency of TALON's discontinuing its operations at any time in the succeeding year, together with a recommendation of the amount that the financial security required by **SECTIONS 6.4** and **8.4** should be increased or decreased to meet any such current needs and contingency. As a result of such audit the parties shall agree to such reasonable adjustments proposed by TALON as are appropriate to meet the requirements of **SECTIONS 6.4** and **8.4**, including without limitation increases or decreases to the fund consistent with inflation as reflected in the most recent consumer price index and consistent with the results of any environmental audits. CIRI shall have the right to receive and keep copies of the audit results and shall be entitled to meet with the environmental engineers during and at the conclusion of the audit to discuss their preliminary and final findings, conclusions, and recommendations. CIRI shall have the right to conduct its own on-the-ground environmental audit at any time at its own risk and expense.

6.6 Archaeological and Cultural Resources Clearances. Prior to conducting surface disturbing activities such as trenching, drilling, or similar mechanized operations on the Premises, TALON shall conduct, through use of qualified personnel, an archaeological and cultural resources survey of each site to determine the existence of artifacts, remains, and places of cultural

significance to Alaska Natives (as defined in ANCSA) and, if such artifacts and remains are discovered or places identified, to minimize possible adverse effects on such sites from activities allowed under this Lease. Selection of qualified personnel shall be made by TALON and approved by CIRI (whose approval shall not be unreasonably withheld) and a written report of each such survey shall be submitted to CIRI. CIRI acknowledges its obligation under **SECTION 18.1(a)** of this Lease to provide information to TALON about archaeological and cultural resources within the Premises.

6.7 Taxes.

(a) CIRI shall pay promptly all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed: (1) with respect to CIRI's production royalty, and (2) with respect to timber, as provided in **SECTION 6.7(b)**. CIRI shall not be deemed in breach of its obligations under this **SECTION 6.7(a)** so long as any failure by CIRI to pay said amounts does not materially interfere with TALON's rights hereunder.

(b) TALON shall promptly pay, before delinquent, all taxes and assessments, general, real property, special, ordinary and extraordinary, that may be levied or assessed against the Premises during the term of this Lease, or upon all Mineral Products derived by TALON from the Premises (except as to taxes assessed on CIRI's production royalty) and upon all of TALON's and CIRI's improvements and personal property on the Premises, including all occupational taxes and any and all other taxes assessed on account of TALON's mining or other operations in or upon the Premises. Notwithstanding the foregoing, in the event taxes are payable upon any timber harvested by TALON and delivered to CIRI, then any taxes imposed upon the severance of said timber shall be paid by CIRI. In addition, TALON shall pay any taxes regarding a change in the tax assessment classification of Premises resulting from the change in use of any of the Premises to any other use made by TALON and any increase in ad valorem or other taxes payable by CIRI, which result from TALON's activities on the Premises. All such taxes for the years in which this Lease commences or terminates shall be prorated to the date of occupancy between CIRI and TALON, if applicable. TALON shall have the right to contest, in the courts or otherwise, in its own name or in the name of CIRI the validity or amount of any such taxes or assessments payable by TALON, if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof before it shall be required to pay the same. If TALON elects to so contest such taxes or assessments, at CIRI's request TALON shall provide CIRI a bond or other reasonable assurance of payment as provided in **SECTION 11.2**.

6.8 Indemnification and Insurance.

(a) Indemnification. Subject to the other provisions of this Lease, each party shall protect, defend, indemnify, and hold the other party and its shareholders, employees, agents, and representatives harmless from and against any and all losses, claims, actions, demands, damages, injuries, deaths, or other liabilities of any and every nature (collectively, "Liabilities") resulting from a breach of the indemnifying party's warranties, representations, or covenants under this Lease or arising in whole or in part, directly or indirectly, from the indemnifying party's operations or activities under this Lease, except to the extent that such Liabilities result from the willful misconduct, gross negligence, or sole ordinary negligence of the party to be indemnified. The

indemnifying party shall assume, on behalf of the other party, the defense of any lawsuit or administrative proceeding which may be brought against the other party and shall pay, on behalf of the other party, upon its demand, the amount of any judgment that may be entered against the other party in connection with the purposes for which this indemnification is given, if execution on any such judgments has not been stayed by appropriate court order.

(b) CIRI's Liability Limitation. CIRI shall not be liable to TALON, its agents, employees, or contractors for any losses, damages, expenses, liabilities, or claims therefor of whatever kind or character resulting from or arising out of any dangerous or hazardous conditions on the Premises, whether or not known to CIRI. This **SECTION** is not intended to limit in any way the tort immunity granted by Alaska Statutes § 09.65.200 (tort immunity for personal injuries or death occurring on unimproved land).

(c) Insurance. TALON shall, at all times while conducting operations pursuant to this Lease, comply fully with the applicable worker's compensation laws and purchase protection for the parties comparable to that provided under standard form insurance policies for the insurance at the limits described on Exhibit C, attached hereto and forming a part hereof. Such insurance limits may be adjusted by mutual consent if subsequent events should make them inadequate. CIRI shall be named an additional insured under all such insurance policies (to the extent permitted by law) and TALON shall cause CIRI to be furnished with insurance certificates evidencing such insurance at any time upon request. CIRI shall acquire (or cause to be acquired) insurance in similar amounts, naming TALON as an additional insured, when conducting operations on the Premises or Area of Interest pursuant to **SECTION 6.9.**

6.9 Coordination of Land Uses.

(a) Rights of Use. TALON and CIRI acknowledge that the Premises and Area of Interest have uses in addition to mineral exploration and development. CIRI reserves the right (to the extent it owns such right) to manage and use the Premises and Area of Interest for all such uses during the term of this Lease. Each party shall use reasonable and diligent efforts to notify and coordinate with the other so as to minimize interference to the activities of the other resulting from its activities. Without limiting the generality of the foregoing, CIRI shall notify TALON regarding CIRI's entry into any agreement involving other surface uses of the Premises or Area of Interest and regarding CIRI's intent to conduct other surface uses of the Premises or Area of Interest. In no event shall management or use by CIRI or any licensee or permittee of CIRI materially interfere with the operations of TALON under this Lease and in every case such management and use shall be authorized and undertaken at the sole risk of CIRI or its licensee or permittee. Without limiting the generality of the foregoing, (1) any interference that causes a material increase in the cost or a material decrease in the efficiency of TALON's operations under this Lease shall be deemed material, and (2) access easements, utility easements, grazing leases, hunting and fishing leases, timber contracts, leases of Other Minerals, or other similar agreements entered into with third parties in the normal course of CIRI's business shall be conclusively deemed to materially interfere with TALON's activities if such rights would be exercised within 1000 yards of any mining activities being conducted by TALON hereunder. If there is a conflict between uses, then the parties shall meet to mutually resolve the difference bearing in mind the principle of noninterference set forth above but in the event of conflicts that cannot in good faith be reasonably reconciled, TALON's use shall control. The parties acknowledge that TALON shall be entitled to

conduct those activities reasonably selected by it to explore for, mine, and treat Minerals and that TALON may impose reasonable safety rules and use restrictions applicable within the Premises and Area of Interest.

(b) Notice of Operations. TALON shall keep CIRI timely apprised of its activities on the Premises and Area of Interest such that CIRI may have its representatives present to witness the operations of TALON in the manner set out in and subject to the provisions of this Lease. Similarly, CIRI shall give TALON reasonable advance notice whenever CIRI's representatives, agents, licensees or invitees are conducting operations on the Premises and the Area of Interest.

(c) Condemnation Drilling. TALON shall do proper Condemnation Drilling on those portions of the Premises proposed for particular surface uses or facilities by TALON before using such surface or before building, constructing, or placing facilities on such surface.

6.10 No Hunting, Fishing and Trapping; Protection of Subsistence Usage. TALON, its contractors and consultants, and its and their employees (a) shall not engage in any hunting, fishing, or trapping on the Premises or Area of Interest without the prior written consent of CIRI, and (b) shall diligently minimize impacts on the subsistence use of the Premises by CIRI shareholders and their descendants.

6.11 Use of Premises for Benefit of Area of Interest. Subject to (a) the limitations of **SECTION 6.9** hereof and limitations imposed by any Permitted Exceptions, and (b) CIRI's right to review and to suggest reasonable modifications and restrictions on surface use (including the location of proposed surface uses) TALON may use (and CIRI hereby grants TALON the right to use) so much of the surface and subsurface of those portions of Premises as shall be necessary or desirable for the exploration, mining, beneficiation, treatment, processing, and disposal of Minerals, Ores, and Mineral Products from the Area of Interest. Consistent with, but not as a limitation on the foregoing, if TALON is engaged in active commercial mining and milling of Minerals from the Premises at the Commercial Production rate, TALON may construct or install roads, facilities for the generation of power for operations, electrical lines, mill facilities, tailings impoundments, housing structures, and equipment maintenance facilities on the Premises for use with a Mine on lands which include Area of Interest lands.

6.12 Commingling. TALON shall have the right to commingle Ore from the Premises with ore from other properties owned, leased, or controlled by TALON; provided, however, that before commingling, TALON shall calculate from representative samples the average grades of the Ore and all other ores to be commingled, and shall either weigh or volumetrically calculate the number of tons of each. As Mineral Products are produced from the commingled ores, TALON shall calculate from representative samples the average percentage recovery of such Mineral Products produced from the commingled ores during each month. In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, TALON may use procedures acceptable in the mining and metallurgical industry which TALON believes to be accurate and cost-effective for the type of mining and processing activity being conducted; provided that prior to implementing any commingling procedures, TALON shall present and explain such procedures to CIRI and obtain CIRI's written approval of such procedures. CIRI may not disapprove of any commingling procedures presented if such procedures are generally acceptable in the mining and metallurgical industry for the type of ores which TALON is

processing. TALON's choice of such procedures shall be final and binding on CIRI. In addition, comparable procedures may be used by TALON to apportion among the commingled ores any penalty charges imposed by the refiner on commingled ores or Mineral Products derived therefrom. The records relating to commingled ores shall be available for inspection by CIRI, at CIRI's sole expense, at all reasonable times.

6.13 Use and Maintenance of Roads. Upon completion of construction, all roads within the Premises that are owned by CIRI or constructed by TALON and all existing roads within the Premises that are owned by CIRI or reconstructed by TALON shall be deemed part of the Premises leased hereunder. During the term hereof, TALON shall be responsible for maintaining those roads within the Premises constructed or reconstructed by and used by it; provided that if such roads are used by CIRI or its permittees or licensees in such a manner or with a frequency that materially increases maintenance and repair costs, then CIRI shall pay a pro rata share of the cost of maintaining such roads. Road maintenance shall include dust abatement, provided that shall not use chemicals to abate dust without CIRI's written consent. TALON may impose reasonable safety rules and use restrictions on such roads in the Premises.

6.14 Disposal of Wastes. All tailing ponds and other facilities for the storage of waste materials created by TALON's activities on the Premises shall be constructed and maintained to the standards generally employed by responsible miners in the U.S. mining industry, using the most reasonably appropriate technology currently available that demonstrates engineering and economic feasibility and success in storing similar materials when such facilities were constructed.

6.15 Damage to Improvements; Timber. (a) TALON shall be liable to CIRI for damage to any timber or improvements on the surface of the Premises, where owned by CIRI, resulting from TALON's operations, but TALON shall not be liable to CIRI for damages to any timber or improvements placed on such part of the surface after TALON has notified CIRI that it intends to conduct operations thereon. TALON shall immediately either repair such damage or compensate CIRI therefor. Disturbances of the surface of the Premises normally incident to TALON's activities which do not damage improvements or timber shall not be considered as damage to the Premises, except to the extent that TALON does not comply with all terms and conditions herein for reclamation and repair thereof.

(b) TALON shall notify CIRI in advance of its operations and activities hereunder and the location thereof which shall or may require the harvesting, stacking, and decking of timber from the Premises. If the operations of TALON hereunder result in the removal of (a) house quality logs greater than eight inches in diameter or (b) merchantable timber from any portion of the Premises, TALON shall stack and deck such logs in the vicinity of the place where they are cut, in a manner allowing for the efficient removal of the timber by CIRI. The determination of merchantability of any timber removed shall be governed by the standards then generally in effect in the wood products industry in the area where the merchantable timber so removed is located. All merchantable timber shall be harvested in accordance with CIRI's reasonable specifications. Upon cutting, stacking and decking of such merchantable timber at a point for pickup by CIRI, TALON shall not be further liable to CIRI as a result of the cutting, removal and storage of the merchantable timber.

6.16 Water Rights. CIRI agrees to let TALON use its water rights appurtenant to the Premises, if any, to the extent that, at the time the use by TALON commences, CIRI does not have any firm plans for the use of such rights within the Premises. CIRI represents that it has no current plans for the use of its water rights. CIRI shall not be required to allow TALON to use any water right where the effect would be to invalidate such right or reduce CIRI's priority vis-a-vis other water rights. If TALON initiates any water rights for use solely in connection with its operations on the Premises, it shall do so in the name of CIRI and at CIRI's request, after termination of this Lease, shall take all actions necessary to vest such rights fully in CIRI to the extent practicable.

6.17 Access by CIRI. At all reasonable times, CIRI and its designated agents shall have the right to inspect all exploration sites, improvements, and facilities of TALON and its Affiliates on the Premises and the Area of Interest and all other improvements and facilities of TALON and its Affiliates, but only to the extent used in connection with extracting, sampling, treating, or transporting Ores and Mineral Products from the Premises or the Area of Interest. TALON shall cooperate, and shall cause its Affiliates to cooperate, in such inspections and make competent personnel available to explain its activities and operations to CIRI. CIRI's exercise of its right to inspection pursuant to this **SECTION** shall be subject to the condition that such inspections be conducted by CIRI at its sole risk and expense and in the event any damages result from CIRI's exercise of its right of inspection under this **SECTION**, CIRI shall indemnify TALON and TALON's Affiliates therefrom; provided, however, if any injury or damage is caused by the gross negligence or willful misconduct of TALON, then TALON shall be liable therefor. In no event shall entry by CIRI unreasonably interfere with TALON's operations on or off the Premises. CIRI agrees to hold as confidential, in accordance with **SECTION 19** of this Lease, any information relative to TALON's operations within the Premises or the Area of Interest gained by such entry.

6.18 Samples. CIRI shall have the right to take samples from the Premises for analysis provided, however, that such sampling does not unreasonably interfere with TALON's operations. Any information gained from such sampling by CIRI shall be considered as confidential by CIRI within the meaning of **SECTION 19** below and shall be shared with TALON.

6.19 CIRI's Right to Require Acquisition of Land by TALON. If TALON delivers a Feasibility Study recommending that all or part of the Premises be brought into Commercial Production and if such Feasibility Study describes any portion of the Premises as being the recommended site of milling, processing, refining, waste dump, heap leaching or tailings ponds sites, then TALON shall submit a legal description to CIRI of that portion of the Premises to be used for such purposes. CIRI, after reviewing those legal descriptions and the Feasibility Study, shall within 90 days before the date of commencement of construction of any of those facilities on the Premises have the right to put to TALON the requirement that it purchase the fee simple interest from CIRI in the lands included in that legal description plus any of the lands which CIRI believes may also be necessary for the stated purposes. The purchase price of those lands to be paid to CIRI by TALON shall be 125% of the then current fair market value of those lands in an unimproved state as determined by an appraiser jointly approved by both parties. If CIRI so elects to put the acquisition of that land to TALON, then TALON shall be required to forbear the commencement of construction of such facilities and infrastructure until such time as CIRI has delivered a special warranty deed of such property to TALON. CIRI will not unreasonably delay the delivery of the special warranty deed. Notwithstanding the conveyance of that property to TALON, CIRI shall be entitled to receive a production royalty on any Mineral Products mined,

produced and served from the Premises so conveyed to TALON equal to the same production it would have received under **SECTION 4.4** if this Lease were still in effect for the lands so conveyed to TALON.

## 7. CONTRACTING AND HIRING PREFERENCES

7.1 Contracting Preference. TALON shall invite CIRI, or any entity designated by CIRI in which CIRI has a financial interest of 25% or more, to make proposals or bids on all contracts bid or let after the date of this Lease relating to operations of TALON under this Lease which TALON elects to have performed by an independent contractor, which are normally put out to general bid, and which are a type of contract that CIRI has previously notified TALON that it is interested in performing. Such notice shall be given initially within 60 days after the date of this Lease. To enable CIRI to have an adequate opportunity to prepare itself, and to associate with others in making proposals or bids for contracts, TALON shall notify CIRI, as early as reasonably possible, of any contracts or activities in which CIRI has the opportunity to participate pursuant to this **SECTION**. In that event, CIRI or such entity shall be first and preferentially considered for such contracts to be performed for as follows:

(a) Each proposal or bid from CIRI or such entity shall be accepted if (1) the goods or services offered are substantially equivalent in quality to those offered by the best acceptable competing proposal or bid received by TALON, (2) after full consideration of likely operating efficiencies, if any, it will cost no more than the best acceptable competing proposal or bid received by TALON, and (3) the experience and capability of CIRI or such entity, if applicable, to perform in accordance with good and accepted practices can be demonstrated by CIRI or such entity to TALON's reasonable satisfaction; provided, however, with respect to contracts for which CIRI's bid is not 10% more than any competing bid for contracts with a value of $200,000 or less and not more than 8% more than any competing bid for contracts with a value greater than $200,000, CIRI's bid shall be deemed acceptable.

(b) TALON agrees that both Peak Oilfield Services and Alaska Interstate Construction LLC are experienced and capable of performing mining construction services for any operation of TALON.

7.2 Hiring Preference. TALON shall preferentially hire qualified or experienced CIRI shareholders and their qualified or experienced family members, if such persons are identified and available to TALON, and shall use all reasonable efforts to provide training for such shareholders and their family members to perform such phases and aspects of operations under this Lease as is reasonably possible. CIRI acknowledges, however, that employment opportunities may be limited prior to the commencement of Commercial Production. Nevertheless, TALON agrees that it shall be its targeted goal that at least 55% or more of the individuals it or its agents or subcontractors hire to work on the Premises or in connection with its performance under this Lease shall be CIRI shareholders or their family members. Unless otherwise agreed, each contract entered into between TALON and any person to perform work relating to operations or other activities undertaken under this Lease, and each subcontract thereunder, shall contain these same specific requirements binding upon such person similar to those set forth in this **SECTION** and making CIRI a third party beneficiary with the power to enforce such rights. TALON shall cooperate in good faith with CIRI to encourage its contractors and subcontractors to comply with such requirements. If CIRI should

develop a formal hiring preference program or guidelines, it will provide TALON with access to such program or guidelines and to their benefits.

7.3 No Violation of Laws. TALON shall comply with **SECTIONS 7.1** and **7.2** only to the extent that such compliance does not violate any federal, state, or local law.

## 8. RECLAMATION OF EXPLORATION AND MINING SITES

8.1 General. When surface and/or subsurface areas, improvements thereon, related facilities, roads, and waste disposal sites on Premises are in TALON's opinion of no further use to TALON for purposes of this Lease, the areas disturbed or used by TALON shall be promptly reclaimed and restored to their state prior to commencement of TALON's activities to the extent required by this Lease. Reclamation shall be done by TALON, at its sole cost and expense and, at CIRI's option, shall consist of any one or more of the following acts selected by CIRI (the actions selected by CIRI shall be in addition to any reclamation required by law except to the extent that any such requirement selected by CIRI is prohibited by law, in which event the requirements of the applicable laws shall prevail):

(a) all physical structures erected by TALON as fixtures on Premises, including without limitation buildings, pipes, machinery and equipment, shall be removed unless otherwise permitted by CIRI to remain except that building foundations need not be removed along with such physical structures as long as they are otherwise reclaimed in a manner consistent with the obligations of this **SECTION 8.1**;

(b) except as provided in **SECTION 8.3**, all holes, trenches, ditches and pits resulting from TALON's operations shall be filled in and contoured. To the extent said area was suitable for growing timber or crops prior to the activities of TALON, the area shall be reclaimed so as to be suitable for growing timber or crops if and to the extent practicably possible;

(c) all Hazardous Substances resulting from TALON's operations shall be treated or disposed of in accordance with **SECTION 10**;

(d) all natural stream flows disturbed or altered by TALON's operations shall be restored in accordance with law and required permits;

(e) no depressions created by TALON shall be left where rain and runoff will collect unless specifically authorized by CIRI, including any such areas resulting from subsidence of the surface as a result of underground operations (except as provided in **SECTION 8.3** below);

(f) no piles or mounds of materials resulting from TALON's operations shall be left. All such materials shall be spread around the exploration or mining site and covered with topsoil preserved in the mining process, where available;

(g) the area disturbed by TALON's operations, including any area occupied by flumes or pipelines or transportation facilities, shall be seeded or replanted with trees; provided, however, that shall not be obligated to seed or replant areas which were not suitable for growing such timber prior to the activities of TALON; and

(h) topsoil removed by TALON's operations shall be segregated to the extent reasonably feasible from rock and other waste material at the time of removal so that it may later be spread over the disturbed area.

(i) in performing the reclamation described in this SECTION 8.1, TALON shall spend no less than the bond amount stated in SECTION 8.4(a) on reclamation requirements, and will spend a greater amount if necessary to meet the reclamation requirements of this Lease.

8.2 Reclamation Purpose. The purpose and goal of reclamation shall be to restore the area disturbed by TALON's operations to the extent feasible to its state and character as in existence immediately prior to the commencement of TALON's operations.

8.3 Open Pits. Notwithstanding the foregoing, any pits created in an open-pit or block caving commercial mining operation (i.e., excluding pits created in the removal of bulk samples or other noncommercial mining operations), shafts sunk in underground mining operations, other underground openings, and waste disposal sites created by TALON shall be reclaimed only to the extent and in the manner provided by federal, state and local laws, rules and regulations; provided however, that at a minimum, all such pits, adits, shafts and openings of any kind shall be marked or closed adequately to protect human life, wildlife and livestock.

8.4 Reclamation Bond.

(a) Exploration Activities. Prior to commencement of Exploration activities on Premises, TALON shall obtain for the benefit of CIRI reclamation performance bond or other financial security in an amount equal to 150% of the amount required by all applicable laws and regulations relating to TALON's operations on Premises. For purposes of the preceding sentence, TALON hereby waives any rights it may have under AS 27.19.050(a). CIRI shall have the right at any time to require verification of the existence and present amount of financial security required by this **SECTION 8.4(a)**. To the extent permitted by law, TALON shall name CIRI as co-beneficiary on any bond or other form of financial security obtained pursuant to this **SECTION 8.4(a)**, or in favor of a federal, state or local governmental agency.

(b) Development and Mining Phase. Prior to commencement of Development activities on the Premises, TALON shall obtain for the benefit of CIRI a reclamation performance bond or other financial security approved by CIRI (which approval shall not unreasonably be withheld, delayed or conditioned), in an amount satisfactory to guarantee interim as well as complete and full reclamation of the Premises (but only to the extent relating to TALON's operations on the Premises) to the standards required under this Lease and under all applicable laws and regulations relating to TALON's operations on the Premises. The initial amount of the bond or other financial security shall be as mutually agreed upon by CIRI and D. Commercial surety bonds issued by bonding companies rated "A+," "A," or "A-" by Best's shall be acceptable bonds hereunder. If any federal, state or local governmental agency requires posting of a reclamation bond or other financial security then TALON shall nevertheless be required to post a bond or other financial security hereunder for the benefit of CIRI, but only in an amount equal to the excess amount required by this Lease over the amount of the bond previously issued in favor of such federal, state or local governmental agency; provided further, however, that the amount of the bond or other financial security in favor of CIRI shall be reduced by an amount equal to the amount in the fund

established under **SECTION 6.4**. CIRI shall have the right any time to require verification of the amount of the bond or other financial security required by this subsection. Such bond or other financial security shall be established in such a manner that (1) it cannot be canceled, liquidated or otherwise terminated or reduced in whole or part without CIRI's written permission, which shall not be unreasonably withheld, and (2) CIRI shall either be able to obtain a valid security interest (solely for ensuring proper reclamation) in the bond or other financial security or, in the opinion of CIRI's legal counsel, the bond or other financial security shall not be subject to the claims of TALON's creditors in a bankruptcy proceeding.

8.5 Discovered Water. If TALON drills any holes (other than blast holes) or wells on the Premises and discovers water therein, TALON shall allow CIRI a reasonable period of time to plug said well and set casing therein at CIRI's expense so as to utilize said well as a water well; provided, however, CIRI's rights under this **SECTION 8.4** shall be subject to any need of TALON to utilize any such well as a source of water in its operations and subject to any applicable regulatory requirements.

## 9. TITLE TO CIRI LANDS

CIRI warrants and represents that it owns the Premises, free and clear of any third party rights except for Permitted Exceptions and any other third party rights allowed under the terms of the Option Agreement. CIRI warrants and represents that the Premises are free and clear of any third party rights arising by, through or under CIRI, that CIRI has the capacity and has been duly authorized to enter into this Lease, and CIRI will not breach any other agreement or arrangement by entering into this Lease.

## 10. ENVIRONMENTAL PROVISIONS

10.1 General Prohibition. TALON shall not cause or permit any Hazardous Substances to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Premises by TALON, its Affiliates, agents, employees, contractors, subleases, assignees or invitees except in accordance with applicable Environmental Laws and prudent business practices, and as reasonably necessary for TALON's operations hereunder.

10.2 Compliance with Environmental Laws. TALON shall at all times and in all respects conduct its operations in compliance with all applicable Environmental Laws and prudent industry practices relating to industrial hygiene, mine safety, environmental protection or the use, analysis, generation, manufacture, storage, presence, disposal or transportation of any Hazardous Substances.

10.3 Environmental Assessment. In addition to the annual environmental audit required by **SECTION 6.5**, if at any time CIRI should have a reasonable belief that a potential Environmental Claim may exist, then CIRI shall have the right at TALON's sole cost and expense, to require TALON to undertake a Phase I Environmental Site Assessment (as described in the American Society for Testing and Materials Annual Book of ASTM Standards) or its equivalent ("Environmental Assessment"), under direction of CIRI, prepared by an independent, competent, and qualified engineer or other qualified environmental assessor or expert satisfactory to CIRI (the

"Environmental Consultant"). The Environmental Assessment shall not require subsurface inspection, testing, or sampling, and shall be limited to such investigation as is reasonably necessary to determine whether such subsurface investigation is necessary or advisable. In the event the Environmental Consultant recommends additional testing or investigation, such additional testing or investigation shall be at TALON's expense. If the Environmental Consultant does not recommend such additional testing or investigation, additional testing or investigation may be undertaken at CIRI's option and at CIRI's sole expense. An Environmental Assessment on the same terms and conditions as set forth above in this **SECTION 10.3** shall also be conducted at TALON's sole cost and expense, in connection with TALON's surrender of any Premises or the termination of this Agreement. TALON shall in each instance promptly comply with all reasonable suggestions or recommendations of such Environmental Assessment at TALON's sole cost and expense. TALON also agrees to comply with CIRI's reasonable request for additional information including questionnaires, necessary to assure CIRI of TALON's compliance with the provisions of this **SECTION 10.3**. If the Environmental Assessment or any other reliable information received by TALON discloses that, due to any act or failure to act by TALON or TALON's employees, agents or contractors, the Premises is in violation of any Environmental Laws or that conditions on the Premises present a material risk of liability under Environmental Laws, or that would require any remedial action pursuant to any Environmental Laws, rules or regulations of a governmental authority, TALON shall promptly cure all matters raised therein at TALON's sole cost and expense. If CIRI has required TALON, pursuant to the terms of this **SECTION 10.3**, to perform two Environmental Assessments (other than an Environmental Assessment performed upon surrender of the Premises) which have both resulted in no suggestions or recommendations by the Environmental Consultant, then any additional Environmental Assessments (other than an Environmental Assessment performed upon surrender of the Premises) which results in no suggestions or recommendations by the Environmental Consultant shall be paid for by CIRI.

10.4 Hazardous Substance Handling. TALON shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for TALON's use of the Premises, including, without limitation, discharge of (appropriately treated) materials or wastes, and TALON, upon written request by CIRI, shall promptly deliver to CIRI copies of all permits, licenses, approvals, filings, and reports reflecting the legal and proper generation, production, use, storage, treatment or disposal of all Hazardous Substances generated, used, stored, treated or removed from the Premises. TALON shall cause any and all Hazardous Substances that are removed from the Premises to be removed and transported solely by duly licensed haulers to duly licensed facilities for lawful use, reuse, recycling, treatment, or final disposal of such materials and wastes. All reporting obligations imposed by Environmental Laws are strictly the responsibility of TALON. For purposes of this **SECTION 12**, any Minerals that are in a state in which they are usable as useful products and that are not released, discharged, disposed of, or transported from, or otherwise present at, in or under the Premises in violation of any Environmental Law or in a manner that may give rise to an Environmental Claim, shall not be deemed to be Hazardous Substances.

10.5 Notification. TALON immediately shall notify CIRI in writing of: (i) any material spill, release, discharge or disposal of any Hazardous Substance in, on, or under the Premises or the Area of Interest in violation of Environmental Law or that may give rise to an Environmental Claim ("material" being defined as any spill, release, discharge, or disposal otherwise required to

be reported to any state or federal governmental agency); (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated or threatened (if TALON has notice thereof) pursuant to Environmental Law; (iii) any claim made or threatened by any person against TALON, the Premises or the Area of Interest relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Substances in, on, under or about or removed from the Premises or the Area of Interest pursuant to Environmental Laws, including any complaints, notices, warnings, reports or asserted violations in connection therewith.

10.6 Remediation Duties. TALON shall be responsible for undertaking and performing any Remedial Work that is required due to the presence in, on, under or adjacent to the Premises of any TALON Related Substances. As used herein, the "Remedial Work" means any investigation, monitoring, clean-up, containment, remediation, removal, response cost, or restoration work and the preparation and implementation of any closure, remedial or other required plans that are: (i) required or performed by any governmental agency or entity having jurisdiction over the Premises, or (ii) required to return the Premises (or any area adjacent to the Premises affected by TALON's operations or activities on the Premises) to an environmental condition which is in compliance with all Environmental Laws. As used herein, "TALON Related Substances" means Hazardous Substances that TALON causes or permits to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Premises. Notwithstanding the foregoing, TALON shall not perform any Remedial Work in or about the Premises, nor enter into any settlement agreement, consent decree or other compromise with respect to any Environmental Claims in any way connected with the Premises without first notifying CIRI of TALON's intention to do so and affording CIRI the opportunity to appear, intervene or otherwise appropriately assert and protect CIRI's interest with respect thereto.

10.7 Termination of Agreement. Upon termination of this Agreement, TALON shall complete, within a reasonable time not to exceed two years, any Remedial Work that is required due to the presence of any TALON Related Substances in, on, under, or adjacent to the Premises or the Area of Interest. After completing the Remedial Work, TALON shall provide CIRI with an Environmental Assessment that shall establish that there are no TALON Related Substances in the soil, groundwater or air in, on, under or adjacent to the Premises or the Area of Interest in violation of any Environmental Law or prudent business practices.

10.8 Environmental Indemnity. TALON shall defend and indemnify and hold CIRI, and each of CIRI's shareholders, shareholder descendants, officers, directors, employees, agents, attorneys, successors and assigns harmless from and against any and all Environmental Claims arising from or caused in whole or in part, directly or indirectly, by (i) TALON's use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Substances to, in, on, under, about or from the Premises or the Area of Interest; or (ii) TALON's use of the Premises or the Area of Interest, or TALON's operations or activities or activities on or relating to the Premises or the Area of Interest; or (iii) TALON's failure to comply with any Environmental Law whether knowingly or unknowingly, the standard herein being one of strict liability, or (iv) any breach of any of the obligations of TALON contained in **SECTION 12**. TALON shall have no obligation to indemnify CIRI for any condition that existed on the Premises or the Area of Interest prior to the Effective Date of this Agreement, nor any condition not arising

from or caused, in whole or in part, directly or indirectly by the matters described in **SECTION 12,** except to the extent TALON has exacerbated such pre-existing condition.

## 11. LIENS AND ENCUMBRANCES

11.1 CIRI's Liens and Encumbrances. CIRI shall not, during the term hereof, as a result of any act or inaction by CIRI, suffer or incur any claim, lien or encumbrance against the Premises which would materially interfere with TALON's activities or rights under this Lease.

11.2 TALON's Liens and Encumbrances. Except with respect to its leasehold interest under any Mining Lease, its rights to Minerals, Ores, and Mineral Products produced pursuant thereto, and its improvements in a Designated Area subject to any Mining Lease, TALON shall not permit or allow the assertion by any person of any claim, lien, or encumbrance of any nature whatsoever arising out of or resulting directly or indirectly from its activities on the Premises, including but not limited to TALON's interest in the Minerals, Ores, and Mineral Products located therein and any improvements thereto. If any such claim, lien, or encumbrance is asserted by any third person, TALON shall promptly discharge the same unless TALON in good faith contests any such claim, lien, or encumbrance in which event, upon the request of CIRI, TALON will provide CIRI with a bond or other reasonable assurance of payment acceptable to CIRI in an amount adequate to protect CIRI from the claim, lien, or encumbrance and all costs associated therewith, including without limitation penalties and attorneys' fees.

## 12. TERMINATION

12.1 Termination by CIRI.

(a) In the event of any material default by TALON in the performance of its obligations hereunder, CIRI shall give TALON written notice to cure the default.

(i) If said default is the failure to pay CIRI any amount due hereunder and if (A) said default is not cured within ten (10) business days of said notice, or (B) TALON does not give notice to CIRI, within ten (10) business days of CIRI's notice, that TALON disagrees with CIRI that there has been a default and seeks a judicial resolution of the dispute, then CIRI may terminate this Lease by delivering a written notice of such termination to TALON. In the event of a judicial decision determining that TALON has defaulted in its monetary obligation under this Lease, then TALON shall have ten days from receipt by TALON of the judicial decision to cure the default.

(ii) In case of any other default by TALON, TALON shall notify CIRI within thirty (30) days of said notice whether TALON will cure said default or whether TALON disagrees with CIRI that there has been a default, in which event, TALON may seek a judicial resolution of the dispute. If TALON shall fail to respond to CIRI within said thirty (30) day period, then CIRI may terminate this Lease by delivering written notice of such termination to TALON. In the event of a judicial decision determining that TALON has defaulted in any non-monetary obligations under this Lease, then TALON shall have thirty days from receipt by TALON of the judicial decision to cure the default; provided, however, the parties agree that TALON shall

have no right to pursue the cure of a non-monetary default if a reasonable person would conclude the default cannot be cured or any attempt to cure would be futile.

(b) As to defaults under (a)(ii) of this **SECTION 12.1**, if TALON has indicated within said thirty (30) day period that it will cure the default specified in CIRI's original notice, and TALON commences said cure within the said thirty (30) day period and thereafter diligently pursues all steps necessary to cure the default as expeditiously as is reasonable under the circumstances, then this Lease shall continue so long as TALON is expeditiously attempting to cure the default and thereafter if the default is so cured; provided, however, the parties agree that TALON shall have no right to pursue the cure of a non-monetary default if a reasonable person would conclude the default cannot be cured or any attempt to cure would be futile. In the event of a judicial decision determining that TALON has defaulted in any non-monetary obligations under this Lease, and TALON commences to cure the default within thirty days from receipt by TALON of the judicial decision and thereafter diligently pursues all steps necessary to cure the default as expeditiously as is reasonable under the circumstances, then this Lease shall continue so long as TALON is expeditiously attempting to cure the default and thereafter if the default is so cured; provided, however, the parties agree that TALON shall have no right to pursue the cure of a non-monetary default if a reasonable person would conclude the default cannot be cured or any attempt to cure would be futile.

12.2 Termination by TALON and Survival of Obligations.

(a) TALON shall have the right to terminate this Lease in whole or in part at any time by delivering a written notice to CIRI, which termination shall take effect upon any future date set forth in the notice, according to the terms of this Lease, or, if no date is specified, upon the date of delivery of the notice. TALON shall deliver to CIRI such document or documents, duly executed in recordable form, as CIRI shall request to evidence termination of this Lease in whole or in part.

(b) Upon such termination of this Lease by TALON, all right, title and interest of TALON under this Lease to the affected portions of the Premises specified in said notice shall terminate and TALON shall not be required, with respect to said lands, to perform any further obligations hereunder except payments or obligations which have accrued under the express provisions of this Lease, and which have not been paid or performed or are due upon termination of this Lease, including but not limited to all reclamation and environmental obligations set forth in this Lease. The notice of termination specified herein shall include a statement setting forth all actions required to be taken by TALON with respect to the lands to be deleted from the terms of this Lease as are necessary to place such area in compliance with all terms of this Lease, including but not limited to reclamation provisions contained in this Lease.

12.3 Removal of Equipment and Facilities. Upon any termination of this Lease, whether by expiration of the term hereof or by act of either party, unless requested otherwise by CIRI, or unless permitted by CIRI or by the terms of this Lease, or except to the extent that TALON has continuing reclamation obligations under this Lease or any applicable law, TALON shall, within six months from and after the effective date of termination, remove from the lands as to which this Lease was terminated all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon. TALON shall

otherwise comply with all provisions of this Lease, including without limitation, those relating to reclamation.

12.4 Survival. In addition to the provisions of **SECTION 12.2(b)**, upon expiration or termination of this Lease by either party, the following provisions shall survive: **6.2, 6.4, 6.8(a), 6.8(b), 6.15, 8, 10, 11, 14, 18** and **19**.

12.5 Conveyance Upon Termination. Upon termination of this Lease and/or the relinquishment of any lands or interests thereunder, TALON shall provide to CIRI a special warranty deed for such relinquished lands or interests.

## 13. ASSIGNMENT AND SUBLEASE

TALON or their respective permitted assigns shall not Assign this Agreement or the Premises or any interest that is acquired hereunder or is subject hereto to any other Person without the prior written consent of CIRI, which consent shall not be unreasonably withheld, provided, however, CIRI may condition its approval upon evidence reasonably satisfactory to CIRI that the proposed assignee is knowledgeable and experienced in the Alaskan mining industry and has the financial wherewithal to fulfill the obligations of TALON hereunder. Unless otherwise expressly agreed in writing between CIRI and TALON, such assignment by TALON shall not relive TALON of its duties and obligations hereunder. CIRI may at any time Assign all or any part of its interest in this Agreement or the Premises without the consent of TALON and shall give written notice of such assignment to TALON. No attempt to Assign by either party shall be valid and enforceable unless the assignee agrees in writing to assume the obligations of the assignor. Any purported attempt to Assign in violation of this **SECTION 13** shall be null and void and of no force or effect. CIRI shall have the right to require TALON to disclose to CIRI all terms and conditions of any proposed document by which it intends to Assign. Any consent granted by and rights accruing to CIRI pursuant to this **SECTION 13** shall not affect the other obligations of TALON under this Agreement.

## 14. ACQUISITIONS WITHIN AREA OF INTEREST

14.1 CIRI. If CIRI now owns or hereafter acquires, during the term of this Lease, any Third Party Property within the Area of Interest, CIRI shall promptly give notice thereof to TALON and the Property shall become part of the Premises subject to this Agreement.

14.2 TALON. If TALON or any Affiliate of TALON owns on the effective date of this Lease or acquires hereafter any interest in real property, including a Third Party Property, within the Area of Interest, including any federal or state mineral interests acquired by the location of unpatented federal or state mining claims, and if such real property interest is acquired (a) at any time during the term of this Lease or (b) within two (2) years after the date of termination of this Lease, CIRI shall be entitled to receive a royalty in the amount calculated as being equal to one-half of the production royalty payable to CIRI under **SECTION 4** with respect to such acquired real property interest within the Area of Interest in the form of Exhibit C, Conveyance of Overriding Royalty attached to the Option Agreement.

14.3 TALON Affiliates Bound. TALON shall cause its Affiliates to be bound to the provisions of this **SECTION 14** by written agreement and such agreement shall specify that CIRI is an intended third party beneficiary with the right to independently enforce the provisions of this **SECTION 14** against the Affiliate. If any Affiliate of TALON ceases to be an Affiliate of TALON, the time periods listed in **SECTION 14(a)** shall begin to run at the time such Affiliate ceases to be an Affiliate of TALON.

14.4 Survival. This **SECTION 14** shall survive the termination or expiration of this Agreement.

## 15. FORCE MAJEURE

15.1 Non-Default for Force Majeure. TALON shall not be deemed to be in default, or to have ceased performance of operations hereunder or to have ceased production, during any period in which performance or operations are materially prevented by any event of Force Majeure; provided, however, TALON shall not be excused from making any monetary payments required hereunder by reason of Force Majeure. All periods of Force Majeure shall be deemed to begin at the time TALON stops performance or operations hereunder by reason of any event of Force Majeure, and to end when the event of Force Majeure is terminated or TALON otherwise is able to resume the activities prevented by the event of Force Majeure. TALON shall notify CIRI of the beginning and ending date of each such period as soon as possible thereafter.

15.2 Extension of Term. If at the time of the expiration of the Initial Term of this Lease, or any extension thereof, there exists an event of Force Majeure, then the Initial Term of this Lease will be further extended for such period of time as the event of Force Majeure remains in effect, provided, however, that all such further extensions will not exceed two years in the aggregate, unless mutually agreed by the parties hereto. CIRI shall have the right to terminate this Lease if performance hereunder is prevented by reason of Force Majeure for more than two years; provided that the maximum period for purposes of calculating continuity of Commercial Production shall be as provided in the definition of that term.

## 16. SALE OF MINERALS TO AFFILIATES

If Mineral Products are sold to, treated, or otherwise processed or refined by any Affiliate of TALON, or if TALON shall enter into any other contract relating to the Premises with an Affiliate of TALON, then prior to execution of any such agreement TALON shall provide to CIRI an affidavit executed by TALON, attaching the final negotiated version of such agreement or arrangement and stating that the terms thereof are the result of arm's length negotiations or are equivalent thereto. CIRI shall be free at any time to challenge any such sale and affidavit. Each time any of the terms of any such an agreement with any Affiliate of TALON are amended or modified after such affidavit has been submitted to CIRI, TALON shall submit to CIRI another such affidavit attaching such amended or modified agreement.

## 17. STATUS OF PARTIES

Except to the extent set forth in any joint venture agreement executed pursuant to a working interest election under this Lease, the parties hereto are not partners, mining partners, an unincorporated association, or joint venturers.

## 18. INFORMATION AND REPORTS

18.1 Information.

(a) CIRI will make available for TALON's inspection and copying at TALON's expense all information which it has available as to the Premises and Area of Interest including, but not limited to, information regarding archaeological and cultural resources on such lands and any Data obtained from mineral exploration on such lands, provided, however, CIRI makes no representations or warranties concerning such information and shall not be liable to TALON or third parties for the accuracy or completeness of any information made available to TALON. TALON shall indemnify and hold CIRI harmless from any such liability or responsibility alleged by TALON or third parties who obtain such information from or through TALON. TALON shall treat all such information as confidential in accordance with **SECTION 19** of this Agreement.

(b) All information received by CIRI during the term of this Lease shall be considered and treated as confidential by CIRI in accordance with **SECTION 19** of this Agreement. CIRI and TALON recognize the high risks and uncertainties involved in the interpretation of any information provided by TALON under this **SECTION**. TALON's interpretation or analysis of any Information shall be made in good faith and based on its expertise, provided however that TALON makes no representations or warranties respecting the accuracy or completeness of any information and shall not be liable or responsible to CIRI or third parties for any damages or injury arising out of or resulting from any information or reliance thereon unless TALON knowingly makes misrepresentations.

(c) Technical materials generated and samples collected during the term of this Lease with respect to any particular lands, or copies of such materials and representative splits of samples, will be provided to CIRI at the termination of the Lease as to said lands. Such materials and samples will be thoroughly labeled, indexed, and preserved, in accordance with reasonable mining industry standards, throughout the term of this Lease. Exceptions to this requirement, such as for water and vegetation samples and samples regularly taken and discarded during Commercial Production in accordance with reasonable mining industry practices, will be made by CIRI as reasonably requested by TALON. CIRI shall have the right to inspect all samples, drill stem cuttings, and drill core taken by, provided that CIRI shall pay any costs associated with CIRI's inspection, including, but not limited to the costs of travel to the site of sample storage. At CIRI's request, TALON shall furnish to CIRI's representative splits of all such samples, cuttings and cores, provided that CIRI shall pay the costs associated with providing the same to CIRI, and provided further that TALON shall not be required to take duplicate samples or provide splits when it desires to employ any form of testing that requires all of the sample material and that will destroy the sample.

(d) In addition to its obligations under **SECTION 10**, TALON shall advise CIRI of any material environmental compliance problems connected with TALON's operations. TALON may change or alter its plans at any time but shall notify CIRI thereof. In addition, from time to time as TALON notifies CIRI of planned surface use by TALON which will require exclusive use of an area by TALON, CIRI shall not thereafter use or grant any interest in the affected area to a third party except as may be consistent with TALON's planned use.

18.2 Property Reports. TALON shall deliver to CIRI:

(a) three (3) copies of a report, on or before February 1 of each year, detailing the results and analyses of all work done or anticipated to be done on the Premises, Minerals found, and all other relevant information reasonably requested by CIRI (both interpretive and noninterpretive) and including raw data and information regarding any environmental liabilities connected with the Premises, or operations on the Premises;

(b) copies of all reports prepared by TALON regarding its operations on the Premises, including without limitation copies of all reports concerning environmental compliance and reclamation, including all information submitted to government agencies, all notices of violation or related to environmental compliance from government agencies, all reports relating to exploration (including drilling and Condemnation Drilling), prefeasibility study, feasibility study, development and mine operations, and all calculations, data, summaries and reports regarding the calculation of Doyen's royalty.

18.3 Property and Accounting Records.

(a) Lessee shall keep and maintain full, true and correct records and accounts in accordance with sound mining industry practices, and make such records and accounts available (at the location at which such records are customarily maintained by TALON) to CIRI, its agents or representatives, upon reasonable notice, for inspection on a confidential basis during regular business hours, of its exploratory drilling, development, and mining operations on the Premises, having to do with drill holes, the character of the strata penetrated by such drill holes, and, including logs and cores, notices and reports to public authorities, and replies thereto. Upon request, TALON shall provide to CIRI any and all analyses in its possession relating to the Mineral Products produced from, or believed to be present in the Premises. All production records shall be compiled to show total production from the Premises for each month during the report period.

(b) TALON's records and accounts shall contain all data necessary or proper for the settlement of the accounts between the parties hereto, and the adjustment of their rights hereunder. Such information shall include, but shall not be limited to, (1) all Mineral Products sales contracts and related information showing sales of Mineral Products by TALON from the Premises, (2) all lease production and related records, including, but not limited to, daily production reports (showing Ores produced and Mineral Products sold, stored, or stockpiled) settlement statements, and reserve statements; and (3) any other information available by law or agreement to any other royalty owner, working interest owner or participant in any production from the Premises. CIRI, or its agents or representatives, at its sole expense, and with reasonable notice, shall have the right at all times during regular business hours to inspect and take copies of such records and accounts. On or before the end of each calendar month, TALON shall deliver to CIRI an itemized written statement showing the total production from the Premises for the preceding calendar month, the royalties payable with respect thereto and the date upon which the amount of such royalties was computed.

(c) TALON hereby authorizes CIRI, its agents and representatives, at TALON's expense, to examine all records of public authorities relating to the operation of TALON on the

Premises, including, but not limited to, all reports, records, including tax records, Data, notices and statements filed by TALON.

18.4 Meetings. TALON shall meet with CIRI not less than twice a year, such as in February or March and in October or November, to advise CIRI of TALON's progress in accomplishing its planned activities, including but not limited to reclamation and environmental protection activities.

## 19. CONFIDENTIALITY

19.1 General. Except as otherwise provided in or pursuant to this **SECTION 19**, all Data or information obtained pursuant to or in connection with this Lease shall be the exclusive property of CIRI and TALON severally. Except as otherwise provided in or pursuant to this **SECTION 19**, all information obtained pursuant to or in connection with this Lease shall be held confidential by CIRI and TALON. Except for information disclosed pursuant to **SECTION 19.2(b)(3), SECTION 19.2(b)(4), SECTION 19.2(b)(5), SECTION 19.3(b)(3), SECTION 19.3(b)(4) OR SECTION 19.3(b)(5)**, all information obtained pursuant to or in connection with this Lease (including but not limited to all annual reports prepared hereunder) shall recite on the first page thereof the following paragraph, set off in such manner as will call attention to the confidential nature of the contents thereof:

**NOTICE OF DUTY TO MAINTAIN CONFIDENTIALITY**

> The information contained herein is or may be the *exclusive property* of Cook Inlet Region, Inc. or Talon Gold Alaska, Inc. Disclosure of such information is permitted only under certain circumstances set out in SECTION 19 of that certain Lease by and between Cook Inlet Region, Inc. and Talon Gold Alaska, Inc. dated as of ________________ ("Lease") and then only after the party receiving such information has agreed in writing to hold such information confidential and not to disclose it to others. Any person receiving this information is hereby placed on notice of such provisions and of the duties and obligations pertaining to such information.

19.2 Disclosures during term of Lease.

(a) Except as otherwise provided in or pursuant to this **SECTION 19.2**, during the term of this Lease all information obtained pursuant to or in connection with this Lease shall not be disclosed by CIRI or TALON to any third party or to the public without the prior written consent of the non-disclosing party.

(b) The consent required by this **SECTION 19.2** shall not apply to a disclosure

(1) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

(2) to any third party to whom the disclosing party contemplates a sale, grant, assignment, encumbrance, pledge, or other commitment or disposition of all or any part of its interest in, to, or under this Lease, or

(3) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in TALON or an Affiliate thereof pursuant to an offering memorandum or similar document, or

(4) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

(5) to a governmental agency or to the public which the disclosing party believes in good faith is required by pertinent law or the rules of any stock exchange.

In any case to which this **SECTION 19.2(b)** is applicable, the disclosing party shall give notice to the other party of the contents of such disclosure at least five days prior to the making of such disclosure, unless the disclosing party believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to **SECTION 19.2(b)(1)** or **SECTION 19.2(b)(2)**, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this **SECTION 19**.

19.3 <u>Disclosures after expiration or termination of Lease</u>.

(a) Except as otherwise provided in or pursuant to this **SECTION 19.3**, after the expiration or termination of this Lease in full or as to any particular property (1) CIRI shall be free to disclose any or all information obtained pursuant to or in connection with this Lease to any third party or to the public without the consent of TALON but (2) TALON shall not disclose any information obtained pursuant to or in connection with this Lease to any third party or to the public without the prior written consent of CIRI.

(b) The consent of CIRI required by this **SECTION 19.3** shall not apply to a disclosure by TALON.

(1) to an Affiliate, employee, consultant, contractor, or subcontractor that has a bona fide need to be informed, or

(2) to any third party with whom TALON contemplates entering into an agreement, or

(3) to any third party seeking to acquire, other than pursuant to a public offering, an equity interest in TALON or an Affiliate thereof pursuant to an offering memorandum or similar document, or

(4) to other regional Native Corporations which the disclosing party believes in good faith is required by pertinent law, or

(5) to a governmental agency or to the public which the disclosing party believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this **SECTION 19.3(b)** is applicable, TALON shall give notice to CIRI of the contents of such disclosure at least five days prior to the making of such disclosure, unless TALON believes in good faith that a more rapid disclosure is required by pertinent law or the rules of any stock exchange (in which event such notice shall be given as much in advance as possible but in any event no later than contemporaneously with the disclosure). As to any disclosure pursuant to **SECTION 19.3(b)(1)** or **SECTION 19.3(b)(2)**, only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure by executing a confidentiality agreement incorporating the nondisclosure obligations of this **SECTION 19.**

(c) **SECTION 19.3** shall not apply to a disclosure by TALON of any information pertaining to any property that never was or that ceases to be property selected by or conveyed to CIRI pursuant to ANCSA, effective upon the later of the following to occur:

(1) Two years after termination of this Lease

(2) the date upon which such property ceases to be property selected by or conveyed to CIRI pursuant to ANCSA.

19.4 Exceptions To Consent Requirements. The limitations and restrictions imposed by this **SECTION 19** shall not apply to disclosures of information that the disclosing party can establish was owned by the disclosing person prior to the execution of this Lease or information that the disclosing party can establish is in the public domain other than as a result of a disclosure in violation of any provision of this **SECTION 19.**

19.5 Use of CIRI Logo. No use of CIRI logo shall be made by TALON or any Affiliate of TALON without the written permission of CIRI. Nothing herein shall prevent TALON or Affiliates of TALON, in any written or oral communications, from referring to CIRI by name when describing this Lease or activities undertaken pursuant to this Lease, from describing any Premises using the same or a similar term or from describing activities undertaken pursuant to this Lease as "CIRI Farewell Project".

## 20. SCHOLARSHIP DONATIONS

TALON agrees that it shall annually contribute to The CIRI Foundation, or to another 501(c) organization as otherwise directed by CIRI, for scholarships to educate CIRI's shareholders or their descendants the sum of $10,000 for the remaining term of this Lease. In the event Commercial Production of Minerals under this Lease is obtained, then during each year following the commencement of such Commercial Production, TALON agrees that the donation to The CIRI Foundation shall be at the rate of $50,000 per year until termination (including, during periods of temporary cessations of production lasting a year or more) of such production.

## 21. GENERAL PROVISIONS

21.1 Notice. Any notices required or which may be given under this Lease shall be sent to the other party at the following addresses by overnight courier (such as FedEx, UPS, or DHL) or by facsimile:

| | |
|---|---|
| To TALON: | TalonGold Alaska, Inc.<br>8955 South Ridgeline Blvd., Suite 1800<br>Highlands Ranch, CO 80129 USA<br>Attn: President<br>Phone: 303-470-8700<br>Fax: 303-470-8706 |
| with a copy to: | General Counsel<br>TalonGold Alaska, Inc.<br>1177 West Hastings Street, Suite 1901<br>Vancouver, BC<br>Canada V6E 2K3<br>Phone: 604-683-6332<br>Fax: 604-408-7499 |
| To CIRI: | Cook Inlet Region, Inc.<br>2525 C Street<br>Anchorage, Alaska 99509-3330<br>Attn: Director, Land & Resources<br>Phone: (907) 263-5104<br>Fax: (907) 263-5190 |
| with a copy to: | General Counsel<br>Cook Inlet Region, Inc.<br>2525 C Street<br>P.O. Box 93330<br>Anchorage, Alaska 99509-3330<br>Phone: (907) 263-5152<br>Fax: (907) 263-5182 |

Changes of address shall be made by giving notice thereof to the other party as allowed by this **SECTION 21.**

Any notice so given shall be deemed to have been received by the other party if sent by private courier service, or other electronic means, on the date of delivery stamped upon the receipt or other form of electronic transmission confirmation.

21.2 Governing Law. This Lease shall be governed by, construed, performed and enforced in accordance with the laws of the State of Alaska, without regard for the State of Alaska's conflict

of laws rules, and the venue for any action arising out of or relating to this Lease shall be Anchorage, Alaska.

21.3 Entire Agreement. This Lease, together with any and all recitals, and attached Schedules and Exhibits, represents the entire agreement between the parties and there are no other representations, warranties or other conditions between the parties except as provided for in writing in this Lease.

21.4 Binding Effect. This Lease shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

21.5 Amendments and Waiver. This Lease may be modified or amended only by an agreement signed by both parties. Failure of either party to insist on full performance of any obligation of the other party on one or more occasion shall not waive, modify, release or alter in any manner such party's right to insist upon full performance of such obligation in the future.

21.6 Execution in Counterparts and by Facsimile. This Lease and the documents to be executed and delivered upon execution of this Lease may be executed in counterparts, and delivery thereof may be accomplished by transmitting an executed signature page to the other party by facsimile; provided that promptly after such delivery, originals of this agreement and all such documents, executed by all parties thereto, shall be executed, acknowledged where appropriate and shall be delivered to counsel for the respective parties.

21.7 Headings. The paragraph headings in this Lease are inserted for convenience only and shall not be considered a part of this Lease or used in its interpretation.

21.8 Time of Essence. Time shall be of the essence of this Lease.

21.9 Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Lease. The parties further agree, for themselves and their respective successors and assigns, to cause their respective Affiliates, and the Affiliates of their respective successors and assigns, to take all actions and execute all additional documents as are reasonably necessary or appropriate to effectuate the purpose and intent of this Lease.

21.10 Currency and Consumer Price Index Adjustment. All monetary amounts specified in this Lease are denominated in United States Dollars. Stated dollar amounts in this Form of Mining Lease shall be adjusted on the Effective Date of the Lease and annually thereafter on January 1 for increases or decreases in the Consumer Price Index - Urban, Anchorage, Alaska, since April 1, 2007.

21.11 Recording Memorandum. Upon execution of this Lease, the parties shall agree upon the text of and execute a memorandum pf this Lease in order to place on record CIRI's and TALON's rights and interests in the Premises hereunder. The memorandum shall contain or describe those terms and provisions of this Lease which each party deems necessary in order to give constructive notice of its rights and interests in the Premises under this Lease and to comply

with the applicable recording laws of the State of Alaska. All statutory recording fees for recording the memorandum shall be paid by TALON.

IN WITNESS WHEREOF, the above parties have caused this Lease to be properly executed, all as of the day and year first above written.

COOK INLET REGION, INC.

By: ______________________________
President

TALON GOLD ALASKA, INC.

By: ______________________________
President and Chief Executive Officer

**JOINDER**

International Tower Hill Mines, Ltd. ("ITH"), the parent company of Talon Gold Alaska, Inc. and the owner of all of Talon's issued and outstanding shares hereby joins in the execution of this Lease for the sole purpose of (a) guaranteeing to Cook Inlet Region, Inc. ("CIRI") all obligations of Talon under this Lease, and (b) agreeing and accepting as applicable to ITH the provisions of **SECTIONS 13, 14, 19 and 21.2** and specifically consenting and agreeing that the Agreement and this Joinder shall be governed by, construed, performed and enforced in accordance with the laws of the State of Alaska, without regard for the State of Alaska's conflict of laws rules, and venue for any action arising out of or relating to the Agreement or this Joinder shall be Anchorage, Alaska.

**INTERNATIONAL TOWER HILL MINES, LTD.**

By: ______________________________
NAME: ______________________________
TITLE:


EXHIBIT A
Talon Gold Alaska, Inc
Farewell Area Lease
28N 25W
28N 23W
High Lakes
South Fork Kuskokwim River
27N 25W
27N 23W
Area of Interest
Veleska Lake
Lease Area
15,320 acres
26N 25W
26N 23W
Smith Lake
25N 25W
25N 23W
0 0.5 1 2
Miles
N
CIRI Surface & Subsurface
Leased Land-NO TRESPASSING
Public Easements
Subject Lands:
Township 25 North, Range 24 West, SM
Sections 4 to 9, inclusive
Sections 16 to 21, inclusive
Sections 28 to 33, inclusive
and the W2 of Sections 3, 10, 15, 22, 27, 34
Township 25 North, Range 24 West, SM
Sections 4 to 6, inclusive
24N 24W
Cook Inlet Region, Inc.
Farewell Area
BRK 4/13/07
Farewell, Alaska
Revised: 6/19/07
Albers Equal Area-AK, Meters
Talon Gold_Farewell Lease.pdf

**EXHIBIT B**

(Attached to and forming a part of Mining Lease between Cook Inlet Region, Inc. and Talon Gold Alaska, Inc. dated ______________________, 20___)

CIRI PROPERTY LEGAL DESCRIPTION

Yukon-Kayukuk, Borough, Alaska

T. 26 N., R. 24 W., Seward Meridian

Section 3: W1/2
Section 4-6, inclusive: All
Section 10: W1/2
Section 9: All
Section 8: S1/2, NW1/4, S1/2 NE1/4, E1/2 NE1/4, SW1/4 NE1/4
Section 7: All
Section 15: W1/2
Sections 16-18, inclusive: All
Section 22: W1/2
Sections 19-21, inclusive: All
Section 27: W1/2
Sections 28-30, inclusive: All
Section 34: W1/2
Sections 31-33, inclusive: All,
Excluded from the above described lands is Smith Lake.

T. 25 N., R. 24 W., Seward Meridian

Sections 4-6, inclusive: All.

**EXHIBIT C**
**Attachment to Exhibit E, Form of Mining Lease**
**Mining Insurance Requirements**

Lessee will obtain, as a minimum, the following insurance with companies acceptable to CIRI and shall provide evidence of such insurance to CIRI prior to commencement of operations under this Lease. Limits of Liability herein shall not limit the indemnity requirements in the Agreement.

**A. Workers Compensation & Employers Liability**

1. Worker's compensation and employer's liability insurance shall be provided in accordance with all applicable federal and state laws which shall cover all personnel performing work under this lease.

2. Employer's Liability in the amount of $1,000,000 per occurrence.

3. If applicable, protection under the Longshore and Harbor Worker's Compensation Act and the Outer Continental Shelf Lands Act.

4. If applicable, coverage for liability under the Merchant Marine Act of 1920, commonly known as the Jones Act, the Admiralty Extension Act of 1948 and the Death on the High Seas Act.

5. If applicable, protection against liability of the employer to provide transportation, wages, maintenance, cure and found to maritime employees and a voluntary compensation endorsement.

6. Territorial extension to cover all work areas.

**B. Commercial General Liability**

Comprehensive general liability (bodily injury and property damage) insurance with limits of not less than $1,000,000 per occurrence including the following coverages:

7. Contractual liability to cover liabilities assumed under this lease.

8. Products hazard coverage for any and all products provided or furnished by or on behalf of Lessee during the course of service rendered by lessee hereunder.

9. Completed operations hazard coverage for any claim relating to defects or efficiencies in goods, products, materials or services used or rendered by contractor in connection with its operations.

10. Broad form property damage liability insurance.

11. Coverage for explosion, collapse and underground hazards for work performed by Lessee involving equipment or materials of a volatile, incendiary or explosive nature or involving excavation, drilling or subsurface activity.

12. Independent contractor's contingent coverage.

13. Personal injury liability.

14. Territorial extension to cover all work areas.

15. Coverage for subsidence.

**C. Comprehensive Automobile Liability**

Automobile, bodily injury and property damage liability insurance. Such insurance shall extend to owned, non-owned and hired automobiles used in the performance of this lease. The limits of liability of such shall be not less than $1,000,000 per occurrence for bodily injury and property damage combined. Coverage shall include broad form pollution.

**D. Aircraft Liability (If Aircraft Used)**

Aircraft liability insurance, when Lessee has owned or hired aircraft or helicopters, with combined single limit for public liability, passenger liability and property damage of not less than $5,000,000 per occurrence with no per seat sub-limit covering all owned and non-owned aircraft hired by Lessee in connection with the work to be performed.

**E. Watercraft Liability (If Watercraft Used)**

Protection and indemnity insurance with a combined single limit of $5,000,000 each occurrence for bodily injury and property damage including coverage for chartered vessels, members of crew, in rem, contractual liability, collision and tower's liability.

**F. Umbrella/Excess Liability**

Umbrella/excess liability, over and above underlying coverages A, B, C, D & E above, with a combined single limit of $25,000,000 per occurrence.

**G. Pollution Liability**

For losses caused by pollution conditions that arise from the operator, environmental site liability/pollution liability insurance must be in force as follows:

Per occurrence: $10,000,000
General aggregate: $10,000,000

a. Coverage must be specific to the operations under which the operator is conducting their activities
b. The policy shall provide for complete professional service coverage, including coverage for pollution liability that is the result of a breach of professional duties.
c. The policy shall provide errors and omissions (E&O) coverage.
d. The policy shall provide for protection against claims for third-party bodily injury, property damage, and environmental damage caused by pollution conditions resulting from the operator for which the operator is legally liable
e. The policy shall provide for cleanup costs when mandated by governmental entities, when required by law, or as a result of third-party claims.
f. The policy shall be endorsed to include the following additional insured language: "CIRI shall be named as an additional insured with respect to liability arising out of the activities performed by, or on behalf of the operator."
g. The policy shall contain a waiver of subrogation against CIRI
h. This insurance shall be primary and non-contributory with respect to all available sources
i. Coverage provided by the operator shall not be limited to the liability assumed under the indemnification provisions of any contract
j. Each insurance policy required by the insurance provisions shall provide the required coverage and shall not be suspended, voided, canceled, reduced in coverage or endorsed to lower limits except after thirty (30) days prior written notice has been given to the land owner. Such notice shall be sent directly to the land owner and shall be sent by certified mail, return receipt requested.
k. Insurance is to be placed with insurers duly licensed or approved unlicensed companies in the State of Utah and with an "A.M. Best" rating of not less than A-.
l. Operator shall furnish the land owner with certificates of insurance (ACORD form or equivalent) as required to show proof of insurance. The certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. All certificates and endorsements are to be received and approved by the land owner before work commences. Each insurance policy required by the contract must be in effect at or prior to commencement of work and remain in effect for the duration of the project. Failure to maintain the insurance policies as required, or to provide evidence of renewal, is a material breach of contract.

**Additional Requirements**

Lessee shall name CIRI as additional insured, where permitted, under its policies of insurance, only with respect to and to the extent of the liabilities assumed by Lessee under this lease.

For liabilities expressly assumed hereunder by Lessee, its insurance shall be endorsed to provide that underwriters waive their right of subrogation against CIRI, its affiliated companies and coventurers, and employees of each.

None of such insurance shall be cancelled, altered or amended without 30 days prior written notice having been furnished to CIRI.

All such insurance shall be primary and non-contributory with respect to insurance carried by CIRI.

Lessee shall require any Contractor and/or Subcontractor at any tier, vendor, supplier, material dealer and others entering the subject properties to provide and maintain insurance at all times during the period that their agreement related to work on the properties is in force and effect. The limits and form of said insurance shall be in accordance with prudent standards applicable to the operations or activity involved and otherwise acceptable to Lessee.

**Substitute Coverage**

If Lessee reasonably determines that, despite Lessee's good faith and diligent efforts to obtain the insurance coverage required pursuant to Sections A through G, such coverage is not available on commercially reasonable terms (with the standard of commercial reasonableness being an objective standard and not one specific to Lessee or any of its affiliates), then as many days prior to the expiration of the insurance coverage required under the Lease as reasonably possible, CIRI and Lessee shall meet and enter into good faith discussions. Pursuant to such discussions, CIRI and Lessee shall mutually and reasonably agree upon the insurance coverage that shall be substituted for the insurance coverage required pursuant to Sections A through G, which substitute coverage shall be that coverage available on commercially reasonable terms which most closely approximates the coverage required under Sections A through G. After CIRI and Lessee have agreed upon the substitute coverage, then (without any lapse in coverage occurring), Lessee may secure and maintain in force such substitute coverage in place of the insurance required pursuant to Sections A through G.

**Maintenance of Insurance**

If Lessee fails to deliver any policy, certificate or renewal to CIRI required under this Lease within the prescribed time period or if any such policy is cancelled without CIRI's consent, CIRI may, not less than ten (10) days after delivery to Lessee of notice stating its intent to do so, obtain such insurance, in which case Lessee shall reimburse CIRI for the cost of such insurance within thirty (30) days after receipt of a statement stating the cost of such insurance plus interest at the lesser of the Federal Funds Rate as adjusted periodically by the U.S. Federal Reserve Open

Market Committee, plus five percent (5%), or the maximum interest rate allowed by law, calculated from the date CIRI obtained such insurance to the date of Lessee's reimbursement.

**Periodic Adjustments to Coverage**

Upon this Lease entering into any extension of or beyond its original primary term, and every five years thereafter, CIRI may make reasonable adjustments to the coverage limits required in this Schedule. If Lessee considers the adjustments unreasonable, CIRI and Lessee shall meet and enter into good faith discussions. Pursuant to such discussions, CIRI and Lessee shall mutually and reasonably agree upon the adjusted coverage limits that shall be substituted for the coverage limits required pursuant to Sections A through G.